Exhibit 10.1

PUBLISHED DEAL CUSIP NO. 12008TAC7

PUBLISHED FACILITY CUSIP NO. 12008TAD5

CREDIT AGREEMENT

dated as of

May 29, 2013

among

Builders FirstSource, Inc.,

as Parent Borrower,

the Restricted Subsidiaries of the Parent Borrower,

from time to time parties hereto,

as Additional Borrowers,

THE LENDING INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

SUNTRUST BANK,

as Administrative Agent, Swing Line Lender and an LC Issuer

and

CITIBANK, N.A.

as Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION

and

RBS CITIZENS, N.A.

as Co-Documentation Agents

and

SUNTRUST ROBINSON HUMPHREY, INC., CITIGROUP GLOBAL MARKETS, INC.,

KEYBANK NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC and RBS CITIZENS,

NATIONAL ASSOCIATION,

as Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

Schedule A	Excluded Asset Sales
Schedule 1	Commitments
Schedule 2	Restricted and Unrestricted Subsidiaries
Schedule 3	Subsidiary Guarantors
Schedule 4	EBITDA Adjustments
Schedule 1.01	Permitted Inventory Locations
Schedule 2.05	Existing Letters of Credit
Schedule 5.11	Real Property
Schedule 5.18	Subsidiaries
Schedule 6.14	Post-Closing Obligations
Schedule 7.02	Liens
Schedule 7.03	Indebtedness
Schedule 7.04	Investments
Schedule 7.07	Contractual Obligations
Schedule 7.08	Transactions with Affiliates
Schedule 11.05	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C	Form of Guaranty
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Assignment Agreement
Exhibit H-1	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-1	Form of ABL/Bond Intercreditor Agreement
Exhibit J	Form of Intercompany Note
Exhibit K	Form of Additional Borrower Agreement
Exhibit L	Form of Secured Hedge Designation Agreement
Exhibit M	Form of Borrowing Base Certificate

This CREDIT AGREEMENT is entered into as of May 29, 2013 among the following: (i) BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Parent Borrower” and collectively with any Additional Borrowers from time to time party hereto, the “Borrowers”); (ii) the LENDERS from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (iii) SUNTRUST BANK, as the administrative agent (the “Administrative Agent”), as the Collateral Agent (as hereinafter defined), as the Swing Line Lender (as hereinafter defined), and as an as LC Issuer (as hereinafter defined); (iv) CITIBANK, N.A., as syndication agent (the “Syndication Agent”); (v) KEYBANK NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION and RBS CITIZENS, N.A. (the “Co-Documentation Agents”) and (vii) SUNTRUST ROBINSON HUMPHREY, INC., CITIGROUP GLOBAL MARKETS, INC., KEYBANK NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC and RBS CITIZENS, NATIONAL ASSOCIATION, as lead arrangers and joint bookrunners (the “Arrangers”).

PRELIMINARY STATEMENTS:

(1) The Borrowers have requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrowers to (a) consummate the Closing Date Refinancing, (b) pay fees and expenses incurred in connection with the transactions described herein and (c) provide working capital, funds for other general corporate purposes and to finance other transactions permitted by this Agreement.

(2) Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrowers the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“ABL Collateral” means all the “ABL First Lien Collateral” as defined in the ABL/Bond Intercreditor Agreement.

“ABL/Bond Intercreditor Agreement” means the ABL/Bond Intercreditor Agreement in substantially the form of Exhibit I-1 dated as of the Closing Date, among the Collateral Agent, Wilmington Trust, National Association and the Credit Parties, and each additional representative party thereto from time to time, with such modifications thereto as the Administrative Agent and/or Collateral Agent and the Parent Borrower may reasonably agree.

“Account” has the meaning specified in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition” means any transaction or series of related transactions resulting in (i) the acquisition by the Parent Borrower or any Restricted Subsidiary of all or substantially all of the assets of any Person, or any line of business or division of any Person, (ii) the acquisition or ownership by the Parent Borrower or any Restricted Subsidiary of in excess of 50% of the Capital Stock of any Person such that such Person becomes a Restricted Subsidiary, or (iii) the acquisition by the Parent Borrower or any Restricted Subsidiary of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Additional Borrower” means any Person who shall from time to time become a party to this Agreement as a “Borrower” hereunder upon the execution and delivery of an Additional Borrower Agreement.

“Additional Borrower Agreement” means the Additional Borrower Agreement substantially in the form of Exhibit K hereto.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender at such time and provides any portion of any Revolving Commitment Increase in accordance with Section 2.18.

“Additional Security Document” has the meaning provided in Section 6.10(a).

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the British Bankers Association LIBO Rate (“BBA LIBOR”) as published by Bloomberg (or other commercially available sources providing quotations of BBA LIBOR as determined by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in the applicable currency in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two (2) Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

“Adjustment Date” means the date that is the first day of the first month following receipt by the Lenders of the Borrowing Base Certificate required to be delivered pursuant to Section 6.01(f), for the last month of the most recently completed fiscal quarter of the Parent Borrower.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time and (ii) the principal amount of Swing Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the LC Outstandings at such time.

“Agreement” means this Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Anti-Terrorism Law” means the Patriot Act or any other law pertaining to the prevention of future acts of terrorism in any applicable jurisdiction, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” means, with respect to Initial Revolving Commitments, a percentage per annum equal to:

(a) immediately following the Closing Date, until the first Adjustment Date, 0.500%; and

(b) thereafter, the following percentages per annum, based upon the Average Revolving Loan Utilization as of the most recent Adjustment Date:

Category	Average Revolving Loan Utilization	Applicable Commitment Fee Rate
1	Less than 33- 1/3%	0.500%
2	Greater than or equal to 33- 1/3% but less than 66- 2/3%	0.375%
3	Greater than or equal to 66- 2/3%	0.250%

The Applicable Commitment Fee Rate shall be adjusted quarterly on each Adjustment Date based upon the Average Revolving Loan Utilization in accordance with the table above.

In the event that the Administrative Agent determines that the Average Revolving Loan Utilization on the applicable Adjustment Date was incorrect or inaccurate (regardless of whether this

Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a (x) higher or (y) lower Applicable Commitment Fee Rate for any applicable period than the Applicable Commitment Fee Rate applied for such applicable period, then (a) the Applicable Commitment Fee Rate shall be determined as if the pricing level for such higher Applicable Commitment Fee Rate were applicable for such applicable period, and (b) only in the case of clause (x) hereof, the Parent Borrower shall within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such applicable period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.11(c) and Section 8.01.

“Applicable Percentage” means, with respect to any Lender holding Revolving Commitments, the percentage of the Total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Revolving Loan Margin” means, with respect to Initial Revolving Loans, for any day, with respect to any Base Rate Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Margin” or “Eurodollar Margin”, as the case may be, based upon the Average Excess Availability as of the most recent Adjustment Date:

(a) immediately following the Closing Date, until the first Adjustment Date, 1.75% in respect of any Eurodollar Loan and 0.75% in respect of any Base Rate Loan; and

(b) thereafter, the following percentages per annum, based upon the Average Excess Availability as of the most recent Adjustment Date:

Category	Average Excess Availability	Base Rate Margin	Eurodollar Margin
1	Average Excess Availability less than 33- 1/3% of the Maximum Borrowing Amount	1.25%	2.25%
2	Average Excess Availability greater than or equal to 33- 1/3% of the Maximum Borrowing Amount, but less than 66- 2/3% of the Maximum Borrowing Amount	1.00%	2.00%
3	Average Excess Availability greater than or equal to 66- 2/3% of the Maximum Borrowing Amount	0.75%	1.75%

Any increase or decrease in the Applicable Revolving Loan Margin shall be made quarterly on a prospective basis on each Adjustment Date based upon the Average Excess Availability in accordance with the table above; provided that (i) if a Specified Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Revolving Loan Margin would otherwise be implemented, then no such reduction shall be implemented until the date on which such Specified Event of Default shall no longer be continuing and (ii) if any Borrowing Base Certificate delivered pursuant to this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Revolving Loan Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, Applicable Revolving Loan Margin due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and then shall be due and payable within three (3) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Approved Bank” has the meaning provided in subsection (ii) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning provided in the first paragraph of this Agreement.

“Asset Sale” means, with respect to any Person, the non-ordinary course sale, lease (which results in the permanent disposition of the subject property), transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets; provided that the term Asset Sale shall specifically exclude, without limitation, (i) the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05; (ii) the making of any Investment that is permitted to be made, and is made, pursuant to Section 7.04; (iii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business to the Parent Borrower; (iv) the lease, assignment, sub-lease, license or sub-license of any real property (other than a Sale and Lease-Back Transaction), (v) the unwinding of any Hedge Agreement, (vi) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law, (vii) the actual or constructive loss of any property or the use thereof resulting from any Event of Loss, (viii) any disposition of cash or Cash Equivalents, (ix) dispositions of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements and (x) certain Asset Sales set forth on Schedule A.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Authorized Officer” means, with respect to any Person, any of the following officers: the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Chief Accounting Officer, any Senior Vice President, the Controller, the Secretary or such other Person as is authorized in writing by the Parent Borrower to act on behalf of such Person and is reasonably acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Parent Borrower.

“Available Equity Amount” means, as of any date of determination, an amount, not less than zero, equal to (a) the aggregate amount of Net Cash Proceeds received by the Parent Borrower after the Closing Date from the issuance of Capital Stock of the Parent Borrower (other than Disqualified Equity Interests) or cash capital contributions to the Parent Borrower (other than Specified Equity Contributions and other capital contributions of the type described in Section 7.03 (z)), plus (b) the Net Cash Proceeds of Indebtedness and Disqualified Equity Interests of the Parent Borrower, in each case, issued after the Closing Date, which have been exchanged or converted into Qualified Equity of Parent Borrower or the direct or indirect parent of Parent Borrower (other than Specified Equity Contributions and other capital contributions of the type described in Section 7.03 (z)), plus (c) the Net Cash Proceeds of sales of

Investments made with the Available Equity Amount, plus (d) returns, profits, distributions and similar amounts received in cash or Cash Equivalents on Investments made with the Available Equity Amount, plus (e) the Investments of Parent Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into Parent Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to Parent Borrower or any of its Restricted Subsidiaries, minus the sum of all prior Investments made pursuant to Section 7.04(m)(iii), Restricted Payments made pursuant to Section 7.05(f)(ii) and Restricted Payments made pursuant to Section 7.05(i)(ii).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect impediments to the Administrative Agent’s realizing upon the Collateral consisting of Borrowing Base Assets included in the Borrowing Base or (b) to reflect claims and liabilities that the Administrative Agent believes will need to be satisfied in connection with such realization upon the Collateral consisting of Borrowing Base Assets included in the Borrowing Base.

“Average Excess Availability” means, (i) at any Adjustment Date, the average daily Excess Availability for the fiscal quarter immediately preceding such Adjustment Date or (ii) on any date that is not an Adjustment Date, the Average Excess Availability on the immediately preceding Adjustment Date.

“Average Revolving Loan Utilization” means, as of any Adjustment Date, the average daily Aggregate Revolving Facility Exposure for the fiscal quarter immediately preceding such Adjustment Date (or, if less, the period from the Closing Date to such Adjustment Date), divided by the aggregate Revolving Commitments in effect at such time.

“Bankruptcy Code” means, Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time; (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for Eurodollar Loans denominated in Dollars for a one-month Interest Period as announced on such day (or, if such day is not a Business Day as defined in clause (b) of the definition of “Business Day”) the immediately preceding day that would be a Business Day) plus 1.00%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“BBA LIBOR” means, as such term is defined in the definition of “Adjusted Eurodollar Rate.”

“Blocked Account Agreement” has the meaning assigned to such term in Section 2.21(a).

“Blocked Accounts” has the meaning assigned to such term in Section 2.21(a).

“Bond Collateral” means all the “Bond Collateral” as defined in the ABL/Bond Intercreditor Agreement.

“Borrowers” has the meaning provided in the first paragraph of this Agreement. “Borrower” shall also include any “Successor Borrower.”

“Borrowing” means a Revolving Borrowing or the incurrence of a Swing Loan.

“Borrowing Base” means (i) 85% of the Value of Eligible Receivables, plus (ii) 90% of the Net Orderly Liquidation Value of Eligible Inventory, plus (iii) 90% of the face amount of Eligible Credit Card Receivables, plus (iv) an amount equal to the lesser of: (x) $7,000,000 or (y) 85% of the Value of Eligible Unbilled Receivables, plus (v) an amount equal to the lesser of: (x) $7,000,000 or (y) 65% of the Value of Eligible Billings minus (vi) without duplication, the amount of all Reserves as the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish or modify in accordance with the provisions of Section 2.22; provided that in no event shall the net aggregate amounts set forth in clauses (i) through (vi) attributable to Inventory or Receivables acquired pursuant to the purchase or other acquisition of property and assets or Acquired Entity or Business that is not subject to a completed Collateral Review conducted by or on behalf of the Administrative Agent exceed $17,500,000; provided, further, that the Parent Borrower, in its sole discretion, may request that the Administrative Agent undertake a Collateral Review at the Parent Borrower’s expense solely in respect of such acquired Inventory or Receivables and, upon such request, the Administrative Agent shall commence such Collateral Review in respect of such acquired Inventory or Receivables within 30 days (it being understood that any such requested Collateral Review shall not reduce the number of Collateral Reviews otherwise permitted by, or the expenses which are otherwise reimbursable pursuant to, Section 6.02(b)); provided, still further, that in no event shall the sum of the aggregate amounts set forth in clauses (iv) and (v) exceed $10,000,000. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01 and adjusted by the Administrative Agent in accordance with Section 2.22 based upon additional information, if any, received after the date of delivery of any such Borrowing Base Certificate.

“Borrowing Base Assets” means any Borrower’s Inventory and Receivables and other assets directly related thereto, including documents, instruments, general intangibles, deposit accounts and the proceeds of all of the same.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer, in substantially the form of Exhibit M or another form which is acceptable to the Administrative Agent in its reasonable discretion.

“Business Day” means, (a) any day other than Saturday, Sunday and any other day on which commercial banks in New York or Atlanta are authorized or required by law to close and (b) any day on which dealings in deposits in Dollars are carried on in the London interbank eurodollar market.

“Calculation Date” means (a) with respect to any Revolving Loan or Swing Loan, each of the following: (i) each date of a Borrowing of a Revolving Loan or Swing Loan, (ii) each date of a continuation or conversion of a Revolving Loan, (iii) the last Business Day of each fiscal quarter and (iv) such additional dates as the Administrative Agent shall reasonably determine or the Required Revolving Lenders or Swing Line Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (iii) each date of any payment by the applicable LC Issuer under any Letter of Credit.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other Consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Capital Stock of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Capital Stock.

“Capital Expenditures” means with respect to the Credit Parties for any period, all expenditures that would be reflected as capital expenditures on a Consolidated statement of cash flows of the Lead Borrower and its Restricted Subsidiaries for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include, without duplication, (i) any additions to property and equipment and other capital expenditures made with the proceeds of any equity securities issued or capital contributions received by any Credit Party or any Subsidiary (other than Specified Equity Contributions or Disqualified Equity Interests), (ii) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired, or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iv) any Consideration payable with respect to any Permitted Acquisitions or other Investment, (v) the purchase of property, plant or equipment to the extent financed with the proceeds of any dispositions of assets or property not prohibited hereunder, (vi) expenditures that are accounted for as capital expenditures by the Parent Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Parent Borrower or any Restricted Subsidiary or Affiliate thereof, to the extent neither the Parent Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vii) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Credit Parties in cash by a third party (including landlords) during such period of calculation, (viii) the book value of any asset owned by the Parent Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (ix) the purchase price of equipment purchased during such period to the extent the consideration consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business and (x) any other capital expenditures that are financed with the proceeds of Indebtedness (other than Revolving Loans) or net cash proceeds of any disposition of assets, any casualty event, any incurrence or issuance of Indebtedness or any issuance of Capital Stock (other than Disqualified Equity Interests or Specified Equity Contributions).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Capitalized Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capitalized lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capitalized Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capitalized lease obligations” on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to deposit in an account subject to a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for Obligations relating to Letters of Credit or obligations of Lenders to fund participations in respect of such Obligations, as applicable, cash in an amount equal to 103% of such Obligations or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer.

“Cash Equivalents” means any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government having maturities of not more than one year from the date of acquisition;

(ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank, an “Approved Bank”);

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six (6) months after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank covering securities described in clause (i) above;

(v) repurchase obligations of any Person satisfying the requirements of clause (ii) of this definition or that has commercial paper outstanding that satisfies the requirements of clause (iii) of this definition, or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baa1 or better by Moody’s, having a term of not more than one year, with respect to securities issued or fully guaranteed or insured by the United States;

(vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or Baa1 by Moody’s;

(vii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any Person satisfying the requirements of clause (ii) of this definition or that has outstanding commercial paper satisfying the requirements of clause (iii) of this definition or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baa1 or better by Moody’s;

(viii) short-term tax-exempt securities rated not lower than MIG -1/1+ by either Moody’s or S&P with provisions for liquidity or maturity accommodations of twelve (12) months or less;

(ix) investments in money market funds 95% of the assets of which are comprised of securities of the types described in clauses (i) through (viii) above;

(x) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(xi) investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(xii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii); and

(xiii) marketable money market funds that are rated AAA- by S&P and Aaa3 by Moody’s, in each case maturing within twelve (12) months after the date of creation thereof.

“Cash Interest Expense” means with respect to the Parent Borrower and its Restricted Subsidiaries for any Testing Period, Consolidated Interest Expense for such period, minus, in each case, to the extent included in Consolidated Interest Expense for such period and without duplication (a) pay in kind or other non-cash interest expense, including as a result of the effects of purchase accounting, (b) any debt discounts, one-time financing fees or the amortization thereof, including such fees paid in connection with the Transactions, any amendment, consent or waiver to the Loan Documents, any Indebtedness not otherwise prohibited under this Agreement, or any amendment to such Indebtedness (in each case, to the extent included in Consolidated Interest Expense for such period), (c) fees in respect of Hedge Agreements for interest rates, (d) non-cash interest expense attributable to the movement of mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, (e) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (f) any costs associated with payment premiums, breakage costs, make-whole fees or similar costs or expenses payable in connection with any refinancing, repurchase, repayment or other satisfaction of Indebtedness (including any such costs relating to the Closing Date Refinancing) and (g) any costs associated with mark-to-market adjustments in respect of warrants for the Capital Stock of the Parent Borrower or any Parent Entity. Notwithstanding the foregoing, for any amount of Consolidated Interest Expense that represents an accrual for cash payments in any future period, such amount shall be included as Cash Interest Expense for such period when paid.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” means any Person that, either at the time it enters into a Cash Management Agreement or at any time after it enters into a Cash Management Agreement, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, credit and debit cards, purchase card, electronic funds transfer, deposit and other accounts and merchant services.

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by any Credit Party from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received by any Credit Party in connection with such Event of Loss.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq. and the regulations promulgated thereunder.

“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act), other than any of the Permitted Holders or any successor holding or parent company, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of more than 50% of the Capital Stock of Parent Borrower entitled to vote in the election of the board of directors of Parent Borrower; or (b) any “change of control” shall occur under the Secured Notes Indenture or any other Indebtedness for borrowed money that constitutes Material Indebtedness of Parent Borrower and/or its Restricted Subsidiaries (but only to the extent that such event would not otherwise constitute a default or event of default under the terms of such Indebtedness).

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or LC Issuer (or, for purposes of Section 3.03, by any lending office of such Lender or by such Lender’s or LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that requests, rules, regulations, guidelines or directives enacted or promulgated under the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor authority) shall be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued but only to the extent such requests, rules, regulations, guidelines or directives are applied to the Parent Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including for purposes of Section 3.01.

“Charges” has the meaning provided in Section 11.23.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are, Extended Revolving Credit Loans (of the same Extension Series), Incremental Revolving Loans (of a Class), Initial Revolving Loans, Swing Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Extended Revolving Credit Commitment (of the same Extension Series), an Revolving Commitment Increase (of a Class), Swing Line Commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to the applicable Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of five (5) Classes of revolving credit facilities under this agreement.

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means May 29, 2013.

“Closing Date Refinancing” means the refinancing, repayment or repurchase of all existing third party Indebtedness for borrowed money of Parent Borrower and its Restricted Subsidiaries immediately after the making of the Loans on the Closing Date, other than Indebtedness permitted by Section 7.03, together with the payment of all accrued interest, all payment premiums and all other amounts due and payable with respect thereto, and the termination of the commitments in respect of such Indebtedness, and the release of all Liens securing payment of any such Indebtedness, other than Liens permitted by Section 7.02, and the delivery to the Administrative Agent of all payoff and release letters, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” has the meaning assigned to such term in the first paragraph to this Agreement.

“Collateral” means any and all assets on which a Lien is granted or purported to be granted pursuant to any Security Document to secure any or all of the Obligations. For the avoidance of doubt, Collateral shall not include any Excluded Real Property or any other Excluded Collateral.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Account” means one or more deposit accounts or securities accounts under the control of any applicable trustee or collateral agent holding only the proceeds of any sale or disposition of the ABL Collateral or Secured Notes Collateral, as applicable.

“Collateral Agent” means SunTrust Bank, in its capacity as collateral agent, security trustee or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral Review” means, as the case may be, an Inventory appraisal or a field examination; provided that for the avoidance of doubt, one Inventory appraisal and one field examination shall constitute two Collateral Reviews.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services.

“Commitment” means with respect to each Lender, (i) its Revolving Commitment, (ii) Extended Revolving Credit Commitment, or (iii) its Revolving Commitment Increase.

“Commitment Fees” has the meaning provided in Section 2.13(a).

“Commitment Increase Notice” has the meaning provided in Section 2.18(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Parent Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Parent Borrower and its Subsidiaries.

“Commodity Exchange Act” means that the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning provided in Section 9.15(a).

“Competitor” means any corporate competitor of the Parent Borrower or any of its Restricted Subsidiaries operating in the same or a related line of business as the Parent Borrower and any Affiliate, in each case solely to the extent disclosed to the Administrative Agent in writing from time to time.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Compliance Date” means any date that is the last day of a fiscal quarter of the Parent Borrower.

“Confidential Information” has the meaning provided in Section 11.15(b).

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete.

“Consolidated Depreciation and Amortization Expense” means, for any Testing Period, all depreciation and amortization expenses of the Parent Borrower and its Restricted Subsidiaries and amortization of capitalized software expenditures, all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any Testing Period, Consolidated Net Income for such period, plus (without duplication), in each case, to the extent deducted in the calculation of Consolidated Net Income:

(a) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) Consolidated Depreciation and Amortization Expense

(b) any non-cash charges or losses including (i) any write-offs or write-downs reducing Consolidated Net Income for such period, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method, (v) charges for facilities closed prior to the applicable lease expiration and (vi) contingent consideration charges associated with acquisitions after the initial 12-month period of purchase accounting (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); provided that, any non-cash charges or losses shall be treated as cash charges or losses in any subsequent Testing Period during which cash disbursements attributable thereto are made;

(c) any extraordinary, unusual, non-recurring or exceptional expenses, losses or charges;

(d) any expenses relating to the Transactions, Permitted Acquisitions (or any other acquisition not otherwise permitted that requires a waiver or consent of the applicable Lenders), Investments, recapitalizations, dispositions, issuances or repayments of indebtedness, issuances of equity securities, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction whether or not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(e) any integration expenses, business optimization expenses, operating improvement expenses and other restructuring charges, accruals or reserves (including retention costs, severance costs, systems development and establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, contract termination costs, expenses attributable to the implementation of cost savings initiatives and professional and consulting fees);

(f) board of directors fees, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued to the extent permitted to be paid or accrued;

(g) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions;

(h) proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Consolidated Net Income);

(i) any loss (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations;

(j) any loss (including all reasonable fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as Parent Borrower determines are reasonable and are factually supportable and set forth in a certificate signed by a Financial Officer, in each case, that occurred during the Testing Period;

(k) any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments;”

(l) to the extent not included above, certain adjustments consistent with the financial model delivered to the Administrative Agent and set forth on Schedule 4 hereto;

(m) minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back in such period to Consolidated Net Income);

(n) any costs or expenses incurred by the Parent Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Parent Borrower or net cash proceeds of an issuance of Capital Stock of the Parent Borrower (other than Disqualified Equity Interests); and

(o) the amount of expenses relating to payments made to holders of options with respect to the Capital Stock of the Parent Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, but only to the extent such distributions to shareholders are permitted hereunder;

minus (without duplication), in each case, to the extent included in the calculation of Consolidated Net Income:

(p) non-cash gains or income; provided that any non-cash gains or income shall be treated as cash gains or income in any subsequent period during which cash disbursements attributable thereto are made

(q) any extraordinary, or non-recurring income or gain;

(r) any gain (including all fees and expenses or income relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as determined in good faith by a Financial Officer;

(s) any gain or income from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations;

in each case, as determined on a consolidated basis for the Parent Borrower and the Restricted Subsidiaries in accordance with GAAP.

For the avoidance of doubt:

(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Parent Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Parent Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period and (B) an adjustment in respect of each Acquired Entity or Business and Converted Restricted Subsidiary equal to the amount of the Pro Forma Effect with respect to such Acquired Entity or Business Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition), and

(ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Parent Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case, based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period.

“Consolidated Income Tax Expense” means, for any Testing Period, all provisions for taxes based on the net income, profits or capital, including federal, provincial, territorial, foreign, state, franchise and excise and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds and any penalties and interest related to such taxes), in each case, of the Parent Borrower or any of its Restricted Subsidiaries (including any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a Financial Officer.

“Consolidated Interest Expense” means with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for any Testing Period, interest expense in accordance with GAAP, adjusted, to the extent not included, to include (a) interest income; (b) interest expense attributable to Capitalized Leases; (c) gains and losses on hedging or other derivatives to hedge interest rate risk; (d) fees and costs related to letters of credit, bankers’ acceptance financing, surety bonds and similar financings; (e) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses, (f) any costs associated with payment premiums, breakage costs, make-whole fees or other similar costs or expenses payable in connection with any refinancing, repurchase, repayment or other satisfaction of Indebtedness), including any such costs relating to the Closing Date Refinancing), and (g) any costs associated with mark-to-market adjustments in respect of warrants for the Capital Stock of the Parent Borrower.

“Consolidated Net Income” means for any Testing Period, the net income (or loss) of any Person on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding without duplication:

(a) any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;

(b) (i) the net income of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the net income shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (a);

(c) the cumulative effect of a change in accounting principles during such period to the extent included in net income;

(d) any increase in amortization or depreciation or any one-time non-cash charges or other effects resulting from purchase accounting in connection with the Transactions or any acquisition consummated after the Closing Date;

(e) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, which, without limiting the foregoing, shall include any impairment charges resulting from the application of Financial Accounting Standards Board Statements No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141;

(f) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its Restricted Subsidiaries; and

(g) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment permitted hereunder or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01 Financials or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01 Financials, the pro forma financial statements delivered pursuant to Section 4.01(j).

“Consolidated Working Capital” means current assets (excluding cash and Cash Equivalents), minus current liabilities (including deferred revenue but excluding, without duplication, (i) the current portion of any Total Funded Debt and (ii) the current portion of interest, (iii) the current portion of current and deferred income taxes and (iv) deferred revenue arising from cash receipts that are earmarked for specific projects), all as determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.12.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Controlled Investment Affiliate” means any fund or investment vehicle (i) organized by any Sponsor for the purpose of making investments in one or more Persons, (ii) controlled by any Sponsor and (iii) which has the same principal advisor or general partner as any Sponsor.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Corrective Extension Amendment” has the meaning provided in Section 2.19(f).

“Cost” means the cost of purchase of Inventory determined according to the accounting policies used in the preparation of the Parent Borrower’s audited financial statements.

“Credit Event” means the making of any Borrowing (but excluding any Conversion or Continuation), any LC Issuance or the increase in the Stated Amount of, a Letter of Credit.

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to the Borrowers, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (ii) the Swing Line Lender shall make Swing Loans to the Borrowers under the Swing Line Facility pursuant to the Swing Line Commitment, (iii) any Lender and/or Additional Lender shall make loans and/or provide commitments under any Revolving Commitment Increase pursuant to Section 2.18, (iv) any Extending Lender shall make loans and/or provide commitments under any Extended Revolving Credit Facility in accordance with Section 2.19, and (v) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time and (ii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time.

“Credit Party” means the Parent Borrower or any Subsidiary Guarantor.

“Customary Intercreditor Agreement” means, (a) to the extent executed in connection with the incurrence, issuance or other obtaining of secured Indebtedness, the Liens on the Collateral securing which are intended to rank equal or senior in priority (in the case of Bond Collateral) and junior in priority (in the case of ABL Collateral) to the Liens on the Collateral securing the Obligations, at the option of the Parent Borrower, either (i) any intercreditor agreement substantially in the form of the ABL/Bond Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Parent Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal or senior, as the case may be, in priority (in the case of Bond Collateral) and junior in priority (in the case of the ABL Collateral) to the Liens on the Collateral securing the Obligations, and (b) to the extent executed in connection with the incurrence, issuance or other obtaining of secured Indebtedness, the Liens on the Collateral securing which are intended to rank junior in priority to all Liens on Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to all Liens on Collateral securing the Obligations.

“DDA” means any checking or other demand deposit account maintained by the Credit Parties.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on the Required Lenders’ good faith determination, that a condition precedent to funding (which condition precedent, together with any applicable defaults, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Parent Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2.00% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.11(a)(i) or Section 2.11(b), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2.00% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.11(a)(i).

“Designated Account” has the meaning provided in Section 2.21(d).

“Designated Hedge Agreement” means any Hedge Agreement to which the Parent Borrower or another Credit Party is a party and as to which a Lender, an Agent or any of their Affiliates (or any Person that was a Lender, an Agent or an Affiliate of a Lender or Agent at the time such Hedge Agreement was entered into) is a counterparty that, pursuant to a Secured Hedge Designation Agreement signed by the Parent Borrower and acknowledged by the Administrative Agent, has been designated as a Designated Hedge Agreement (it being understood that failure by the Administrative Agent to acknowledge the Secured Hedge Designation Agreement does not invalidate the designation contained therein).

“Designated Hedge Creditor” means each Person that participates as a counterparty to any Designated Hedge Agreement.

“Designated Hedge Reserves” means Obligations in respect of any Designated Secured Hedge Agreement, up to the Designated Hedge Termination Value thereunder, as specified by the applicable Designated Hedge Creditor and the Parent Borrower in a Borrowing Base Certificate delivered to Administrative Agent pursuant to Section 6.01(f), which amount may be adjusted with respect to any existing Designated Hedge Agreement at any time by written notice from such Designated Hedge Creditor and the Parent Borrower to the Administrative Agent, as the same may be further adjusted by the Administrative Agent in the exercise of its Permitted Discretion.

“Designated Hedge Termination Value” means, in respect of any one or more Designated Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Designated Hedge Agreements, (a) for any date on or after the date such Designated Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Designated Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Designated Hedge Agreements (which may include a Lender, an Agent or any Affiliate of a Lender or an Agent).

“Designated Non-Cash Consideration” means the non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate, setting forth the basis of such valuation, executed by an Authorized Officer, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of, or collection on, such Designated Non-Cash Consideration.

“Dilution Reserve” means an amount equal to the excess of (i) the non-cash reductions to the Borrowers’ Receivables (including, for purposes of clarity, Eligible Unbilled Receivables and Eligible Billings) (on a combined basis) during a 12-month period prior to the date of determination as established by the Borrowers’ records or by a field examination conducted by the Administrative Agent’s employees or representatives, expressed as a percentage of the Borrowers’ average gross sales (on a combined basis) during the same period over (ii) 5.00%, multiplied by an amount equal to Eligible Receivables as of the date of determination.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its respective Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disqualified Equity Interests” means any Capital Stock that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to ninety-one (91) days after the Latest Maturity Date hereunder, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof or as a result of a change of control or asset sale) for (i) debt securities or other Indebtedness or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to ninety-one (91) days after the Latest Maturity Date hereunder, (c) contains any repurchase obligation (other than as a result of a change of control or asset sale) that may come into effect prior to payment in full of all Obligations and (d) requires cash dividend payments prior to ninety-one (91) days after the Latest Maturity Date hereunder; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Parent Borrower (or any Parent Entity thereof) or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Parent Borrower (or any Parent Entity thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any right to receive any cash upon the occurrence of a change of control or asset sale shall be contingent upon the Obligations being irrevocably paid in full (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations and indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized).

“Disqualified Institution” means, collectively, (a) any bank, financial institution, institutional lender, investor or fund that has been specified in writing by the Parent Borrower (i) at any time on or prior to the Closing Date or (ii) to the extent reasonably acceptable to the Administrative Agent, after the Closing Date, and so long as no Event of Default shall have occurred and be continuing, (b) any Competitor or (c) any Person primarily engaged as principals in private equity or venture capital other than their affiliated debt funds; provided, however, no such designation after the Closing Date shall be effective to retroactively disqualify a Lender.

“Document” has the meaning assigned to such term in Article 9 of the UCC.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Eligible Assignee” means (i) a Lender, (y) an Affiliate of a Lender and (z) an Approved Fund and (ii) any other Person (other than a natural Person) approved by (A) the Administrative Agent (each such approval not to be unreasonably withheld or delayed), (B) each LC Issuer and the Swing Line Lender (each such approval not to be unreasonably withheld or delayed), and (C) unless a Specified Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, Eligible Assignee shall not include any Disqualified Institution or any Borrower.

“Eligible Billings” means a Receivable created by a Borrower, including any Receivable relating to any progress billing or retainage invoice, that satisfies each of the criteria contained in the definition of Eligible Receivable other than clauses (i) or (m) of such definition; provided, that, in the case of a Receivable relating to a progress billing, such Receivable also satisfies the following criteria as: (a) such Receivable is not unpaid more than thirty (30) days after the date of the original invoice for them and (b) such Receivable either (i) arises from a short term contract (which for this purpose shall mean a contract which will be fully performed by such Borrower within sixty (60) days of the first date on which performance by such Borrower was commenced under such contract) or (ii) arises from the final invoice with respect to a contract.

“Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to a Borrower from VISA, MasterCard, American Express, Diners Club and DiscoverCard (or other major credit card processors reasonably acceptable to the Administrative Agent) as arise in the ordinary course of business and which have been earned by performance, that, unless otherwise approved by the Administrative Agent in its Permitted Discretion, meet all of the following requirements:

(a) such Account has not been outstanding for more than five (5) Business Days from the date of sale or for such longer period as may be approved by the Administrative Agent;

(b) a Borrower has good, valid and marketable title to such Receivable;

(c) such Receivable is not subject to any other Lien other than Liens permitted by Section 7.02 so long as such Liens do not have priority over the Lien of the Administrative Agent and are junior to the Lien of the Administrative Agent; and

(d) such Receivable is not disputed, or with respect to which no claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed to violate this clause).

“Eligible In-Transit Inventory” means Inventory owned by a Borrower that would meet the requirements included in the definition of Eligible Inventory if it were not in transit from a foreign location to a location of such Borrower within the United States. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory if it (a) is not subject to a document of title showing the applicable Borrower as consignee (except as otherwise agreed by the Administrative Agent) and as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a customs broker agreement); (b) is not insured in accordance with the provisions of this Agreement and the other Loan Documents, including marine cargo insurance (if applicable); (c) has not been identified to the applicable sales contract and title has passed to the applicable Borrower; (d) is sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (e) is not subject to customary purchase orders and other sale documentation consistent with such Borrower’s ordinary course of dealing; (f) is shipped by a common carrier that is affiliated with the vendor; (g) is not being handled by a customs broker, freight-forwarder or other handler that has delivered a lien waiver letter or agreement or (h) has not been paid for or is not covered by insurance in form, substance, an amount and by an insurer, satisfactory to the Administrative Agent in its Permitted Discretion.

“Eligible Inventory” means (1) Eligible Letter of Credit Inventory and Eligible In-Transit Inventory and (2) items of Inventory , in the case of clause (2) hereof, unless otherwise approved by the Administrative Agent in its Permitted Discretion, except for Inventory:

(a) that is damaged or unfit for sale;

(b) that is not of a type held for sale by any of the Borrowers or any Subsidiary Guarantor in the ordinary course of business as being conducted by each such party;

(c) that is not (i) owned by a Borrower or (ii) subject to a perfected Lien in favor of the Administrative Agent or subject to any other Lien (other than Liens permitted by Section 7.02 so long as such Liens do not have priority over the Lien of the Administrative Agent and are junior to the Lien of the Administrative Agent or are otherwise non-consensual Liens arising by operation of law for which no amount is due and owing);

(d) that consists of work-in-progress, display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts not considered for sale in the ordinary course of business;

(e) that does not meet in all material respects all material standards applicable to such goods, their use or sale imposed by any Governmental Authority having regulatory authority over such matters;

(f) that does not comply in all material respects with the representations and warranties respecting Eligible Inventory in the Loan Documents;

(g) that is slow-moving, obsolete or returned (except Inventory that is placed back into stock in the ordinary course of business) or repossessed or used goods taken in trade;

(h) that is placed on consignment;

(i) that is bill and hold Inventory;

(j) that (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) is (i) not located within the United States at one of the Permitted Inventory Locations or (ii) is in transit within the United States from one Permitted Inventory Location to another Permitted Inventory Location for more than ten (10) consecutive Business Days;

(k) is located on premises leased by a Borrower or a Subsidiary Guarantor unless either (i) the applicable lessor has delivered to the Administrative Agent a Collateral Access Agreement for such premises or (ii) an appropriate Rent Reserve for such premises has been established by the Administrative Agent or the Administrative Agent has determined not to establish a Rent Reserve for such premises, in each case in its Permitted Discretion; provided, however, with respect to Inventory located on any given leased premises, such Inventory shall not be subject to the requirements of the foregoing clauses (i) and (ii) if, and only for so long as, the book value of such Inventory at such non-owned premises does not exceed $2,500,000; or

(l) is stored with a bailee, warehouseman, processor or similar Person unless (i) if such Inventory that is subject to a warehouse receipt or negotiable Document, such warehouse receipt or negotiable Document is in the possession of the Administrative Agent, (ii) if such Inventory is located in any third party warehouse or is in the possession of a bailee, such Inventory is evidenced by a Document, and (iii) either (A) the applicable bailee, warehouseman, processor or similar Person has delivered to the Administrative Agent a Collateral Access Agreement with regard to such bailee, warehouseman, processor or similar Person and such other documentation as the Administrative Agent may reasonably require or (B) an appropriate Rent Reserve with regard to such bailee, warehouseman, processor or similar Person has been established by the Administrative Agent or the Administrative Agent has determined not to establish a Rent Reserve with regard to such bailee, warehouseman, processor or similar Person, in each case in its Permitted Discretion; provided, however, with respect to Inventory stored on any given premises, such Inventory shall not be subject to the requirements of the foregoing clause (iii) if, and only for so long as, the book value of such Inventory stored on such premises does not exceed $2,500,000.

With respect to any Inventory that was acquired or originated by any Person acquired after the Closing Date, the Administrative Agent shall use commercially reasonable efforts, at the expense of the Credit Parties, to complete diligence in respect of such Person and such Inventory, within a reasonable time following request of the Parent Borrower.

“Eligible Letter of Credit Inventory” means as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory, (a) the purchase of which is supported by a Commercial Letter of Credit having an expiry within one hundred twenty (120) days of such date of determination, which Commercial Letter of Credit provides for documentary requirements to include a document of title showing the applicable Borrower as consignee (except as otherwise agreed by the Administrative Agent) and as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a customs broker agreement), and (b) which otherwise would meet the requirements included in the definition of Eligible Inventory.

“Eligible Receivables” means Receivables payable in Dollars created and owned by any Borrower in the ordinary course of business, arising out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Receivables made in the Loan Documents and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Receivables shall be calculated net of customer deposits and unapplied cash. Eligible Receivables shall not include the following, unless otherwise approved by the Administrative Agent in its Permitted Discretion:

(a) any Receivable that is past due more than 60 days after its due date, or later than 90 days after the invoice date; provided that in calculating delinquent portions of Receivables, credit balances which are unapplied for more than 60 days shall not reduce the past due portion of the Receivables balance;

(b) any Receivable owing by an Account Debtor from which an aggregate amount of more than 50% of the Receivables owing therefrom are excluded under the foregoing clause (a);

(c) any Receivable that arises out of any transaction with any Credit Party, Excluded Subsidiary, or any Affiliate of any of the foregoing (other than a portfolio company of any of the Sponsors or their Affiliates);

(d) any Receivable with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor (A) is a natural person with a billing address in the United States or Canada, (B) maintains its chief executive office in the United States or Canada, or (C) is organized under the laws of the United States, or any state or subdivision thereof or Canada or any province, territory or subdivision thereof or (ii)(A) the Receivable is supported by an irrevocable letter of credit that has been confirmed by a financial institution reasonably acceptable to the Administrative Agent on terms reasonably acceptable to the Administrative Agent, payable in the full face amount of the face value of the Receivable in Dollars at a place of payment located within the United States and has been duly assigned to the Administrative Agent or (B) the Receivable is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent in its Permitted Discretion;

(e) any Receivable with respect to which the Account Debtor is the government of any country or sovereign state other than the United States or Canada, or of any state, province, municipality or other political subdivision thereof, unless (i) the Receivable is supported by an irrevocable letter of credit satisfactory to the Administrative Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent at a bank located in the United States or (ii) is the Receivable is covered by Receivable is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent in its Permitted Discretion;

(f) any Receivable with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality thereof unless the applicable Borrower has assigned its right to payments of such Receivable so as to comply with the Assignment of Claims Act of 1940, as amended from time to time;

(g) (i) any Receivable with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of such Accounts to the extent of such claim, right of setoff, or dispute, (ii) any Receivable that is subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, and (iii) any Receivable that comprises only service charges or finance charges;

(h) any Receivable that is owed by an Account Debtor that is insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Borrower has received notice of an imminent proceeding related to such Account Debtor being or alleged to be insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor;

(i) any Receivable to the extent that (i) the goods that gave rise to such Receivable were shipped to the Account Debtor on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, or a sale or return basis or on the basis of any other similar understanding other than an absolute sale basis, or such goods have been returned or rejected or (ii) the services that gave rise to such Receivable have not been performed and billed to the Account Debtor;

(j) any Receivable that is owing by an Account Debtor whose then-existing Receivables owing to the Parent Borrower, based on the most recent Borrowing Base Certificate, exceed 15% of the net amount of all Eligible Receivables, but such Receivable shall be ineligible only to the extent of such excess; provided, however, that the amount of Eligible Receivables that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Receivables prior to giving effect to any eliminations based upon the foregoing concentration limit;

(k) any Receivable is evidenced by Chattel Paper or an Instrument of any kind, other than Chattel Paper or Instruments in which the Administrative Agent have been granted a security interest pursuant to the Security Agreement;

(l) any Receivable that is not subject to a perfected Lien in favor of the Administrative Agent (subject only to Liens permitted by Section 7.02 so long as such Liens do not have priority over the Lien of the Administrative Agent and are junior to the Lien of the Administrative Agent or are otherwise non-consensual Liens arising by operation of law for which no amount is due and owing);

(m) any Receivable that consists of retainage invoices, progress billings or other advance billings (such that the obligation of the account debtors with respect to such Receivable is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto); or

(n) any Receivable that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such Receivable, unless such Borrower has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost.

“Eligible Unbilled Receivables” means a Receivable created by a Borrower that satisfy each of the criteria contained in the definition of Eligible Receivables other than clause (m) of such definition; provided, that, such Receivable shall have been billed and invoiced to the applicable Account Debtor within thirty (30) days after the date on which the sale of goods or the rendition of services giving rise to such Receivable occurred.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demand letters, claims, liens, notices of non-compliance or violation or proceedings relating in any way to any Environmental Law or any permit issued any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for cleanup, removal, response, remedial or similar actions pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment, Release or threat of Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to the environment or human health and safety (with respect to exposure to Hazardous Materials).

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guidance or written policy, and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial interpretation thereof, including any judicial order, consent, decree or judgment issued to or rendered against the Parent Borrower or any of its Subsidiaries relating to the (i) protection of the environment; (ii) protection of employee health and safety (to the extent relating to occupational exposure to hazardous or toxic substances); or (iii) generation, handling, storage, use, transport, release or spillage of any hazardous or toxic substances (including, without limitation, any waste) including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to hazardous or toxic substances); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with a Credit Party or a Subsidiary of a Credit Party, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Single-Employer Plan; (ii) the institution of any steps by a Credit Party or any ERISA Affiliate, the PBGC or any other Person to terminate any Single-Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single-Employer Plan; (iii) the institution of any steps by a Credit Party or any ERISA Affiliate to withdraw in a complete or partial withdrawal from any Multi-Employer Plan or Multiple Employer Plan or written notification of a Credit Party or any ERISA Affiliate concerning the imposition of withdrawal liability; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code in connection with any Plan; (v) the cessation of operations at a facility of a Credit Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) with respect to a Single-Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single-Employer Plan; (vii) the conditions for imposition of a lien under Section 430(k) of the Code or 303(k) of ERISA shall have been met with respect to a Single-Employer Plan; (viii) a determination that a Single-Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan or written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Excess Availability” means, at any time, an amount equal to (a) the sum of (x) the Maximum Borrowing Amount at such time and (y) the aggregate amount of cash and Cash Equivalents of the Credit Parties held in Qualified Accounts or Collateral Accounts at such time, minus (b) the Aggregate Revolving Facility Exposure.

“Exchange Rate”, for a currency (other than U.S. Dollars) means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the exchange rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“Excluded Accounts” has the meaning provided in Section 2.21(d).

“Excluded CFC” has the meaning provided in the definition of “Excluded Subsidiary.”

“Excluded Collateral” has the meaning provided in any Security Document.

“Excluded Real Property” means (a) any fee-owned real property with a purchase price (in the case of real property acquired after the Closing Date) or Fair Market Value (in the case of real property owned as of the Closing Date, with Fair Market Value determined as of the Closing Date) of less than $3,500,000 individually, (b) any real property that is subject to a Lien permitted by Sections 7.02(c), (d), (g) or (o), (c) any real property with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Parent Borrower) the cost (including as a result of adverse tax consequences) of providing a Mortgage shall be excessive in view of the benefits to be obtained by the Lenders, (d) any real property to the extent providing a mortgage on such real property would (i) be prohibited or limited by any applicable law, rule or regulation (but only so long as such prohibition or limitation is in effect), (ii) violate a contractual obligation to the owners of such real property (other than any such owners that are the Parent Borrower or Affiliates of the Parent Borrower) that is binding on or relating to such real property (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) but only to the extent such contractual obligation was not incurred in anticipation of this provision or (iii) give any other party (other than the Parent or a wholly-owned Restricted Subsidiary) to any contract, agreement, instrument or indenture governing such real property the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) and (e) any Leasehold.

“Excluded Subsidiary” means:

(a) each Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary);

(b) any Subsidiary that is not organized in the United States;

(c) each Subsidiary that is prohibited by any applicable contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition in respect of such contract did not arise as part of such acquisition) or requirement of law from guaranteeing or granting Liens to secure the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect) or to the extent that a guarantee or grant by such Subsidiary could result in material adverse tax consequences as reasonably determined by the Parent Borrower;

(d) any Immaterial Subsidiary;

(e) any other Subsidiary with respect to which, in the reasonable judgment of the Parent Borrower and the Administrative Agent, the cost or other consequences of providing a Guaranty of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(f) (i) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (“Excluded CFCs”) and (ii) any U.S. Subsidiary that owns no material assets other than more than 65% of the Capital Stock designated as having Voting Power of at least one Subsidiary that is an Excluded CFC (“FSHCOs”); and

(g) any Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of such Swap Obligation (or any Guarantee thereof) or the grant by such Guarantor of a security interest, to secure such Swap Obligation (or any Guarantee thereof) is or becomes illegal under (i) the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation or (ii) any other law applicable to such Swap Obligation (or Guarantee thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document, (a) Taxes imposed on (or measured by) the Recipient’s net income, franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquired its interest in the applicable Loan or Commitment other than pursuant to an assignment request by the Parent Borrower under Section 3.03(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired its interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(g), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Financing Agreement, dated as of December 2, 2011 and as amended or modified prior to the Closing Date, among Parent Borrower, certain Subsidiaries of Parent Borrower, the lending institutions named therein and Highbridge Principal Strategies, LLC, as Administrative Agent and the other agents party thereto.

“Existing Letters of Credit” means those Letters of Credit described on Schedule 2.05.

“Existing Notes” means the Second Priority Senior Secured Floating Rate Notes due 2016, issued by the Parent Borrower pursuant to that certain Floating Rate Note Indenture, dated as of January 21, 2010, and as amended or modified prior to the Closing Date, among Parent Borrower, certain Subsidiaries of Parent Borrower, Wilmington Trust Company, as trustee.

“Existing Revolving Commitment Class” has the meaning provided in Section 2.19(a).

“Expiring Credit Commitment” has the meaning provided in Section 2.04(e).

“Extended Revolving Credit Commitments” has the meaning provided in Section 2.19(a).

“Extended Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Extended Revolving Credit Loans of such Lender.

“Extended Revolving Credit Facility” means any revolving credit facility established pursuant to Section 2.19.

“Extended Revolving Credit Loans” means the loans made pursuant to the Extended Revolving Credit Commitments.

“Extending Lender” means each Lender that agrees to any Extension Amendment.

“Extension” has the meaning provided in Section 2.19(a).

“Extension Amendment” has the meaning provided in Section 2.19(a).

“Extension Date” has the meaning provided in Section 2.19(b).

“Extension Notice” has the meaning provided in Section 2.19(a).

“Extension Offer” has the meaning provided in Section 2.19(a).

“Extension Series” means all Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” means, with respect to any asset or liability or any group of assets or liabilities, as of any date of determination, the consideration obtainable in a sale of such assets or liabilities at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time giving regard to the nature and characteristics of such asset, as determined by the Parent Borrower in good faith (which determination shall be conclusive absent manifest error).

“FATCA” means Sections 1471 through 1474 (including any agreement entered into pursuant to Section 1471(b)(1)) of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any intergovernmental agreement or non-U.S. law or regulations implementing the foregoing.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated May 29, 2013, among the Parent Borrower and the Administrative Agent.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.13.

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person. Unless otherwise qualified, all references herein to a Financial Officer shall refer to a Financial Officer of the Parent Borrower.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of:

(a) (i) Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recent Testing Period ended on or prior to such date of determination plus (ii) only for purposes of the calculation of the Fixed Charge Coverage Ratio under, and as provided in, Section 7.06, any applicable Specified Equity Contribution minus (iii) taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds) of the Parent Borrower and its Restricted Subsidiaries paid in cash during such Testing Period, plus (iv) cash tax refunds of the Parent Borrower and its Restricted Subsidiaries received during such Testing Period minus (v) Capital Expenditures by the Parent Borrower and its Restricted Subsidiaries during such Testing Period, to

(b) Fixed Charges payable by the Parent Borrower and its Restricted Subsidiaries in cash during such Testing Period; provided that for any Testing Period ending prior to the first anniversary of the end of the first full fiscal quarter occurring after Closing Date, Fixed Charges shall be calculated on an annualized basis starting with the period commencing on the Closing Date through the date of determination and after giving Pro Forma Effect to the Transactions.

“Fixed Charges” means, with reference to any period, without duplication, the sum of (a) Cash Interest Expense, plus (b) the aggregate amount of scheduled principal payments in respect of Total Funded Debt of the Parent Borrower and its Restricted Subsidiaries required to be made, as such amounts are adjusted from time to time, during such period (other than payments made by the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or a Restricted Subsidiary), all calculated for such period for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Outstandings with respect to Letters of Credit issued by such LC Issuer other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” has the meaning provided in the definition of “Excluded Subsidiary.”

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time; provided that from and after the effectiveness of the adoption of IFRS in accordance with Section 1.03(b), “GAAP” will mean IFRS at the effective time of such change, subject to Section 1.03(b); provided further that any lease that is recharacterized as a Capitalized Lease and any obligations that are recharacterized as a Capitalized Lease Obligation, in each case due to a change in GAAP after the Closing Date shall not be treated as a Capitalized Lease or Capitalized Lease Obligation, as the case may be, but shall instead be treated as it would have been in accordance with GAAP in effect on the Closing Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning provided in Section 11.06(f).

“Guarantors” means, collectively, the Parent Borrower, any other Borrower and the Subsidiary Guarantors.

“Guaranty” means the Guarantor Agreement and any supplement thereto among the Guarantors, the Administrative Agent and the Collateral Agent dated the Closing Date, substantially in the form attached hereto as Exhibit C.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“Primary Indebtedness”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent: (i) to purchase any such Primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such Primary Indebtedness or to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Indebtedness of the ability of the Primary Obligor to make payment of such Primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such Primary Indebtedness against loss in respect thereof; provided, however, that the definition of Guaranty Obligation shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business or (ii) customary repurchase obligations and indemnities related to breaches of representations or warranties. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain fluid containing levels of polychlorinated biphenyls and radon gas; and (ii) any chemicals, materials, substances, or wastes that are listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “explosive,” a “pollutant,” a “contaminant” (or words of similar intent or meaning) by any Governmental Authority under applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or any other interest rate management agreement or arrangement, including any master agreement relating to the foregoing that is a Designated Hedge Agreement (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or other currency management agreement or arrangement (iii) any Commodities Hedge Agreement and (iv) and other agreements entered into by Parent Borrower or any Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting Parent Borrower or any of the Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, applied in accordance with the consistency requirements thereof.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Incremental Initial Revolving Facility” shall have the meaning provided in Section 2.18(a).

“Incremental Initial Revolving Facility Lender” shall have the meaning provided in Section 2.18(a).

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans and/or Incremental Initial Revolving Loans, as applicable, of such Lender.

“Incremental Revolving Credit Lender” means a Lender (including, for the avoidance of doubt, any Additional Lender) with Commitment pursuant to a Revolving Commitment Increase or an outstanding Incremental Revolving Loan or Incremental Initial Revolving Loan, as applicable.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to any Borrower pursuant to Section 2.02 and each such Lender’s Revolving Commitment Increase. Incremental Revolving Loans shall be made in the form of additional Revolving Loans.

“Indebtedness” of any Person means, without duplication:

(i) all indebtedness of such Person for borrowed money;

(ii) all obligations evidenced by bonds, notes, debentures and other debt securities of such Person;

(iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(iv) the face amount of all letters of credit (including standby and commercial letters of credit) issued for the account of such Person and, without duplication, all drafts drawn thereunder (after giving effect to any prior drawings or reductions which may have been reimbursed);

(v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds, appeal bonds, performance bonds and similar instruments or obligations issued or created by or for the account of such Person;

(vi) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed by such Person or is limited in recourse;

(vii) all Capitalized Lease Obligations of such Person;

(viii) all obligations of such Person with respect to asset securitization financing;

(ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(x) all net obligations of such Person under Hedge Agreements;

(xi) all obligations of such Person in respect of Disqualified Equity Interests; and

(xii) all Guaranty Obligations in respect of any of the foregoing of such Person;

provided, however, that (y) (1) trade payables payable in the ordinary course of business, (2) deferred revenue, (3) taxes and other accrued expenses, (4) any earn-out, take-or-pay or other obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable, (5) intercompany indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any rollover or extension terms), (6) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, in each case, arising in the ordinary course of business, and (7) obligations in respect of any residual value guarantees on equipment leases, shall not constitute Indebtedness and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon. The amount of any net obligations under any Hedge Agreement on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (vi) above which has not been assumed by such first Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby.

“Indemnification Agreement” means any customary indemnification agreement entered into after the Closing Date between any Sponsor and the Parent Borrower.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Initial Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.14(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06. For the avoidance of doubt, “Initial Revolving Commitment” shall also include any Extended Revolving Credit Commitment representing an extension of any Class or tranche of Initial Revolving Commitments. The aggregate Initial Revolving Commitments of all Revolving Lenders shall be $175,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Revolving Facility” means the Revolving Facility represented by the Initial Revolving Commitment.

“Initial Revolving Loan” means a Revolving Loan made pursuant to the Initial Revolving Commitment.

“Insolvency Event” means, with respect to any Person:

(a) the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or, (ii) the seeking of relief by such Person under other Debtor Relief Laws in any jurisdiction outside of the United States;

(b) the commencement of an involuntary case against such Person under the Bankruptcy Code (or other Debtor Relief Laws) and the petition is not controverted or dismissed within sixty (60) days after commencement of the case;

(c) a custodian (as defined in the Bankruptcy Code) (or equal term under any other Debtor Relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(d) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(e) such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(f) any order of relief or other order approving any such case or proceeding referred to in clauses (i) or (ii) above is entered;

(g) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or

(h) such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Instrument” has the meaning provided in the Security Agreement.

“Intellectual Property” has the meaning provided in the Security Agreement.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date, among the Parent Borrower, certain subsidiaries of the Parent Borrower and the Collateral Agent.

“Intercompany Note” means a promissory note substantially in the form of Exhibit J.

“Intercreditor Agreements” means the ABL/Bond Intercreditor Agreement and any Customary Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three, six and to the extent agreed to by each relevant Lender, 9 or 12, months as selected by the applicable Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and (iv) if, upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the applicable Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Inventory” has the meaning specified in the Security Agreement.

“Investment” means (a) any direct or indirect purchase or other acquisition by a Person of any Capital Stock of any other Person, (b) any loan, advance (other than (i) deposits with financial institutions available for withdrawal on demand, accounts receivable, trade credit and similar advances to customers, commission, salary and similar advances to officers, employees, consultants or independent contractors and (ii) in the case of the Parent Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice), in each case, made in the ordinary course of business) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person, (c) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account or certificate of deposit or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment other than decreases in proportion to any net returns on such Investment.

“IRS” means the U.S. Internal Revenue Service.

“JLL” has the meaning specified in the definition of “Sponsors.”

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Commitment Amount” means $50,000,000, as such amount may be increased as set forth in any applicable Incremental Revolving Credit Assumption Agreement (or similar applicable agreement) in accordance with Section 2.18(a).

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit.

“LC Fee” means any of the fees payable pursuant to Section 2.13(b) or Section 2.13(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement; provided, however, that “LC Issuance” shall not include any auto renewal of a Letter of Credit under Section 2.05(c).

“LC Issuer” means (a) SunTrust Bank, or any Affiliates or branches that it may designate or (b) such other Lender that is requested by the Parent Borrower and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent.

“LC Obligor” means, with respect to each LC Issuance, the Parent Borrower or any Restricted Subsidiary for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g)(i).

“LC Participation” has the meaning provided in Section 2.05(g)(i).

“LC Request” has the meaning provided in Section 2.05(b).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, any Additional Lender that becomes a lender pursuant to an Incremental Revolving Credit Assumption Agreement, other than any such Person that ceases to be a “Lender.” Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” has the meaning provided in Section 2.10(b).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

“Letter of Credit Expiration Date” has the meaning provided in Section 2.05(a).

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, charge, assignment by way of security, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Liquidity Event” means, as determined by the Administrative Agent, that (a) Excess Availability is less than the greater of (1) 10% of the Maximum Borrowing Amount, as of such date, and (2) $17,500,000, in either case for a period of three (3) consecutive Business Days, or (b) a Specified Covenant Event of Default has occurred. The occurrence of a Liquidity Event shall be deemed continuing until (i) such date as such Specified Covenant Event of Default shall no longer be continuing or (ii) such date as Excess Availability exceeds the amount described in the foregoing clause (a) for twenty-five (25) consecutive days, in which event (so long as no intervening Liquidity Event has occurred) a Liquidity Event shall no longer be deemed to be continuing.

“Loan” means any Revolving Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, each Letter of Credit, the ABL/Bond Intercreditor Agreement, any Incremental Revolving Credit Assumption Agreement or Extension Amendment and any Additional Borrower Agreement.

“Local Time” means Atlanta, Georgia time.

“Management Agreement” means any customary management services agreement entered into after the Closing Date by and between any Sponsor and the Parent Borrower.

“Management Fees” means any management, consulting, or other fees paid by the Parent Borrower or any Subsidiary pursuant to the Management Agreement.

“Management Stockholders” means the members of management of Parent Borrower or any direct or indirect parent thereof or any of its Subsidiaries, who are investors in Parent Borrower or any Parent Entity.

“Margin Stock” has the meaning provided in Regulation U issued by the FRB.

“Material Adverse Effect” means any event or circumstance affecting the business, property, operations or financial condition of the Credit Parties, taken as a whole, that would, materially and adversely affect (a) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (b) the material rights and remedies of the Administrative Agent, the Collateral Agent and Lenders under the Loan Documents.

“Material Indebtedness” means, as to the Parent Borrower or any of its Restricted Subsidiaries, any particular Indebtedness of the same type referred to in the definition of the Total Funded Debt of the Parent Borrower or such Restricted Subsidiary (including any Guaranty Obligations relating thereto) in excess of the aggregate principal amount of $25,000,000.

“Material Subsidiary” means any Restricted Subsidiary of Parent Borrower other than any Restricted Subsidiary the gross revenue or total assets of which accounts for not more than the lesser of (i) 2.50% of the consolidated gross revenues (after intercompany eliminations) of Parent Borrower and the Restricted Subsidiaries and (ii) 2.50% of Consolidated Total Assets (after intercompany eliminations), in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter. If the Restricted Subsidiaries that do not constitute Material Subsidiaries pursuant to the previous sentence account for, in the aggregate, more than the lesser of (i) 10.0% of such consolidated gross revenues (after intercompany eliminations) and (ii) 10.0% of Consolidated Total Assets (after intercompany eliminations), each as described in the previous sentence, then the term “Material Subsidiary” shall include each such Restricted Subsidiary (starting with the Restricted Subsidiary that accounts for the most consolidated gross revenues or Consolidated Total Assets and then in descending order) necessary to account for at least 90.0% of the consolidated gross revenues and 90.00% of Consolidated Total Assets, each as described in the previous sentence.

“Maturity Date” means (i) with respect to the Revolving Commitments in effect on the Closing Date, the date that is five (5) years after the Closing Date, (ii) with respect to Swing Loans, the Swing Loan Maturity Date, and (iii) with respect to any tranche of Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Notice accepted by the respective Lender or Lenders.

“Maximum Borrowing Amount” means, at any time, the lesser of (i) the aggregate Revolving Commitments at such time and (ii) the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01(f)).

“Maximum Rate” has the meaning provided in Section 11.23.

“Minimum Borrowing Amount” means $250,000.

“Minimum Extension Condition” has the meaning provided in Section 2.19(c).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, hypothecation, assignment of leases and rents, leasehold mortgage, debenture, legal charge or other security document granting a Lien on any Real Property to secure the Obligations, as the same may from time to time be amended, restated or otherwise modified. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local legal requirements. For the avoidance of doubt, notwithstanding any other provision of this Agreement to the contrary, no Mortgage shall be required with respect to any Excluded Real Property.

“Mortgaged Real Property” means each parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto. For the avoidance of doubt, Mortgaged Real Property shall not include any Excluded Real Property.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which a Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which a Credit Party or any ERISA Affiliate, and one or more employers other than a Credit Party or an ERISA Affiliate, is making or accruing an obligation to make contributions or, to which a Credit Party or an ERISA Affiliate made or accrued an obligation to make contributions during any of the six plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means, with respect to (a) the incurrence or issuance of any Indebtedness by the Parent Borrower or any Restricted Subsidiary or any Capital Stock by the Parent Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance minus (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses, incurred by the Parent Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (b) any issuance of Capital Stock by any Parent Entity of the Parent Borrower, the amount of cash from such issuance contributed to the capital of the Parent Borrower.

“Net Orderly Liquidation Value” means, with respect to the Inventory of any Person, the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) that is estimated to be recoverable in an orderly liquidation of such Inventory expressed as a percentage of the Cost thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed and delivered to the Administrative Agent by a nationally-recognized third-party Inventory appraisal company or such other qualified third-party Inventory appraisal company as may be approved by the Administrative Agent in its Permitted Discretion.

“Non-Consenting Lender” has the meaning provided in Section 11.12(f).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Expiring Credit Commitment” has the meaning provided in Section 2.04(e).

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.08(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.12(b).

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“Notice Office” means the office of the Administrative Agent at the address set forth in Schedule 11.05 or such other office as the Administrative Agent may designate in writing to the Parent Borrower from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing (a) by a Borrower or any other Credit Party to any Agent, any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document or otherwise relating to any Credit Facility (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code or corresponding provision under other applicable Debtor Relief Laws) and (b) by the Parent Borrower or any Restricted Subsidiary party to any Cash Management Bank or Designated Hedge Creditor under any Cash Management Agreement or Designated Hedge Agreement, respectively. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, legal fees, indemnities and other amounts to the extent payable by any Credit Party under any Loan Document and (b) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Parent Borrower and any Cash Management Bank or Designated Hedge Creditor, the obligations of the Parent Borrower or any Restricted Subsidiary under any applicable Cash Management Agreement and under any Designated Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of any Cash Management Bank or Designated Hedge Creditor. Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” has the meaning provided in Section 5.19.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Certificate or Articles of Incorporation, or equivalent formation documents, and Bylaws, Operating Agreement, or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.03(b)).

“Overadvance” means at any time the amount by which the outstanding Aggregate Revolving Facility Exposure exceeds the Borrowing Base.

“Overadvance Condition” means and is deemed to exist any time the outstanding Aggregate Revolving Facility Exposure exceeds the Borrowing Base.

“Overadvance Loan” means a Base Rate Revolving Loan made at a time an Overadvance Condition exists or which results in an Overadvance Condition.

“Parent Borrower” has the meaning provided in the first paragraph of this Agreement.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Parent Borrower.

“Participant” has the meaning provided in Section 11.06(b).

“Participant Register” has the meaning provided in Section 11.06(b).

“Payment Conditions” means, at any time of determination with respect to any Specified Payment/Incurrence:

(a) Average Excess Availability (after giving Pro Forma Effect to such Specified Payment/Incurrence both as of such date and during the thirty (30) consecutive day period immediately preceding the making of such Specified Payment/Incurrence) shall be not less than (I) in the case of a Specified Asset Sale, Specified Restricted Payment, Specified Restricted Debt Payment or Specified Debt Incurrence, the greater of (x) 12.50% of the Maximum Borrowing Amount and (y) $21,875,000, or (II) in the case of a Specified Investment, the greater of (x) 10.00% of the Maximum Borrowing Amount and (y) $17,500,000, in each case, as of such date,

(b) the Fixed Charge Coverage Ratio as of the end of the most recently ended Testing Period prior to the making of such Specified Payment/Incurrence, calculated on a Pro Forma Basis, shall be equal to or greater than 1.00 to 1.00; provided that, the Fixed Charge Coverage Ratio test described in this clause (b) shall not apply unless the Average Excess Availability (calculated in order to give Pro Forma Effect to such Specified Payment/Incurrence both as of such date and during the thirty (30) consecutive day period immediately preceding the making of such Specified Payment/Incurrence) is less than (I) in the case of a Specified Asset Sale, Specified Restricted Payment, Specified Restricted Debt Payment or Specified Debt Incurrence, the greater of (x) 17.50% of the Maximum Borrowing Amount and (y) $30,625,000 or (II) in the case of a Specified Investment, the greater of (x) 15.00% of the Maximum Borrowing Amount and (y) $26,250,000, in each case, as of such date, and

(c) no Event of Default (or, in the case of a Specified Asset Sale, Permitted Acquisition or Investment otherwise permitted under Article VII, including, in each case, any incurrence of Indebtedness in connection therewith, no Specified Event of Default has occurred and is continuing).

“Payment Office” means the office of the Administrative Agent at 303 Peachtree St., NE, Atlanta, GA 30308, or such other office as the Administrative Agent may designate in writing to the Parent Borrower from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Patriot Act” means the USA PATRIOT ACT (Title III of Pub.L.107-56 (signed into law October 26, 2001)).

“Perfection Certificate” has the meaning provided in the Security Agreement.

“Permitted Acquisition” means any Acquisition, if (a)(i) immediately prior to signing of the applicable Permitted Acquisition Agreement, and immediately after giving effect to such signing, no Event of Default shall have occurred and be continuing or result therefrom and (ii) at the time of the consummation of such Acquisition, no Specified Event of Default shall have occurred and be continuing and (b) in the event that the Consideration of the proposed Acquisition is greater than $10,000,000 at the time of the consummation of any such Acquisition, the Payment Conditions shall be satisfied; provided, however, that unless the Payment Conditions are satisfied at the time of such Acquisition, in no event shall the Acquisitions made pursuant to this clause (b) exceed an aggregate Consideration of $15,000,000 per fiscal year.

“Permitted Acquisition Agreement” means each stock purchase agreement, asset purchase agreement or similar agreement entered into by the Parent Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the Parent Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Parent Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Discretion” means the Administrative Agent’s reasonable credit judgment in establishing Reserves and exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (i) will or could reasonably be expected to adversely affect in any material respect the value of the Eligible Billings, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Eligible Letter of Credit Inventory, Eligible Receivables or Eligible Unbilled Receivables, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount that the Administrative Agent, the Lenders or any LC Issuer would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Billings, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Eligible Letter of Credit Inventory, Eligible Receivables or Eligible Unbilled Receivables or (ii) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Billings, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Eligible Letter of Credit Inventory, Eligible Receivables or Eligible Unbilled Receivables as

well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Billings, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Inventory, Eligible Letter of Credit Inventory, Eligible Receivables or Eligible Unbilled Receivables.

“Permitted Holders” means each of (i) the Sponsors, (ii) the Management Stockholders and (iii) the directors of the Parent Borrower as of the Closing Date (and any executor, administrator guardian, conservator or other legal representative or immediate family member of the Persons described in clauses (ii) or (iii)).

“Permitted Incremental Indebtedness” means Indebtedness consisting of first lien secured (with respect to the Bond Collateral), junior secured (with respect to the ABL Collateral and the Bond Collateral) or unsecured notes or loans that are issued or made in lieu of any Revolving Commitment Increase(s), provided that (a) the aggregate principal amount of all Permitted Incremental Indebtedness shall not exceed, together with the amount of any Revolving Commitment Increase(s) effected pursuant to Section 2.18(a)(x), $150,000,000 in the aggregate, (b) to the extent such Indebtedness is being incurred (i) in connection with a Permitted Acquisition or other Investment permitted by this Agreement, no Specified Event of Default shall exist or be continuing at the time of incurrence and (ii) for a purpose other than that described in the immediately preceding clause (b)(i), no Event of Default shall exist or be continuing at the time of incurrence, (c) the maturity of any such Indebtedness shall not be earlier than the Latest Maturity Date of the Initial Revolving Facility (or if such Indebtedness is unsecured, shall not have a maturity date earlier than the 91st day following the Latest Maturity Date of the Initial Revolving Facility), (d) such Permitted Incremental Indebtedness shall not be guaranteed by any Restricted Subsidiary other than the Restricted Subsidiaries that are Credit Parties, (e) in the case of Permitted Incremental Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent Borrower or any Restricted Subsidiary other than any asset constituting Collateral (f) if such Permitted Incremental Indebtedness is secured by a Lien on any of the Collateral then the holders of such Permitted Incremental Indebtedness (or their duly authorized representative) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent and/or Collateral Agent (or, if such Customary Intercreditor Agreement shall then exist, shall have become a party thereto and otherwise bound by the terms thereof) and (g) such Permitted Incremental Indebtedness will not be incurred in the form of an asset-based revolving credit facility.

“Permitted Inventory Locations” means each location listed on Schedule 1.01 and from time to time each other location within the United States which the Parent Borrower has notified the Administrative Agent is a location at which Inventory of a Borrower is maintained.

“Permitted Lien” means any Lien permitted by Section 7.02.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid and fees and expenses reasonably incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness, (C) if the Refinanced Indebtedness is subordinated to the Obligations, the Permitted Refinancing Indebtedness shall be subordinated to the same extent, (D) no Credit Party that was not an obligor with respect to the Refinanced Indebtedness shall be an obligor under the Permitted Refinancing Indebtedness, and (E) if the Indebtedness being Refinanced is was subject to an Intercreditor Agreement, the holders of such Refinanced Indebtedness (if such Indebtedness is secured) or their authorized representative on their behalf, shall become party to such Intercreditor Agreement.

“Permitted Sale and Lease-Back Indebtedness” has the meaning assigned to such term in Section 7.03(v).

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Previous Borrower” has the meaning set forth in Section 7.01(a).

“Primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“Primary Obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Priority Obligation” means any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens thereon created by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, taxes, workers compensation, government royalties and stumpage or pension fund obligations.

“Pro Forma Adjustment Certificate” means any certificate of a Financial Officer delivered pursuant to Section 6.1(h).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (a) in making any determination of Consolidated EBITDA, effect shall be given to any Specified Transaction and any operating improvements or restructurings of the business of Parent Borrower or any of the Restricted Subsidiaries that are expected to have a continuing impact and are supportable, which without limiting the foregoing shall include synergies, operational improvements and cost savings, which adjustments Parent Borrower determines are reasonable and are supportable as set forth in a certificate signed by a Financial Officer, in each case, that occurred during the Reference Period; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or permanently repaid during the Reference Period (or with respect to Indebtedness permanently repaid, during the Reference Period or subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) interest expense of such person attributable to interest on any indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, (c) with respect to (A) any redesignation of a Subsidiary as an Restricted Subsidiary, effect shall be given to such Subsidiary redesignation and all other Subsidiary redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary redesignation then being designated, collectively and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively and (d) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated. Notwithstanding the foregoing, any amounts added to Consolidated EBITDA pursuant to clause (a) resulting from synergies, operational improvements and cost savings in each case that relate to any restructuring and are reasonably expected to be realized within thirteen (13) months of the event giving rise thereto, other than with respect to any acquisition, investment or merger shall be limited to 15.0% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries in the aggregate for any Reference Period (calculated before giving effect to any such add-backs).

“Pro Forma Entity” has the meaning provided in the definition of the term “Acquired EBITDA.”

“Protective Advance” has the meaning provided in Section 2.03(a).

“Purchase Date” has the meaning provided in Section 2.04(c).

“Qualified Accounts” means any investment or other non-operating account of a Credit Party maintained by the Administrative Agent or subject to a control agreement in favor of the Administrative Agent.

“Qualified Equity” means any Capital Stock that is not a Disqualified Equity Interest.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds and surface rights.

“Receivables” means Accounts.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any LC Issuer and (d) any other recipient of any payment made by or on behalf of a Borrower under this Agreement or any of the Loan Documents, as applicable.

“Reference Period” has the meaning provided in the definition of “Pro Forma Basis.”

“Refinance” or a “Refinancing” or “Refinanced” shall each have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rent Reserve” means an amount equal to 3 months’ rent or such lesser amount as may be established by the Administrative Agent in its Permitted Discretion for all of the Parent Borrower’s or its Subsidiaries’ Leaseholds where Eligible Inventory is located; provided that, (i) for purposes of clauses (k) and (l) of the definition of “Eligible Inventory,” Administrative Agent shall implement a Rent Reserve if indicated by the Parent Borrower in the applicable Borrowing Base Certificate, (ii) the establishment of Rent Reserve shall be subject to the limitations set forth in clauses (k) and (l) of the definition of “Eligible Inventory,” and (iii) no Rent Reserve may be established where a Collateral Access Agreement has been provided for the relevant premises or book value of the Inventory stored on the relevant premises is less than $2,500,000; provided, further, that “3 months’ rent” with respect to any Leasehold for which a Rent Reserve has been established shall be calculated net of any deposits (whether in the form of cash, Cash Equivalents or Letters of Credit issued in accordance herewith) made in respect of such rent.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of Inventory appraisals, field examinations or audits pertaining to the Credit Parties’ assets from information furnished by or on behalf of the Credit Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 11.15.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22,.23,.25,.27,.28,.29,.30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Required Lenders” means Revolving Lenders (other than any Defaulting Lender) whose Credit Facility Exposure and Unused Revolving Commitments attributable to its Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment attributable to all of the Revolving Commitments (in each case, held by Revolving Lenders which are not Defaulting Lenders).

“Required Reserve Notice” means a notice delivered to the Parent Borrower by the Administrative Agent in accordance with Section 2.22, which notice shall describe the amount and type of each Reserve that is the subject of such notice and shall describe in reasonable detail the circumstances, conditions, events or contingencies that are the basis of any such Reserve.

“Reserves” means all Availability Reserves, Dilution Reserves, Rent Reserves and Designated Hedge Reserves.

“Restricted Payment” means (i) any Capital Distribution and (ii) any amount paid by the Parent Borrower or any of its Restricted Subsidiaries in prepayment, redemption, retirement or repurchase of any Subordinated Indebtedness, in each case, prior to its stated maturity.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower that is not an Unrestricted Subsidiary. Each Restricted Subsidiary on the Closing Date is listed on Schedule 2 hereto.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by a Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.14(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Revolving Commitment Increase. For the avoidance of doubt, “Revolving Commitment” shall also include any Revolving Commitment Increase or Extended Revolving Credit Commitment of any Class or tranche.

“Revolving Commitment Increase” has the meaning given to such term in Section 2.18(a).

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender, as the same may be increased from time to time pursuant to Section 2.18 and extended pursuant to Section 2.19. For the avoidance of doubt, “Revolving Facility” shall also include any Credit Facility established pursuant to any Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment or Extended Revolving Credit Facility, in each case, of any Class or tranche.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the LC Outstandings at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment; provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

“Revolving Facility Termination Date” means, as applicable, (a) with respect to the Revolving Commitments in effect on the Closing Date, the earlier of (i) the fifth (5th) anniversary of the Closing Date or (ii) the date that the Commitments have been terminated pursuant to Section 8.02 and (b) (i) with respect to any tranche of Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Notice accepted by the respective Lender or Lenders, and (ii) with respect to any Revolving Commitment Increase, the final maturity date applicable thereto as specified in the applicable Incremental Revolving Credit Assumption Agreement.

“Revolving Lender” means a Lender holding a Revolving Commitment or, if the Revolving Commitments have terminated, Revolving Facility Exposure.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02 and, for the avoidance of doubt, shall also include each Incremental Revolving Loan, each Extended Revolving Loan and each Refinancing Revolving Loan.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for property of the Parent Borrower or a Restricted Subsidiary to be sold or transferred to such Person and as part of such arrangement the Parent Borrower or its Restricted Subsidiary to lease (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Parent Borrower and a Restricted Subsidiary or between Restricted Subsidiaries) such property and use such property for substantially the same purpose or purposes as the property being sold or transferred.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b).

“Secured Creditors” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the LC Issuer, the Designated Hedge Creditors, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent and/or Collateral Agent from time to time pursuant to Section 9.02, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Secured Hedge Designation Agreement” means a written instrument pursuant to which the Parent Borrower designates certain Hedge Agreements as “Designated Hedge Agreement”, substantially in the form of Exhibit L (or such other form as the Parent Borrower and the Administrative Agent shall mutually agree).

“Secured Leverage Ratio” means, for any Testing Period, the ratio of (i) Total Funded Debt that is secured by a Lien on the Collateral to (ii) Consolidated EBITDA.

“Secured Notes” means those 7.625% Senior Secured Notes due 2021 issued by the Parent Borrower pursuant to the Senior Notes Indenture.

“Secured Notes Collateral” means all of the “Notes Collateral” as defined in the ABL/Bond Intercreditor Agreement.

“Secured Notes Indenture” means the Indenture, dated as of the date hereof, among the Parent Borrower, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the Secured Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Security Agreement” means the Security Agreement among the Credit Parties and the Collateral Agent dated the Closing Date.

“Security Documents” means the Security Agreement, the Intellectual Property Security Agreements and each Mortgage.

“Single-Employer Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan or Multiple Employer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by a Credit Party or any ERISA Affiliate or for which a Credit Party or any ERISA Affiliate may have liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“SPC” has the meaning provided in Section 11.06(f).

“Specified Asset Sale” means any Asset Sale made pursuant to Section 7.01(m).

“Specified Covenant Event of Default” means any Specified Event of Default, any Event of Default under Section 8.01(b) (solely as a result of any representation or warranty contained in any Borrowing Base Certificate being untrue in any material respect in a manner adverse to the interests of the Lenders when made or deemed made), Section 8.01(c)(I), Section 8.01(c)(II) (provided that such five Business Day period shall be deemed a 15 day period for purposes of this definition) and Section 8.01(d) (solely as a result of breach of Section 2.21).

“Specified Contribution Period” has the meaning provided in Section 8.01(c).

“Specified Debt Incurrence” means any Indebtedness incurred pursuant to Section 7.03(y).

“Specified Equity Contributions” has the meaning provided in Section 7.06.

“Specified Event of Default” means any Event of Default under Section 8.01(a) or Section 8.01(h).

“Specified Investment” means any Investment made pursuant to Sections 7.04(t) or 7.04(m)(ii).

“Specified Payment/Incurrence” means any Specified Asset Sale, Specified Investment, Specified Restricted Payment, Specified Restricted Debt Payment and/or Specified Debt Incurrence.

“Specified Purchase Agreement Representations” means the representations made by the “seller” (or other applicable term) with respect to seller and its applicable Affiliates in any acquisition agreement executed in connection with a Permitted Acquisition or other Investment permitted hereunder that are material to the interests of Lenders, but only to the extent that the “buyer” (or other applicable term) under any acquisition agreement referred to above, has (or the buyer’s applicable Affiliate has) the right to terminate its obligations under the acquisition agreement executed in connection with such Permitted Acquisition or other Investment or the right not to consummate such Permitted Acquisition or other Investment pursuant to such acquisition agreement as a result of the breach of one or more of such representations in such purchase agreement.

“Specified Restricted Debt Payment” means Restricted Payments made pursuant to Section 7.05(i)(i).

“Specified Restricted Payment” means any Restricted Payment pursuant to Section 7.05(f)(i).

“Specified Representations” means the representations and warranties set forth in Sections 5.01 (only as it relates to the corporate existence of the Borrowers and any Guarantor that is a Material Subsidiary), 5.02 (only as it relates to the organizational power and authority, due authorization, execution, delivery and enforceability of the Loan Documents on the Closing Date with respect to the Borrowers and any Guarantor that is a Material Subsidiary, in each case only as it relates to the entering into and performance of the obligations under the Loan Documents on the Closing Date), 5.03 (only as it relates to the entering into of the Loan Documents on the Closing Date and excluding clause (ii) thereof), 5.06 (b), 5.08 (as evidenced by a certificate substantially in the form of Exhibit D), 5.16, (only as it relates to the validity and perfection of security interests in the Collateral as of the Closing Date), 5.19 (only as it relates to the use of the proceeds of the Loans) and 5.20 (only as it relates to the use of the proceeds of the Loans).

“Specified Transaction” means, with respect to any period, any asset sale, acquisition, Investment, sale, transfer or other disposition of assets or property other than in the ordinary course, any merger or consolidation, or any similar transaction, any incurrence, issuance or repayment of Indebtedness, Restricted Payment (including, for the avoidance of doubt, any Specified Payment/Incurrence), Subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis or to be given “Pro Forma Effect.”

“Sponsors” means JLL Partners, Inc. (“JLL”), Warburg Pincus & Co. (“Warburg Pincus”) and any of their respective Controlled Investment Affiliates.

“Standard Permitted Lien” means any of the following:

(i) Liens for taxes, assessments or governmental charges that (a) are not yet due and payable or are not overdue for a period of more than thirty (30) days or (b) are being contested in good faith and by appropriate actions diligently conducted for which adequate reserves in accordance with GAAP have been established;

(ii) Liens not securing Indebtedness in respect of property or assets imposed by law that were incurred in the ordinary course of business, including, but not limited to carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which do not individually or in the aggregate have a Material Adverse Effect;

(iii) Liens created by this Agreement or the other Loan Documents;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(g);

(v) Liens incurred or deposits made in the ordinary course of business in connection with insurance, workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens and deposits to secure the performance of tenders, statutory obligations, contracts, bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to contracts, statutory requirements, common law or consensual arrangements;

(vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii) (A) easements, rights-of-way, zoning, encroachments or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, either individually or in the aggregate, (1) a substantial and prolonged interruption or disruption of the business activities of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (2) a Material Adverse Effect and (B) any exception on the final Title Policies issued in connection with any Mortgaged Real Property;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement or other registration, recording or filing;

(x) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xi) Liens in favor of the Parent Borrower or any Restricted Subsidiary;

(xii) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xiv) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xv) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.04; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xvi) Liens encumbering reasonable customary initial deposits and margin deposits and other Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii) Liens solely on any cash earnest money deposits made by Parent Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xix) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xx) restrictive covenants affecting the use to which real property may be put in each case that do not secure Indebtedness and do not involve, either individually or in the aggregate, (1) a substantial and prolonged interruption or disruption of the business activities of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (2) a Material Adverse Effect;

(xxi) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxii) Liens arising out of conditional sale, title retention, consignment or other arrangements for sale of goods entered into by the Parent Borrower or any Subsidiary in the ordinary course of business;

(xxiii) agreements to subordinate any interest of the Parent Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(xxiv) Liens on Capital Stock of joint ventures and Unrestricted Subsidiaries securing obligations of such joint ventures or Unrestricted Subsidiaries, as the case may be;

(xxv) operating leases of vehicles or equipment which are entered into in the ordinary course of the business or otherwise permitted under this Agreement;

(xxvi) subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other agreements, in each case with respect to Real Property and in each case that do not secure Indebtedness and do not involve, either individually or in the aggregate, (1) a substantial and prolonged interruption or disruption of the business activities of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (2) a Material Adverse Effect;

(xxvii) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided, that such Liens or covenants in each case that do not secure Indebtedness and do not involve, either individually or in the aggregate, (1) a substantial and prolonged interruption or disruption of the business activities of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (2) a Material Adverse Effect;

(xxviii) statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of the Parent Borrower or any Restricted Subsidiary under Environmental Laws to which any such Person is subject;

(xxix) Liens created pursuant to the general banking conditions (algemenebankvoorwaarden) of a banking institution operating in the Netherlands;

(xxx) Liens on cash collateral which are required to be granted by the Parent Borrower or any Restricted Subsidiary in connection with swap arrangements for gas or electricity used in the business of such Person, and not for speculative purposes;

(xxxi) Liens on the Collateral in favor of any collateral agent in respect of secured Indebtedness otherwise permitted hereunder relating to such collateral agent’s administrative expenses with respect to the Collateral, so long as such Liens are subject to a Customary Intercreditor Agreement;

(xxxii) agreements to subordinate any interest of the Parent Borrower or any Restricted Subsidiary in any accounts or loans receivable or other proceeds arising from inventory consigned by the Parent Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business; and

(xxxiii) Liens securing Priority Obligations.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, security deposits, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Indebtedness” means any Indebtedness that is by its terms subordinated in right of payment to the Obligations hereunder pursuant to a written agreement.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Capital Stock of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of the Parent Borrower.

“Subsidiary Guarantor” means (a) the Subsidiaries identified on Schedule I to the Guaranty and (b) each other Subsidiary that becomes a party to the Guaranty as a Subsidiary Party (as such term is defined therein) after the Closing Date. For the avoidance of doubt, the Parent Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor, Credit Party and Subsidiary Guarantor hereunder for all purposes. Schedule 3 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Successor Borrower” has the meaning set forth in Section 7.01(a).

“Super Majority Lenders” means, at any time, Lenders having Total Revolving Commitments and representing more than 66  2/3% of the sum of the Total Revolving Commitments at such time.

“Survey” has the meaning set forth in Section 6.10(a).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means $10,000,000, as such amount may be increased as set forth in any applicable Incremental Revolving Credit Assumption Agreement (or similar applicable agreement) in accordance with Section 2.18(a).

“Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means SunTrust Bank or any replacement or successor thereto.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the date that is five (5) Business Days prior to the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Syndication Agent” has the meaning provided in the first paragraph of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.

“Testing Period” means, for any date of determination under this Agreement, a single period consisting of the most recent four consecutive fiscal quarters of the Parent Borrower for which financial statements have been required to be delivered (whether or not such quarters are all within the same fiscal year).

“Title Policy” has the meaning set forth in Section 6.10(a).

“Total Funded Debt” means as of any date of determination, the aggregate principal amount of Indebtedness of Parent Borrower and its Restricted Subsidiaries outstanding on such date on the consolidated balance sheet of Parent Borrower, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder) consisting only of (a) Indebtedness for borrowed money, (b) the principal component of all Capitalized Lease Obligations and (c) debt obligations evidenced by bonds, promissory notes, debentures or debt securities.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as in effect at such time. As of the Closing Date, the amount of the Total Revolving Commitment is $175,000,000.

“Transactions” means, collectively, (a) the funding of any Initial Revolving Loans on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date, (b) the issuance of the Secured Notes, (c) the Closing Date Refinancing and (d) the payment of any fees or expenses incurred or paid by the Sponsors, Parent Borrower or any of its (or their) Subsidiaries in connection with the foregoing.

“Trigger Event” means, at any time, that Excess Availability is less than the greater of (a) $17,500,000 and (b) 10.00% of the Maximum Borrowing Amount, as of such date for three (3) consecutive Business Days. Upon the occurrence of any Trigger Event, such Trigger Event shall be deemed to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds such amount for twenty-five (25) consecutive days, in which event a Trigger Event shall no longer be deemed to be continuing.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” or “U.S.” means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar amount of the draws made on such Letter of Credit that have not been reimbursed by the applicable Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower that has been designated as an Unrestricted Subsidiary in accordance with Section 6.13. Each Unrestricted Subsidiary on the Closing Date is listed on Schedule 2 hereto.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary of the Parent Borrower organized under the laws of the United States, any State thereof, or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.02(g)(ii)(B)(iii).

“Value” means with reference to (a) Eligible Inventory, Eligible In-Transit Inventory or Eligible Letter of Credit Inventory, on any date, the Net Orderly Liquidation Value thereof, and (b) Eligible Credit Card Receivables, Eligible Billings, Eligible Receivables or Eligible Unbilled Receivables, the book value thereof determined in accordance with GAAP.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Warburg Pincus” has the meaning specified in the definition of “Sponsors.”

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms. (a) Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Parent Borrower notifies the Administrative Agent (who shall then notify the Lenders) that the Parent Borrower wishes to amend any provisions of Article VII (or the definitions applicable thereto) to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of any such provisions (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders wish to amend Article VII (or the definitions applicable thereto) for such purpose), then the Borrowers’ compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants are amended in a manner satisfactory to the Parent Borrower, the Administrative Agent and the Required Lenders, the Parent Borrower, the Administrative Agent and the Lenders agreeing to enter into good faith negotiations to amend any such provisions immediately upon receipt from any party entitled to send such notice. For the avoidance of doubt, (i) no commitment fees, amendment fees, upfront fees or other fees shall be payable in connection with any such amendment which are entered into solely to effect the provisions of this Section 1.03 and (ii) any reference to Section 7.06 herein shall refer to Section 7.06 as amended, waived or otherwise modified from time to time in accordance with the terms of this Agreement.

(b) Parent Borrower may adopt IFRS for its financial statements and reports for all financial reporting purposes, and the Parent Borrower may elect to apply IFRS for all purposes of this Agreement and the other Loan Documents, in lieu of GAAP, and, upon any such election, references herein or in any other Loan Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and shall, only in the case of the first set of Section 6.01 Financials provided following such election, be accompanied by a reconciliation to U.S. GAAP, and (2) from and after such election, all ratios, computations and other determinations (A) based on GAAP, contained in this Agreement, except as provided in clause (B), shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Parent Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided further that in the event of any such election by the Parent Borrower, (x) any financial ratio calculations or thresholds (including any financial covenant) and related definitions in this Agreement shall at the request of the Parent Borrower, the Administrative Agent or the Required Lenders be amended to eliminate the effect of the election to implement IFRS, in each case, in a manner satisfactory to the Parent Borrower, the Administrative Agent and the Required Lenders and (y) prior to the effective date of such amendment, such financial ratio calculations or threshold (including any financial covenant) shall be calculated using GAAP. For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this Section 1.03(b) will not be treated as an incurrence of Indebtedness and (ii) in no event shall a Default or Event of Default be deemed to occur hereunder by reason of events or circumstances that would not have caused a Default or Event of Default prior to any change in accounting method.

Section 1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

Section 1.05 Certain Determinations. For purposes of determining compliance with any of the covenants set forth in Article VII (including in connection with the Revolving Commitment Increases) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article VII (including in connection with the Revolving Commitment Increases), Parent Borrower shall in its sole discretion determine which category such Lien, Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted by.

Section 1.06 Currency Equivalent Generally.

(a) For purposes of any determination under Article VI, Article VII (other than Section 7.06) or Article VIII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Investment, Asset Sale, disposition, Restricted Payment or payment under Section 7.05 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Asset Sale, disposition, Restricted Payment or payment under Section 7.05 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Asset Sale, disposition, Restricted Payment or payment under Section 7.05 may be made at any time under such Sections. For purposes of Section 7.06, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered Section 6.01 Financials.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Parent Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(c) If any of the exceptions set forth in Article VII of this Agreement are exceeded solely as a result of fluctuations to Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.07 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Secured Leverage Ratio, the Fixed Charge Coverage Ratio or any other financial ratio or test, shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable Testing Period, and/or subsequent to the end of such Testing Period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenant set forth in Section 7.06, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable Testing Period shall not be given Pro Forma Effect; provided however that voluntary prepayments made pursuant to Section 2.15(a) made prior to the date the Compliance Certificate is due with regard to the calculation of such financial covenant shall be given Pro Forma Effect for purposes of calculating such financial covenant.

(b) Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer.

(c) If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the applicable calculation is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent Borrower or Restricted Subsidiary may designate.

(d) Notwithstanding anything to the contrary in this Agreement or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(e) Any determination of Consolidated Total Assets shall be made by reference to the last day of the Testing Period most recently ended on or prior to the relevant date of determination.

Section 1.08 Additional Borrowers. Notwithstanding anything in Section 11.12 to the contrary, following the Closing Date, the Parent Borrower may request that one or more of its Subsidiaries that is a wholly-owned Restricted Subsidiary be added as an additional Borrower under the Revolving Facility by delivering to the Administrative Agent an Additional Borrower Agreement executed by such Subsidiary and the Parent Borrower. Such Subsidiary shall for all purposes of this Agreement be a Borrower hereunder after the latest of (i) five (5) Business Days (or such shorter period as the Administrative Agent shall agree) after delivery of such Additional Borrower Agreement and (ii) receipt by the Lenders and the Administrative Agent of such documentation and other information reasonably requested by the Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations without any written objection submitted by the Lenders or the Administrative Agent within five (5) Business Days of the date of receipt of such documentation and other information; provided that (a) each Additional Borrower shall also be a Guarantor and (b) neither the Administrative Agent nor any Lender shall be materially adversely affected by the addition of such Additional Borrower. Any obligations in respect of Borrowings by any Borrower under this Agreement will constitute “Obligations” for all purposes of the Loan Documents. Promptly following receipt of any Additional Borrower Agreement the Administrative Agent shall send a copy thereof to each Lender.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01 Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Initial Revolving Facility for the benefit of the Borrowers.

Section 2.02 Revolving Facility. During the Revolving Facility Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to any Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans may, except as set forth herein (and subject to Section 2.12), at the option of the Parent Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in U.S. Dollars; provided that all Revolving Loans (i) made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type, (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender plus the principal amount of Swing Loans of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans would exceed (x) the Total Revolving Commitment or (y) the Maximum Borrowing Amount or (C) the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.05(c) (in each case, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.03). The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.09 hereof. Each Lender having an Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement or Extension Amendment to make Incremental Revolving Loans, Incremental Initial Revolving Loans or Extended Revolving Credit Loans, as applicable, to the Borrowers, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure or Extended Revolving Credit Exposure, as applicable, exceeding such Lender’s Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and re-borrow Initial Revolving Loans, Incremental Revolving Loans, Incremental Initial Revolving Loans or Extended Revolving Credit Loans, as applicable.

Each Lender may at its option make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.01 shall apply).

Section 2.03 Protective Advances and Overadvances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Revolving Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrowers, on behalf of all Lenders regardless of whether any condition precedent set forth in Section 4.02 has been satisfied or waived, including any failure by the Borrowers to comply with the requirements set forth in Section 2.02, which the Administrative Agent deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Facility Exposure to exceed the Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed, as determined on the date of such proposed Protective Advance, and is not known by the Administrative Agent to exceed, together with Overadvances described in Section 2.03(c), 10% of the Maximum Borrowing Amount, at such time; provided, further, that, (i) the aggregate amount of outstanding Protective Advances plus any Overadvances described in Section 2.03(c) plus the aggregate of all other Revolving Facility Exposure shall not exceed the aggregate Total Revolving Commitments and (ii) the Revolving Exposure of any Lender shall not exceed the Revolving Commitment of such Lender. The Administrative Agent agrees to use reasonable efforts to deliver prompt notice to the Lenders of any Protective Advance or Overadvance. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.03(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Revolving Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its pro rata share. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s pro rata share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(c) Notwithstanding anything to the contrary contained elsewhere in this Section 2.03 or this Agreement or the other Loan Documents and whether or not a Default or Event of Default exists at the time, the Administrative Agent may require all Revolving Lenders to honor requests or deemed requests by the Borrowers for Revolving Loans at a time that an Overadvance Condition exists or which would result in an Overadvance Condition and each Lender shall be obligated to continue to make its pro rata share of any such Overadvance Loan up to a maximum amount outstanding equal to its Revolving Commitment at such time, so long as such Overadvance is not known by the Administrative Agent to exceed 5.00% of the Maximum Borrowing Amount, at such time, but in no event shall such Overadvance exist for more than thirty (30) consecutive days or more than forty-five (45) days in any twelve month period; provided that (i) the aggregate amount of outstanding Overadvances plus any Protective Advances described in Section 2.03(a) plus the aggregate of all other Revolving Facility Exposure shall not exceed the aggregate Total Revolving Commitments and (ii) the Revolving Facility Exposure of any Lender shall not exceed the Revolving Commitment of such Lender. The Administrative Agent’s authorization to require Revolving Lenders to honor requests or deemed requests for Overadvance Loans may be revoked at any time by the Required Lenders.

Section 2.04 Swing Line Facility.

(a) Swing Loans. During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to each Borrower from time to time, which Swing Loans: (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made in U.S. Dollars and shall be Base Rate Loans; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure would not exceed (x) the Total Revolving Commitment or (y) the Maximum Borrowing Amount; (v) shall not be made if, after giving effect thereto, the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.05(c) hereof; and (vi) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.

(b) Swing Loan Refunding. At least once each calendar week (or more frequently at Swing Line Lender’s election), the Swing Line Lender shall direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 8.01(h) in respect of a Borrower has occurred, the applicable Borrower. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Parent Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates notwithstanding (i) that the Notice of Swing Loan Refunding may not comply with the requirements specified in Section 2.08, (ii) whether any conditions specified in Section 4.02 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Notice of Swing Loan Refunding or (v) any reduction in the Total Revolving Commitment after any such Swing Loans were made. Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the designated Borrower in the amount of such Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 3:00 p.m. (local time at the Payment Office), if such notice is received by such Lender prior to 12:00 p.m. (local time at its Notice Office), or not later than 3:00 p.m. (Local Time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of any Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), subject to the provisions of Section 2.04(d), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of a Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender or the Administrative Agent that a Default or Event of Default had occurred and was continuing (or any other applicable funding condition under Section 4.02 was not satisfied), but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

(e) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized. Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Swing Loans may be reduced as agreed between the Swing Line Lender and the applicable Borrowers, without the consent of any other Person.

Section 2.05 Letters of Credit.

(a) LC Issuances. During the Revolving Facility Availability Period, the Parent Borrower may request, for itself or on behalf of any other Borrower or other Restricted Subsidiary, an LC Issuer at any time and from time to time to issue, for the account of any Borrower or any Restricted Subsidiary, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in U.S. Dollars in such form as may be approved by such LC Issuer and such Borrower; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender plus any Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the principal amount of Swing Loans outstanding would exceed (x) the Total Revolving Commitment or (y) the Maximum Borrowing Amount, (iv) any Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.05(c) hereof, (v) the applicable LC Issuer has been notified in writing by the Administrative Agent that a Default or Event of Default exists (or any other applicable condition under Section 4.02 cannot be satisfied); provided that Parent Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary that is not a Borrower. Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof (except as otherwise permitted under Section 2.05(c)), or (z) five (5) Business Days prior to the Revolving Facility Termination Date (the “Letter of Credit Expiration Date”); provided that any Letter of Credit may extend beyond the date referred to in clause (z) above to the extent such Letter of Credit is Cash Collateralized back-stopped in a manner and in an amount reasonably satisfactory to the relevant LC Issuer. On the Closing Date, the Existing Letters of Credit will be deemed Letters of Credit issued hereunder and subject to the terms hereof.

(b) LC Requests. Whenever a Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, Parent Borrower shall give the Administrative Agent and the applicable LC Issuer written notice which shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 12:00 noon (local time at the Notice Office) at least three (3) Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than a Borrower, an application for, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c) Auto-Renewal Letters of Credit. If Parent Borrower so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than five (5) Business Days prior to the Revolving Facility Termination Date applicable to each Class of Revolving Commitments; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(d) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the Parent Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(e) Notice of LC Issuance. Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, and the Parent Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f) Reimbursement Obligations.

(i) The Borrowers hereby jointly and severally agree to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit within one Business Day after such LC Issuer notifies the Parent Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Parent Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in U.S. Dollars, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (Local Time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.11(a) that are Eurodollar Loans or, if not reimbursed within one Business Day after such notice, at the Default Rate, any such interest also to be payable on demand. If by 12:00 noon Local Time on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrowers have not made such reimbursement out of their available cash on hand or a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrowers), (x) the Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing, and such deemed Notice of Borrowing is not required to comply with the requirements specified in Section 2.08), (y) the Lenders shall make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the applicable Borrower in accordance with the applicable provisions of this Agreement.

(ii) Obligations Absolute. The Borrowers’ obligation under this Section 2.05 to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower or other LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction on the part of such LC Issuer.

(g) LC Participations.

(i) Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.13 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.13(c)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii) In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct negligence as determined by a final non-appealable or a court of competent jurisdiction, shall not create for such LC Issuer any resulting liability.

(iii) If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence is determined by a final, non-appealable judgment of a court of competent jurisdiction on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 12:00 p.m. (Local Time) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subsection (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v) The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct; as determined by a final non-appealable judgment of a court of competent jurisdiction of such LC Issuer in making payment under any applicable Letter of Credit;

(C) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Default or Event of Default.

(vi) To the extent any LC Issuer is not reimbursed by the Borrowers, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(h) Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the LC Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(f) and (g)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(a). Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the LC Issuers and the Parent Borrower, without the consent of any other Person.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable LC Issuer hereunder for any and all drawings under such Letter of Credit if not otherwise timely reimbursed by such Restricted Subsidiary. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.06 [Reserved].

Section 2.07 [Reserved].

Section 2.08 Notice of Borrowing.

(a) Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion shall be made upon notice in the form provided for below which shall be provided by the Parent Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 11:00 a.m. (Local Time) at least three (3) Business Days’ prior to the date of such Borrowing and (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 a.m. (Local Time) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion, which will be subject to Section 2.12) shall be made by an Authorized Officer of the Parent Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Parent Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the identity of the Borrowers on whose behalf such Borrowing is being requested, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of the Borrowing (which shall be a Business Day), (iv) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period or the Swing Loan Maturity Date (which shall be less than 30 days after the date of such Borrowing but at least five (5) Business Days after the date of such Borrowing). Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Parent Borrower entitled to give telephonic notices under this Agreement on behalf of the Parent Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrowers shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrowers on any day; provided, however, that at no time shall there be more than ten (10) Borrowings of Eurodollar Loans outstanding under this Agreement.

Section 2.09 Funding Obligations; Disbursement of Funds.

(a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.14 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) Borrowings Pro Rata. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued.

(c) Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d) Funding of Loans.

(i) Loans Generally. No later than 2:00 p.m. (Local Time) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in U.S. Dollars and in immediately available funds and the Administrative Agent promptly will make available to the applicable Borrower by depositing to its account at the Payment Office (or such other account as the applicable Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii) Swing Loans. No later than 3:00 p.m. (Local Time), on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the applicable Borrower by depositing to its account at the Payment Office (or such other account as the applicable Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e) Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable time in accordance with Section 2.08(a) on the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Parent Borrower, and the Borrowers shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the applicable Borrower, the then applicable rate of interest, calculated in accordance with Section 2.11, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.04). If the Borrowers and such Lender shall each pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.10 Evidence of Obligations.

(a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto; (ii) the amount and other details with respect to each Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from the Borrowers to each Lender hereunder; (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender (solely with respect to its own Loans or Commitments) or the Parent Borrower upon its reasonable request. The entries in the Lender Register shall be conclusive, absent manifest error, and the Parent Borrower, the Administrative Agent, and each Lender shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent manifest error or actual notice to the contrary.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.10(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d) Notes. Promptly following the request of any Lender or the Swing Line Lender, the Borrowers will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrowers’ joint and several obligation to pay the principal of, and interest on, the Revolving Loans made to them by such Lender and (ii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrowers’ obligation to pay the principal of, and interest on, the Swing Loans made to them by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrowers’ joint and several obligation to repay the Loans and other amounts owing by the Borrowers to such Lender or the Swing Line Lender.

Section 2.11 Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum and shall be payable in U.S. Dollars and shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Revolving Loan Margin in effect from time to time and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin in effect from time to time.

(b) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate equal to the Base Rate plus the Applicable Revolving Loan Margin for Base Rate Loans in effect from time to time.

(c) Default Interest. Notwithstanding the above provisions, if an Event of Default under Section 8.01(a) has occurred and is continuing, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), the overdue principal amount of any Loans and, to the extent permitted by applicable law, all overdue interest in respect of each Loan, and all overdue fees or other overdue amounts owed in respect of the Obligations hereunder shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Law) payable on demand, at a rate per annum equal to the Default Rate.

(d) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrowers on a joint and several basis: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December; (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto; and (iv) in respect of all Loans, other than Revolving Loans accruing interest at the Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.11(c), on demand.

(e) Computations of Interest. Except as provided in the next succeeding sentence, all computations of interest on any Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(f) Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Parent Borrower and the Lenders thereof. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.12 Conversion and Continuation of Loans.

(a) Conversion and Continuation of Revolving Loans. The Borrowers shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Borrowings of one Type made to it into a Borrowing or Borrowings of another Type that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that if any Conversion of Eurodollar Loans into Base Rate Loans shall be made on a day other than the last day of an Interest Period for such Eurodollar Loans, the applicable Borrower shall compensate each Lender for any breakage costs, if applicable, in accordance with the provisions of Section 3.04 hereof.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Parent Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation or

Conversion of a Eurodollar Loan, 11:00 a.m. (Local Time) at least three (3) Business Days’ prior to the date of such Continuation or Conversion and (ii) in the case of each Continuation or Conversion of a Base Rate Loan, prior to 11:00 a.m. (Local Time) on the proposed date of such Continuation or Conversion. Each such request shall be made by an Authorized Officer of the Parent Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Parent Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Parent Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the applicable Borrower entitled to give telephonic notices under this Agreement on behalf of the applicable Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Base Rate Loans may only be converted into Eurodollar Loans having an Interest Period of one (1) month if an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit a conversion to any longer Interest Period.

(d) No partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount.

(e) Eurodollar Loans may only be continued as Eurodollar Loans having an Interest Period of one (1) month if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit a continuation having a longer Interest Period.

(f) Borrowings resulting from conversions pursuant to this Section 2.12 shall be limited in number as provided in Section 2.08.

(g) If upon the expiration of any Interest Period in respect of Eurodollar Loans the Parent Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.08, the Parent Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of Eurodollar Loans with an Interest Period of one (1) month, effective as of the expiration date of such current Interest Period.

Section 2.13 Fees.

(a) Commitment Fees. The Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees in Dollars (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date applicable to each Class of Revolving Commitments, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day; provided that, for the purposes of this provision, the Revolving Commitment of any Lender shall be deemed to be zero if such Lender would be a Defaulting Lender pursuant to clause (b) of the definition thereof but for such Lender’s determination that a condition precedent to funding cannot be satisfied, and the Required Lenders have not confirmed such determination in writing. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(b) LC Fees. (i) Standby Letters of Credit. The Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit, to be paid in U.S. Dollars, for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the LC Issuer), computed for each day at a rate per annum equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(ii) Commercial Letters of Credit. The Borrowers jointly and severally agree to pay to the Administrative Agent for the ratable benefit of each Lender based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit to be paid in U.S. Dollars in an amount equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date applicable to each Class of Revolving Commitments.

(c) Fronting Fees. The Borrowers jointly and severally agree to pay quarterly in arrears directly to each LC Issuer, for its own account, a fee in respect of each Standby Letter of Credit issued by such LC Issuer, to be paid in U.S. Dollars, at a rate of 0.125% per annum, on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d) Additional Charges of LC Issuer. The Borrowers jointly and severally agree to pay in Dollars directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e) Administrative Agent Fees. The Borrowers shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees payable to the Administrative Agent set forth in the Fee Letter.

(f) Computations and Determination of Fees. All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.14 Termination and Reduction of Revolving Commitments.

(a) Mandatory Termination of Revolving Commitments. Each applicable Class of Revolving Commitments shall terminate on the Revolving Facility Termination Date applicable to such Class of Revolving Commitments.

(b) Voluntary Termination of the Total Revolving Commitment. Upon at least two (2) Business Days’ (or such shorter period as the Administrative Agent may in its discretion agree) prior written notice (or telephonic notice confirmed in writing within one (1) Business Day) to the Administrative Agent at its Notice Office (which notice may be conditioned upon the occurrence of any other event and which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to terminate in whole the Total Revolving Commitment; provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.15 and (ii) either (A) there are no outstanding Letters of Credit or (B) the Borrowers shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions (which are not LC Issuers under this Agreement) acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings.

(c) Partial Reduction of Total Revolving Commitment. Upon at least two (2) Business Days’ (or such shorter period as the Administrative Agent may in its discretion agree) prior written notice (or telephonic notice confirmed in writing within one (1) Business Day) to the Administrative Agent at its Notice Office (which notice may be conditioned upon the closing of any other event which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to partially and permanently reduce the Unused Total Revolving Commitment of any Class; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage within each applicable Class) and permanently reduce the Revolving Commitment of each Lender with respect to each applicable Class, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if any Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.15(c)(ii) or (iii) unless, substantially concurrently with such reduction the Borrowers make such mandatory prepayment and (iv) any partial reduction pursuant to this Section 2.14 shall be in the amount of at least $500,000 (or, if greater, in integral multiples of $250,000).

Section 2.15 Voluntary and Mandatory Prepayments of Loans.

(a) Voluntary Prepayments. The Borrowers shall have the right to prepay any of the Loans of any Class, in whole or in part, without premium or penalty, except as specified in subsection (e) below, from time to time. The Parent Borrower shall give the Administrative Agent written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) at the Notice Office of its intent to prepay the Loans of any Class, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) noon (Local Time) three (3) Business Days prior to the date of such prepayment with respect to prepayments of Eurodollar Loans or (z) noon (Local Time) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders; provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $250,000 (B) in the case of any prepayment of a Base Rate Loan, $250,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000 and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and

(iii) the Parent Borrower may designate that any Class be repaid.

(b) [Reserved].

(c) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.15(a) above) and the LC Outstandings shall be subject to cash collateralization requirements in accordance with the following provisions:

(i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans in respect of any Class of Revolving Commitments shall be repaid in full on the Revolving Facility Termination Date applicable to such Class of Revolving Commitments.

(ii) Loans Exceed the Commitments. Except for Protective Advances and Overadvance Loans permitted under Section 2.03, if on any date (after giving effect to any other payments on such date) the Aggregate Credit Facility Exposure exceeds the Maximum Borrowing Amount, then, in the case of each of the foregoing, the Borrowers shall, before noon on the second Business Day following such date, prepay the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii) LC Outstandings Exceed LC Commitment. If on any date the LC Outstandings exceed the LC Commitment Amount, then the Borrowers shall, before noon on the second Business Day following such date, Cash Collateralize any LC Outstandings that have not previously been Cash Collateralized to the extent of such excess.

(d) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section 2.15, the Parent Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made. In the absence of a designation by the applicable Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its sole discretion in order to minimize breakage costs owing under Article III.

(e) Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.15 shall be accompanied by any amounts payable in respect thereof under Section 3.04 hereof.

Section 2.16 Method and Place of Payment.

(a) Generally. All payments made by the Borrowers hereunder under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of any Class of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage with respect to any applicable Class of the amount of such prepayment and (ii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c) Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in U.S. Dollars.

(d) Timing of Payments. Any payments under this Agreement that are made later than 3:00 p.m. (New York City time), or, in the case of any payments made in connection with the termination of any Class of Commitments hereunder, 5:00 p.m. (New York City time), shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e) Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.17 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.17 or 11.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(a)(iv); fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so reasonably determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a)(iv); sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Parent Borrower or any Restricted Subsidiaries thereof pursuant to any Hedge Agreement with such Defaulting Lender or any Affiliate thereof as certified to the Administrative Agent (with a copy to such Defaulting Lender) by an Authorized Officer prior to the date of such payment; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Outstandings and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.17(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(A) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(a)(iv).

(C) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Outstandings and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Exposure of any Non-Defaulting Lender plus such Non-Defaulting Lender’s Applicable Percentage of the principal amount of Swing Loans outstanding to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17(a)(iv).

(b) Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent and each Swing Line Lender and LC Issuer reasonably agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include reasonable arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.17(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.18 Revolving Commitment Increases.

(a) Parent Borrower shall have the right, but not the obligation, after the Closing Date, upon notice to the Administrative Agent (an “Commitment Increase Notice”), to request an increase in the aggregate commitments under the Initial Revolving Facility (which may, at the election of Parent Borrower, include a proportionate increase to the LC Commitment Amount and, with the consent of the Swing Line Lender, the Swing Line Commitment) (each, a “Revolving Commitment Increase”, and the loans thereunder, “Incremental Revolving Loans”; the facility in connection therewith a “Incremental Initial Revolving Facility”) by an aggregate amount of up to $150,000,000 minus the aggregate amount of Indebtedness incurred in reliance on clause (a) of the definition of “Permitted Incremental Indebtedness”; provided that (i) no commitment of any Lender may be increased without the consent of such Lender, (ii) no Event of Default exists immediately after giving effect thereto (provided, however, that if the proceeds of such Revolving Commitment Increase are used to finance a Permitted Acquisition or other Investment permitted by this Agreement (and costs reasonably related thereto), it shall only be required that no Specified Event of Default shall be continuing at the time such commitments become effective), (iii) the Incremental Revolving Loans (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of (1) priority with respect to the Collateral and (2) payment with respect to the Obligations in respect of the Commitments in effect prior to the Revolving Commitment Increase and (B) shall be on terms and pursuant to the documentation applicable to the existing Commitments; provided that the Applicable Margin relating to the Incremental Revolving Loans may exceed the Applicable Margin relating to the Commitments in effect prior to the effective date of the Incremental Revolving Commitment Increase so long as the Applicable Margins relating to all Revolving Loans shall be adjusted to be no less than 0.50% per annum less than the Applicable Margin payable to the Lenders providing such Incremental Revolving Commitment Increase, (iv) the Applicable Revolving Loan Margin, Applicable Commitment Fee Rate and “LIBOR floor” (if applicable) applicable to any Revolving Commitment Increase shall be no higher than the corresponding Applicable Revolving Loan Margin, Applicable Commitment Fee Rate and “LIBOR floor” (if applicable) applicable to the Initial Revolving Facility plus 0.50% per annum; provided, that Parent Borrower may increase the pricing of the Initial Revolving Facility, without the consent of the Administrative Agent or any Lender, such that the foregoing is true, including increasing the Applicable Margin, the Commitment Fee, adding or increasing an existing “LIBOR Floor” (if applicable), (v) the Revolving Commitment Increase shall be requested in minimum amounts of $5,000,000 or a higher multiple of $1,000,000, and (vi) Parent Borrower shall not have the right to request more than five (5) Commitment Increases during the term of this Agreement. The proceeds of each Revolving Commitment Increase may be used for any transaction permitted under this Agreement. Any Revolving Commitment Increase may be denominated in U.S. Dollars. Each Commitment Increase Notice shall set forth (i) the amount of the Revolving Commitment Increase being requested and (ii) the date on which such Revolving Commitment Increase is requested to become effective.

(b) The Borrowers may seek a Revolving Commitment Increase from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Revolving Credit Lenders, as applicable, in connection therewith. The Borrowers, each Incremental Revolving Credit Lender and the Administrative Agent and, the Swing Line Lender and each LC Issuer, to the extent their consent would be required under Section 11.12(b) for an assignment of Loans or Commitments, as applicable, to such Additional Lender, shall execute and deliver an Incremental

Revolving Credit Assumption Agreement having terms and conditions consistent with the terms of this Section 2.18. Each Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Revolving Loans or Incremental Initial Revolving Loans, as applicable, to be made thereunder, consistent with the provisions set forth in Section 2.18(a). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitment, as applicable, or otherwise to effect the provisions of this Section 2.18, notwithstanding any requirements of Section 11.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto.

(c) Upon the effectiveness of any Revolving Commitment Increase entered into pursuant to this Section 2.18, each Lender with a Revolving Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Initial Revolving Facility (each, an “Incremental Initial Revolving Facility Lender”) in respect of such increase, and each such Incremental Initial Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Loans held by each Lender with a Revolving Commitment of such Class (including each such Incremental Initial Revolving Facility Lender) will equal the percentage of the aggregate Revolving Commitments of such Class of all Lenders represented by such Lender’s Revolving Commitment of such Class. If, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Initial Revolving Facility be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d) Upon the effectiveness of any Revolving Commitments Increase entered into pursuant to this Section 2.18, each Lender with a Revolving Commitment immediately prior to the providing of such Incremental Revolving Facility will automatically and without further act be deemed to have assigned to each Lender providing a portion of such Incremental Revolving Facility in respect of such provision, and each such Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit and (y) participations hereunder in Swing Loans held by each Lender with a Revolving Commitment and each Lender with an Incremental Revolving Facility will equal the percentage of the aggregate Revolving Commitments and aggregate commitments under the Incremental Revolving Facilities of all Lenders represented by such Lender’s Revolving Commitment and such Lender’s commitment under the Incremental Revolving Facility, as applicable. If, on the date of the providing of such Incremental Revolving Facility, there are any Revolving Loans outstanding, such Revolving Loans shall, on or prior to the effectiveness of such Incremental Revolving Facility, be prepaid from the proceeds of the Incremental Revolving Loans made hereunder (reflecting such commitments under the Incremental Revolving Facility), which prepayment shall be accompanied by accrued and unpaid interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Notwithstanding the foregoing, no Revolving Commitment Increase shall become effective under this Section 2.18 unless the Administrative Agent shall have received (i) a customary legal opinion covering the enforceability of the Incremental Revolving Credit Assumption Agreement and other customary matters, (ii) customary reaffirmations and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Initial Revolving Loans or Incremental Revolving Loans, as applicable, are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent

(f) Notwithstanding anything to the contrary in this Section 2.18, The Revolving Commitment Increase may be in the form of a separate “first-in, last out” tranche (the “FILO Tranche”) with a separate borrowing base against the Borrowing Base Assets and interest rate margins in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (a) above) among the Parent Borrower, the Administrative Agent and the Lenders providing the FILO Tranche so long as (1) any loans under the FILO Tranche may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors; (2) if the FILO Tranche availability exceeds $0, any Revolving Borrowing thereafter requested shall be made under the FILO Tranche until the FILO Tranche availability no longer exceeds $0; (3) no Borrower may prepay Revolving Credit Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans and/or Reimbursement Obligations (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) are outstanding; (4) the Required Lenders (calculated as including Lenders under any Revolving Commitment Increase) shall, subject to the terms of the ABL/Bond Intercreditor Agreement, control exercise of remedies in respect of the Collateral and (5) no changes affecting the priority status of the Loans (other than the FILO Tranche), on the one hand, and the FILO Tranche, on the other hand, may be made without the consent of the Required Lenders (calculated as including Lenders under any Revolving Commitment Increase, other than such changes which affect only the FILO Tranche.

(g) This Section 2.18 shall supersede any provisions in this Agreement to the contrary, including Sections 2.16 or 11.12. For the avoidance of doubt, any of the provisions of this Section 2.18 may be amended with the consent of the Required Lenders, the Administrative Agent and the Borrowers.

Section 2.19 Amend and Extend Transactions. (a) At any time after the Closing Date, the Borrowers and any Lender (any such Lender, an “Extending Lender”) may agree, by notice to the Administrative Agent for further distribution to the Lenders (each such notice, an “Extension Notice”), to extend (an “Extension”) the maturity date of such Lender’s Revolving Commitments of a Class (which term, for purposes of this provision, shall also include any Class of Revolving Commitments outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.19, any Class of Incremental Revolving Loans or any commitments under any Incremental Initial Revolving Facility (the “Existing Revolving Commitment Class”, the Revolving Loans thereunder, the “Existing Revolving Loans” and the Revolving Commitments thereunder, the “Existing Revolving Commitments”) to the extended maturity date specified in such Extension Notice and Extension Amendment (each tranche of Revolving Commitments so extended, in each case as well as the original Revolving Commitments not so extended, being deemed a separate Class; any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted and any Class of Revolving Commitments the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Revolving Credit Commitments”); provided, that (i) the Parent Borrower shall have offered to all Lenders under the applicable Credit Facility that is the subject of the proposed Extension the opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions to each such Lender (each such offer, an “Extension Offer”), (ii) except as to interest rates, rate floors, fees, original issue discounts, premiums, final maturity date (subject to the following clause (v), which shall be determined by the Parent Borrower and set forth in the applicable Extension Offer), the Extended Revolving Credit Commitments shall have the same terms as the Class or Class of Revolving Commitments that was the subject of the Extension Notice; provided that the Extension Offer and/or Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date then in effect, (iii) if the aggregate Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments offered to be extended by the Parent Borrower pursuant to such Extension Offer, then the Revolving Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (v) all documentation in respect of such Extension Offer (including any Extension Notice any amendment to this Agreement implementing the terms of such Extension Offer (each such amendment, an “Extension Amendment”)) shall be consistent with the foregoing, (vi) the interest rates, rate floors, fees, original issue discounts, premiums, final maturity date and optional and mandatory prepayments (subject to the limitations set forth in clause (ii) of this Section 2.19) applicable to any Extended Revolving Credit Commitments shall be determined by the Parent Borrower and the lenders providing such Extended Revolving Credit Commitments, as applicable and (vii) all Borrowings under the applicable Revolving Commitments (i.e., the Existing Revolving Commitment Class and the Extended Revolving Credit Commitments of the applicable Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments). In connection with any such Extension, the Parent Borrower and the Administrative Agent, with the approval of the Extending Lenders of the applicable Extension Series, may effect such amendments (including any Extension Amendment) to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish new Classes, tranches or sub-tranches in respect of the Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of LC Outstandings, Swing Loans and Swing Loan Participations upon the expiration or termination of the commitments under any tranche or sub-tranche), in each case on terms not inconsistent with this Section 2.19. Any Extension of the Revolving Commitments shall require the consent of any LC Issuer and any Swing Line Lender to the extent that such Extension provides for issuance of Letters of Credit by such LC Issuer or the Borrowing of Swing Loans from such Swing Lender at any time during such extended period. Notwithstanding the conversion of any Existing Revolving Commitment Class into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to the Existing Revolving Credit Commitment Class of the applicable Extension Series for purposes of the obligations of a Revolving Lender in respect of Swing Loans under Section 2.04(a) and Letters of Credit under Section 2.05, except that the applicable Extension Amendment may provide that the Swing Line Maturity

Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swing Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swing Line Lender and/or the applicable LC Issuer, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(b) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Revolving Commitment Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), the Existing Revolving Commitments of each Extending Lender under the applicable Extension Series, the aggregate principal amount of such Existing Revolving Commitment Class shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and the aggregate principal amount of such Extended Revolving Credit Commitments shall be established as a separate Class of Revolving Commitments from the Existing Revolving Commitment Class of the applicable Extension Series and from any other Existing Revolving Credit Commitment Classes (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Loans of any Extending Lender are outstanding under the Existing Revolving Commitment Class of the applicable Extension Series, such Existing Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s commitment under the Existing Revolving Commitment Class of the applicable Extension Series to Extended Revolving Credit Commitments.

(c) With respect to all Extensions consummated by the Parent Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, including Section 2.15 and (ii) any Extension Offer is required to be in a minimum amount of $5,000,000. The Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Parent Borrower’s sole discretion and may be waived by the Parent Borrower) of Revolving Commitments of any or all applicable tranches accept the applicable Extension Offer.

(d) In connection with any Extension, the Parent Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.19.

(e) Notwithstanding the foregoing, no Extension Amendment shall become effective under this Section 2.19 unless the Administrative Agent shall have received (i) a customary legal opinion covering the enforceability of the Extension Amendment and other customary matters, (ii) customary reaffirmations and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the applicable Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error, then the

Administrative Agent, the Parent Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of the applicable Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Revolving Credit Commitments (and related Revolving Credit Exposure) of the applicable Extension Series into which such other Revolving Commitments were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Parent Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.19(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.19(a).

(g) This Section 2.19 shall supersede any provisions in this Agreement to the contrary, including Sections 2.16 or 11.12. For the avoidance of doubt, any of the provisions of this Section 2.19 may be amended with the consent of the Required Lenders, the Administrative Agent and the Borrowers.

Section 2.20 [Reserved].

Section 2.21 Cash Receipts.

(a) Each Credit Party shall enter into a control agreement (each, a “Blocked Account Agreement”) within 120 days after the Closing Date (or such later date approved by the Administrative Agent in its reasonable discretion), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent and any bank with which such Credit Party maintains a primary domestic concentration DDA (other than an Excluded Account) (collectively, the “Blocked Accounts”).

(b) Each Borrower agrees that it will cause all proceeds of the ABL Collateral (other than the amounts and accounts identified in clauses (ii), (iii), (iv) and (v) of Section 2.21(d) below or proceeds in any Excluded Accounts) to be deposited into a Blocked Account, which deposits may be made through a remote scanning process for purposes of depositing payment items into the Blocked Accounts from time to time. Each Borrower agrees that it will promptly cause all such payment items to be scanned and/or deposited into Blocked Accounts.

(c) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Specified Covenant Event of Default or other Liquidity Event (and delivery of notice thereof from the Administrative Agent to the Parent Borrower and the other parties to such instrument or agreement), the ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date shall have actually occurred), of all collected and available funds, including any collected and available funds in each Blocked Account (net of such minimum balance, not to exceed $50,000 in any one Blocked Account or $250,000 in the aggregate, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained), to one or more accounts maintained by the Administrative Agent at SunTrust Bank in Atlanta, Georgia (the “Payment Accounts”) or such other account as directed by the Administrative Agent. Subject to the terms of the ABL/Bond Intercreditor Agreement, all amounts received in a Payment Account or such other account shall be applied (and allocated) by the Administrative Agent in accordance with Section 8.03.

(d) If, at any time after the occurrence and during the continuance of a Specified Covenant Event of Default or other Liquidity Event, any cash or Cash Equivalents owned by any Credit Party (other than (i) an amount not to exceed $5,000,000 in the aggregate that is on deposit in a segregated DDA which the Parent Borrower designates in writing to the Administrative Agent as being the “designated account,” (each such account, a “Designated Account” and collectively, the “Designated Accounts”), (ii) de minimis cash or cash equivalents from time to time inadvertently misapplied by any Credit Party, (iii) deposit accounts the balance of which consists exclusively of (x) withheld income taxes and federal, state or local employment taxes, (y) amounts required to be paid over to an employee benefit plan; (iv) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside for the purpose of managing) disbursements, tax accounts, payroll accounts, and trust accounts, (v) local store accounts that are swept at least weekly to Blocked Accounts are deposited to any account, or held or invested in any manner, other than in a Blocked Account subject to a Blocked Account Agreement or a lockbox and (vi) other accounts that are not swept at least weekly to a Blocked Account in which the aggregate amount on deposit in all such other accounts at any time may not exceed $5,000,000 (such accounts referred to in clauses (ii) through (vi) above, collectively, the “Excluded Accounts”)) the Administrative Agent shall be entitled to require the applicable Credit Party to close such account and have all funds therein transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.

(e) The Credit Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts without the Administrative Agent’s consent, subject to the prompt execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Section 2.21. The Administrative Agent shall execute any requested notice of termination to the Bank at which such closed Blocked Account has been maintained; provided that the Credit Parties provide to the Administrative Agent a Blocked Account Agreement for a replacement Blocked Account consistent with the provisions of this Section 2.21. For the avoidance of doubt, the Credit Parties may open or close Excluded Accounts at any time, without requirement of delivery of a Blocked Account Agreement.

(f) So long as (i) no Specified Covenant Event of Default has occurred and is continuing, and (ii) no other Liquidity Event as to which the Administrative Agent has notified the Parent Borrower has occurred and is continuing, the Credit Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts. For the avoidance of doubt, the Credit Parties may direct, and shall have sole control over, the manner of disposition of funds in any Excluded Account or Designated Account.

(g) Any amounts (x) received in the Payment Accounts (including all interest and other earnings with respect thereto, if any) at any time after the Termination Date or (y) if any amounts continue to be swept to the Payment Accounts after all Specified Events of Default and other Liquidity Events have been cured shall (subject, in the case of clause (x), to the provisions of the ABL/Bond Intercreditor Agreement), be remitted to the operating account of the Borrowers as specified by the Borrower Agent.

Section 2.22 Reserves; Change in Reserves; Decisions by Agent.

(a) The Administrative Agent may at any time and from time to time establish and increase or decrease Reserves; provided that, as a condition to the establishment of any new category of Reserves, or any increase in Reserves resulting from a change in the manner of determination thereof, a Required Reserve Notice shall have been given to the Parent Borrower not later than five (5) Business Days prior to such establishment or increase; provided, further, that circumstances, conditions, events or contingencies arising prior to the Closing Date of which the Administrative Agent had knowledge prior to the Closing Date shall not be the basis for any such establishment or modification after the Closing Date. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Credit Card Receivable”, “Eligible In-Transit Inventory”, “Eligible Inventory”, “Eligible Letter of Credit Inventory”, “Eligible Receivable”, “Eligible Billings” or “Eligible Unbilled Receivables” and vice versa, or reserves or criteria deducted in computing the cost or market value or Value of any Eligible Receivable, any Eligible Inventory, any Eligible Credit Card Receivable, Eligible In-Transit Inventory, Eligible Letter of Credit Inventory, Eligible Billings, Eligible Unbilled Receivables or the Net Orderly Liquidation Value of any Eligible Inventory and vice versa.

Section 2.23 Borrower Agent.

(a) Each Borrower hereby designates the Parent Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Banks or any Lender. The Parent Borrower hereby accepts such appointment as agent. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Parent Borrower on behalf of any Borrower. The Administrative Agent, the Issuing Banks and the Lenders may give any notice or communication with a Borrower hereunder to the Parent Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Parent Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Parent Borrower shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, only the Parent Borrower shall be permitted to request any Borrowing or Letter of Credit hereunder.

Section 2.24 Joint and Several Liability of the Borrowers.

(a) Each Borrower agrees that it is absolutely and unconditionally jointly and severally liable, as co-borrower, for the prompt payment and performance of all Obligations of the Borrowers and all agreements of each of the Borrowers under the Loan Documents. Each Borrower agrees that its co-borrower obligations hereunder are direct obligations of payment and not of collection, that such obligations shall not be discharged until the Maturity Date.

(b) It is agreed among each Borrower, the Administrative Agent, the Issuing Banks and the Lenders that the provisions of this Section 2.24 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Administrative Agent, the Issuing Banks and the Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its obligations pursuant to this Section 2.24 are necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(c) Nothing contained in this Agreement (including any provisions of this Section 2.24 to the contrary) shall limit the liability of (i) any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Exposure and all accrued interest, fees, expenses and other related Obligations of such Borrower with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder, or (ii) the Parent Borrower in respect of all of the Obligations of Borrowers under the Loan Documents.

(d) Each Borrower has requested that the Administrative Agent and the Lenders make the Initial Revolving Facility available to the Borrowers on a combined basis, in order to finance such Borrower’s business most efficiently and economically. Each Borrower’s business is a mutual and collective enterprise, and such Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each such Borrower and ease the administration of their relationship with the Lenders, all to the mutual advantage of Borrowers. The Borrowers acknowledge and agree that the Administrative Agent’s and the Lenders’ willingness to extend credit to the Borrowers and to administer the Collateral supporting the applicable Obligations on a combined basis, as set forth herein, is done solely as an accommodation to the Borrowers and at the Borrowers’ request.

(e) In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under this Section 2.24 or under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s liability under this Section 2.24 or under this Agreement, then, notwithstanding any other provision of this Section 2.24 to the contrary, the amount of such liability shall, without any further action by such Borrower or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Borrower’s maximum liability (“Borrower’s Maximum Liability”). This Section 2.24(e) with respect to the Borrower’s Maximum Liability of each Borrower is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Borrower nor any other Person or entity shall have any right or claim under this Section 2.24 with respect to such Borrower’s Maximum Liability, except to the extent necessary so that the obligations of such Borrower hereunder shall not be rendered voidable under applicable Law. Each Borrower agrees that the Obligations may at any time and from time to time exceed the Borrower’s Maximum Liability of each Borrower without impairing this Section 2.24(e) or this Agreement, or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Borrower’s obligations hereunder beyond its Borrower’s Maximum Liability.

(f) In the event any Borrower (a “Paying Borrower”) shall make any payment or payments under this Section 2.24 or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Agreement, each other Borrower (each a “Non-Paying Borrower”) shall contribute to such Paying Borrower an amount equal to such Non-Paying Borrower’s “Borrower Percentage” of such payment or payments made, or losses suffered, by such Paying Borrower. For purposes of this Section 2.24, each Non-Paying Borrower’s “Borrower Percentage” with respect to any such payment or loss by a Paying Borrower shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Borrower’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Borrower’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Borrower from any other Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Borrower’s Maximum Liability of all Borrowers hereunder (including such Paying Borrower) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Borrower’s Maximum Liability has not been determined for any Borrower, the aggregate amount of all monies received by such Borrower from any other Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Borrower’s several liability for the entire amount of the Obligations (up to such Borrower’s Maximum Liability). Each of the Borrowers covenants and agrees that its right to receive any contribution under this Section 2.24 from a Non-Paying Borrower shall be subordinate and junior in right of payment to the Obligations until the Maturity Date. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders, the Borrowers and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or any LC Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes which are indemnified under Section 3.02 and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer or other Recipient, the applicable Borrower will pay to such Lender, LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered as provided in paragraph (c) of this Section 3.01.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered as provided in paragraph (c) of this Section 3.01.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.01 and delivered to the Parent Borrower, shall be conclusive absent manifest error. Any such certificate shall include the certification of an officer of such Lender or LC Issuer that such costs are not being imposed on the applicable Borrower disproportionately in comparison with other similarly situated borrowers. The applicable Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section 3.01 for any increased costs incurred or reductions suffered if the Lender does not provide notice of such request more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence or event giving rise to such increased costs or reductions (except that, if the Change in Law constituting the occurrence or event giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02 Taxes.

(a) LC Issuer. For purposes of this Section 3.02, the term “Lender” includes any LC Issuer.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (b) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.02) or Other Taxes payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) [Reserved].

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.02, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and deliver to the applicable Borrower and the Administrative Agent any new documentation reasonably requested by such Borrower or the Administrative Agent or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding any other provision of this Section 3.02(g), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(ii) Without limiting the generality of the foregoing (and with respect to (B) and (C) below, only in the event the applicable Borrower is a U.S. Person),

(A) each Lender that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), two duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable:

(i) two duly executed originals of IRS Form W-8BEN claiming the benefits of an income tax treaty to which the United States is a party;

(ii) two executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) two duly executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.03 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.01, or requires the applicable Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.02, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.01, or if the applicable Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.03(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Parent Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

Section 3.04 Breakage Compensation. The Parent Borrower shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans) which such Lender actually sustains in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the applicable Borrower or deemed withdrawn); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the applicable Borrower pursuant to Section 3.03(b); or (v) as a consequence of (y) any other default by the applicable Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.03(b). The applicable Borrower shall pay such Lender the amount shown in reasonable detail as due on any such request within ten (10) Business Days after receipt thereof; provided that such reimbursement shall not be required within such ten (10) Business Day period if such amount is subject to a good-faith dispute of the applicable Borrower.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Credit Agreement. This Agreement shall have been executed and delivered by each Borrower, the Administrative Agent, each LC Issuer and each of the Lenders.

(b) Notes. Each Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same at least five (5) Business Days in advance of the Closing Date.

(c) Guaranty. The Guarantors shall have duly executed and delivered the Guaranty.

(d) Security Documents. The Credit Parties shall have duly executed and delivered to the Administrative Agent:

(i) the Security Documents, together with (A) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Credit Parties, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens and Liens to be released on the Closing Date, (B) original certificates evidencing the issued and outstanding shares of Capital Stock of all Subsidiaries owned directly by any Credit Party required to be pledged pursuant to the Security Documents and (C) stock or membership interest powers or other appropriate instruments of transfer executed in blank;

(ii) a Perfection Certificate; and

(iii) the Intercompany Note.

(e) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) of each Credit Party evidencing corporate approval of the Transactions.

(f) Incumbency Certificates. The Administrative Agent shall have received a secretary’s certificate of each Credit Party reasonably acceptable to the Administrative Agent which includes certification of the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party.

(g) Opinion of Counsel. The Administrative Agent shall have received the executed legal opinion of Simpson Thacher & Bartlett LLP which shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(h) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents, and/or proper UCC financing statements or other notices in respect thereof, shall have been delivered to the Administrative Agent and shall be in proper form for recording, publishing or filing in such manner and in such places as is required by law to create, perfect, preserve and protect the rights, Liens and security interests in the Collateral of the Secured Creditors and all Collateral items required to be physically delivered to the Collateral Agent under the Security Documents shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(i) Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received certified copies of the bylaws, partnership agreement, limited liability company agreement or other applicable governing documents, of each Credit Party, and a good standing certificate from the Secretary of State of the state of incorporation or formation, as the case may be, dated as of a recent date, listing and attaching all charter documents affecting each Credit Party and certifying as to the good standing of such Credit Party (only if the concept of good standing exists in the applicable jurisdiction).

(j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by a Financial Officer.

(k) Transactions. The Administrative Agent shall have received evidence that prior to or substantially concurrent with the funding of the Loans on the Closing Date, the Transactions shall have occurred.

(l) Know Your Customer Information. The Administrative Agent shall have received all documentation and other information reasonably requested by the Administrative Agent that is required by regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act.

(m) Payment of Fees. The Lenders and the Administrative Agent shall have received all fees in the amounts previously agreed in writing to be received on the Closing Date and all expenses in the amounts previously agreed in writing to be received on the Closing Date for which invoices have been presented at least two (2) Business Days prior to the Closing Date shall have been paid.

(n) Borrowing Base. The Administrative Agent shall have received a Borrowing Base Certificate which sets forth the Borrowing Base as of April 30, 2013.

(o) ABL/Bond Intercreditor Agreement. The ABL/Bond Intercreditor Agreement shall be in full force and effect.

(p) Payoff Documents. Copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by each of the secured parties under the Existing Credit Agreement and the Existing Notes, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent, releasing all liens of the secured parties under the Existing Credit Agreement and the Existing Notes upon any of the personal property of the Parent Borrower and its Subsidiaries, (b) cancellations and releases, in each case in proper form for recording or filing and otherwise satisfactory to the Administrative Agent, releasing all liens of the secured parties under the Existing Credit Agreement and the Existing Notes upon any of the real property of the Parent Borrower and its Subsidiaries, and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to the secured parties under the Existing Credit Agreement and the Existing Notes.

Without limiting the generality of the requirements of Section 6.13, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowing on the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

Section 4.02 Conditions Precedent to All Credit Events. The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice. The Administrative Agent (and in the case of subsection (ii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.08(b) with respect to any Borrowing (other than a Continuation or Conversion) and (ii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

(b) No Default; Representations and Warranties. At the time of each Credit Event and immediately after giving effect thereto, (i) there shall exist no Default or Event of Default; provided that with respect to any Credit Event with respect to a Revolving Commitment Increase, the proceeds of which are used to finance a Permitted Acquisition or other Investment permitted by this Agreement, the references to Default or Event of Default in this Section 4.02(b) shall be deemed to refer solely to a Specified Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided that with respect to any Revolving Commitment Increase incurred pursuant to Section 2.18, the proceeds of which are used to finance a Permitted Acquisition or other Investment permitted by this Agreement, the representations and warranties in this Section 4.02(b) shall be deemed to refer solely to the Specified Representations and the Specified Purchase Agreement Representations (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in such acquisition agreement (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or other Investment), for purposes of the making of such Specified Representations as of the closing date of such Permitted Acquisition or Investment, the definition of “material adverse effect” (or equivalent term), shall be qualified by the same exceptions and qualifications that apply to the definition of “closing date material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or other Investment)).

Notwithstanding the foregoing, Loans shall not be available during any Specified Contribution Period unless and until such time as a Specified Equity Contribution has been made.

Each Notice of Borrowing submitted by a Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(b) (or, in the case of a Borrowing Notice for an Revolving Commitment Increase, the conditions specified in the provisos in clauses (i) and (ii) of Section 4.02(b)) have been satisfied on and as of the date of the applicable Credit Event.

Section 4.03 Credit Events to Additional Borrowers.

The obligations of the Lenders and the Swing Line Lender to honor any initial request by the Parent Borrower for a Loan for an Additional Borrower or of any LC Issuer to honor any initial request by the Parent Borrower for a Letter of Credit for the benefit of each Additional Borrower is subject to the satisfaction of the following further conditions precedent:

(a) the Administrative Agent shall have received a customary opinion of counsel for such Additional Borrower reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(b) the Administrative Agent shall have received all documents that it may reasonably request relating to the existence of such Additional Borrower, its corporate authority for and the validity of its entry into its Additional Borrower Agreement, this Agreement, any other Loan Document and any amendments to the Loan Documents contemplated by Section 1.08, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; and

(c) each of the Additional Borrowers shall have (i) become jointly and severally obligated as a primary obligor of the Obligations to the Administrative Agent and each of the holders of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) by executing a supplement to the Guaranty in the form of Exhibit I attached thereto and (ii) taken all actions necessary to create and perfect a security interest in its assets (other than any Excluded Collateral) for the benefit of the Secured Creditors in accordance with Section 6.10, unless a security interest in the assets (other than Excluded Collateral) of such Additional Borrower has already been created and perfected.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Parent Borrower and each other Borrower makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Organization Status and Qualification. Each Credit Party and each Restricted Subsidiary that is a Material Subsidiary (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation, (ii) has the corporate, partnership or limited liability company power and authority, as applicable, to own and operate its property and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization and Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03 Applicable Law, Contractual Obligations and Organizational Documents. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, except as would not reasonably be expected to have a Material Adverse Effect, taken as a whole, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents or Liens otherwise permitted hereunder) upon any of the property or assets of such Credit Party pursuant to the terms of any contract, except as would not reasonably be expected to have a Material Adverse Effect or (iii) will breach any provision of the Organizational Documents of such Credit Party.

Section 5.04 Governmental Approvals. Except as would not reasonably be expected to result in a Material Adverse Effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder or the granting of any Lien under the Security Documents or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

Section 5.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Authorized Officer, threatened in writing with respect to any Credit Party or any of their respective Subsidiaries (i) except as would not reasonably be expected to result in a Material Adverse Effect or (ii) that, on the Closing Date, question the validity or enforceability of the Loan Documents taken as a whole.

Section 5.06 Use of Proceeds; Margin Regulations.

(a) The proceeds of Borrowings under the Initial Revolving Facility shall be used to finance the Parent Borrower’s and its Subsidiaries’ working capital needs (including to replace or provide credit support for any existing letters of credit), general corporate purposes and certain costs in connection with the Transactions.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Parent Borrower or of the Parent Borrower and its consolidated Restricted Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07 Financial Statements.

(a) The Parent Borrower has furnished to the Administrative Agent (i) the audited consolidated balance sheets of Parent Borrower and its Subsidiaries for the fiscal year ended December 31, 2012 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Parent Borrower and its Subsidiaries for such fiscal year and (ii) the unaudited consolidated balance sheet, and the related statements of income and of cash flows, of the Parent Borrower and its Subsidiaries for each fiscal quarter ended after March 31, 2013. Except as described therein, all such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial position in all material respects of Parent Borrower and its Subsidiaries on a consolidated basis as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to audit adjustments.

(b) The pro forma financial statements delivered prior to the Closing Date have been prepared in good faith, based on assumptions believed to be by the Parent Borrower to be reasonable when as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent Borrower and its Subsidiaries as of the date thereof.

Section 5.08 Solvency. As of the Closing Date, after giving effect to the consummation of the Transactions, including the making of any Loans on the Closing Date, (a) the fair value of the properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of Parent Borrower and its Restricted

Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Parent Borrower and its Restricted Subsidiaries on their debts as they become absolute and matured, (c) Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature and (d) Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Parent Borrower and its Restricted Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital. For purposes of the representations set forth in this Section 5.08, the amount of contingent liabilities shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date such representation is made or deemed to be made, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the, criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

Section 5.09 No Material Adverse Effect. Since December 31, 2012, there has been no Material Adverse Effect.

Section 5.10 Payment of Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and its Restricted Subsidiaries have timely filed all federal, state, provincial, territorial, foreign and other tax returns and reports required to be filed under applicable law, and have timely paid all federal, state, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. None of the Parent Borrower or any of its Restricted Subsidiaries are subject to a tax audit or have received notice of a proposed tax adjustment that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.11 Ownership of Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party has good, recordable and marketable title, in the case of Real Property (other than Leaseholds), and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets necessary in the ordinary conduct of its business, free and clear of Liens other than Permitted Liens. The properties (and interests in properties) owned by the Credit Parties, taken as a whole, are sufficient, in the judgment of the Credit Parties, for conducting the businesses of the Credit Parties and their Restricted Subsidiaries. Schedule 5.11 sets forth a complete list of Real Property (other than Leaseholds) owned by the Credit Parties on the Closing Date, showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state and record owner.

Section 5.12 Environmental Matters. Each Credit Party and each of their Restricted Subsidiaries is in material compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All material licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Restricted Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Restricted Subsidiaries is in material compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith would not reasonably be expected to have a Material Adverse Effect. With respect to any Environmental Law, no Credit Party or any of its Restricted Subsidiaries has received written notice, or otherwise knows, that it is in material noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree (a) to which such Credit Party or such Restricted Subsidiary is a party or (b) that would affect the ability of such Credit Party or Restricted Subsidiary to conduct its business or operate any Real Property and no Credit Party knows of any event that has occurred and is continuing that, with the passage of time, the giving notice of, or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect. There are no material Environmental Claims pending or, to the knowledge of any Authorized Officer of the Parent Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. To the knowledge of any Authorized Officer of Parent Borrower, there are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit

Parties or their Restricted Subsidiaries or on any property adjacent to any such Real Property, to which any Credit Party or any such Restricted Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of a material Environmental Claim against any Credit Party or any of its Restricted Subsidiaries or any Real Property of a Credit Party or any of its Restricted Subsidiaries; or (ii) to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that would not reasonably be expected to have a Material Adverse Effect. (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of any Credit Party or any of its Restricted Subsidiaries, or (ii) released on any such currently owned or operated Real Property, in each case where such occurrence or event is not in compliance with, or would give rise to liability under, Environmental Laws and would reasonably be expected to have a Material Adverse Effect.

Section 5.13 Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, no ERISA Event has occurred or is reasonably expected to occur. Except as would not reasonably be expected to have a Material Adverse Effect, the Credit Parties, their Restricted Subsidiaries and each ERISA Affiliate (i) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (ii) is in compliance with all other applicable provisions of ERISA and the Code with respect to each Single-Employer Plan and each Multiple Employer Plan, and (iii) has not incurred any liability under Title IV of ERISA to the PBGC with respect to any Single-Employer Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder. The excess in the present value of all benefit liabilities under each Single-Employer Plan (based on those assumptions used to fund such Single-Employer Plan), as of the last annual valuation date applicable thereto, over the fair market value of the assets of such Single-Employer Plan could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.14 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each of its Restricted Subsidiaries owns or has the right to use all Intellectual Property and other rights related thereto necessary for the present conduct of its business, and operates its respective business without any known infringement, violation or conflict with the Intellectual Property rights of others.

Section 5.15 Investment Company Act. No Credit Party nor any of its Restricted Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940.

Section 5.16 Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Obligations, a legal, valid and enforceable, and upon making the filings and recordings referenced in the next sentence and taking the other perfection steps required by the applicable Security Documents, perfected security interest in and Lien on all of the Collateral, in favor of the Collateral Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filing of the UCC financing statements specified in Section I.I of the Perfection Certificate in the offices specified in such section and any other filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof.

Section 5.17 Disclosure.

(a) The written information (other than the financial projections, forward looking statements, and information of a general economic or industry specific nature) that has been made available on or prior to the Closing Date to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with the Transactions, when taken as a whole, does not, to the knowledge of the Parent Borrower, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto prior to the Closing Date).

(b) The financial projections that have been made available by the Parent Borrower on or prior to the Closing Date to the Administrative Agent in connection with the Transactions have been prepared in good faith based upon assumptions, when taken as a whole, that are believed by the Parent Borrower at the time made available to the Administrative Agent to be reasonable (giving effect to all supplements and updates thereto prior to the Closing Date), it being understood and acknowledged that the financial projections are as to future events and are not to be viewed as facts, and the financial projections are subject to significant uncertainties and contingencies, many of which are beyond each Credit Party’s control, that no assurances can be given that any particular financial projections will be realized and that actual results during the period or periods covered by any such financial projections may differ significantly from the actual results and such differences may be material.

Section 5.18 Subsidiaries. As of the Closing Date, Schedule 5.18 sets forth a true, complete and accurate description of the equity capital structure of Parent Borrower and each of its Subsidiaries showing, for each such Person, accurate ownership percentages of the equity holders of record and accompanied by a statement of authorized and issued Capital Stock for each such Person.

Section 5.19 OFAC and PATRIOT Act No Credit Party or any of its Restricted Subsidiaries, and, to the knowledge of the Credit Parties and their Authorized Officers, no officer, director or employee of any Credit Party or any of its Restricted Subsidiaries, appears on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”), or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC, no Credit Party or any of its Restricted Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. No Credit Parties or any of their Restricted Subsidiaries will directly or indirectly use the proceeds from the Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any of its Restricted Subsidiaries is in violation of Executive Order No. 13224 or the Patriot Act.

Section 5.20 Foreign Corrupt Practices Act. No Credit Party or any of its Restricted Subsidiaries, and, to the knowledge of the Credit Parties and their Authorized Officers, no officer, director or employee of any Credit Party or any of its Restricted Subsidiaries, has used any of the proceeds of the Revolving Loans made on the Closing Date (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Parent Borrower or any of the Restricted Subsidiaries conduct their business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.21 Borrowing Base Calculation. As of the date of any Borrowing Base Certificate, (a) all Receivables included in the calculation of Eligible Receivables, Eligible Credit Card Receivables, Eligible Unbilled Receivables or Eligible Billings on such Borrowing Base Certificate satisfy the applicable requirements included in the definitions of “Eligible Receivable,” Eligible Credit Card Receivables,” “Eligible Unbilled Receivables,” or Eligible Billings, as applicable and (b) all Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfies the applicable requirements of an “Eligible Inventory,” “Eligible Letter of Credit Inventory” or “Eligible In-Transit Inventory” as applicable, except, in the case of clauses (a) and (b), where the failure to satisfy such requirements is not materially adverse to the interests of the Lenders.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until such time as the Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations and indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01 Reporting Requirements. The Parent Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Parent Borrower, the audited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case, setting forth comparative figures for the preceding fiscal year, prepared in accordance with GAAP and accompanied by the opinion with respect to such consolidated financial statements of an independent registered public accounting firm of nationally recognized standing selected by the Parent Borrower, which opinion shall be unqualified as to “going concern” or scope of audit.

(b) Quarterly Financial Statements. Within 45 days after the close of each of the subsequently occurring first three quarterly accounting periods in each fiscal year of the Parent Borrower, the unaudited consolidated and consolidating balance sheets of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Compliance Certificates. Within five (5) Business Days after the required date of delivery of the financial statements provided for in subsections (a) and (b) above (or such other date as specified in this Section 6.01(c)), (x) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by a Financial Officer and including: (A) the calculations required to establish whether the Parent Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 7.06, if applicable, as at the end of such fiscal year or quarter; provided that such calculations shall be delivered within five (5) Business Days after the date on which notice has been provided by the Administrative Agent to the Parent Borrower of the occurrence of a Liquidity Event, (B) in connection with the financial statements provided for pursuant to Section 6.01(a), a report setting forth the information required by Sections IA and B of the Perfection Certificate describing the legal name and the jurisdiction of formation of each Credit Party and the location of the chief executive office of each Credit Party or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report and (C) a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list and (y) to the extent for such fiscal period the Parent Borrower is not a public reporting company, or management discussion and analysis is not publicly available, a management discussion and analysis with respect to the financial information, including a comparison to and variances from the applicable prior period or periods.

(d) Budgets. Within 90 days after the close of each fiscal year of the Parent Borrower, a consolidated budget for the fiscal year immediately succeeding such fiscal year in reasonable detail for each of the four fiscal quarters of such fiscal year, setting forth a forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Parent Borrower and its Restricted Subsidiaries for the period covered thereby, and the principal assumptions upon which such budget is based (including a description of any material change in accounting policies from the previous fiscal year); provided that, for the avoidance of doubt, the first such budget required to be delivered pursuant to this Section 6.01(d) shall be in respect of the fiscal year of the Parent Borrower ending December 31, 2014.

(e) Notices.

(i) Promptly, and in any event within five (5) Business Days, after any Authorized Officer obtains knowledge thereof, notice of the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Borrower proposes to take with respect thereto.

(ii) Promptly, and in any event within ten (10) Business Days, after any Authorized Officer obtains knowledge thereof, notice of the commencement of, or any other material development concerning any litigation, governmental or regulatory proceeding (including under Environmental Law) or labor matter (including any ERISA Event) pending or, to the knowledge of any Authorized Officer, threatened in writing, against any Credit Party or any Subsidiary, in each case if the same would reasonably be expected to have a Material Adverse Effect.

(f) Borrowing Base Certificate. As soon as available but in any event on or prior to the twenty-fifth day of each calendar month (or, in the case of the calendar month ended May 31, 2013, on or prior to June 30, 2013, and, in the case of the calendar month ending June 30, 2013, on or prior to July 31, 2013), a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding calendar month, together with such supporting information in connection therewith as described in clause (g) below; provided that the Parent Borrower may elect to deliver the Borrowing Base Certificate on a more frequent basis but if such election is exercised, it must be continued until the date that is 60 days after the date of such election; provided, further, that, during the continuance of a Liquidity Event or during the continuation of a Specified Covenant Event of Default, the Parent Borrower shall deliver a Borrowing Base Certificate and such supporting information more frequently as requested by the Administrative Agent but in any event no more frequently than weekly;

(g) Additional Collateral Information. Concurrently with the delivery of the Borrowing Base Certificates pursuant to Section 6.01(f) above, deliver to the Administrative Agent (x) a schedule of Inventory as of the last day of the immediately preceding month or week, as applicable, of the Borrowers, itemizing and describing the kind, type and quantity of Inventory, the applicable Borrowers’ Cost thereof and the location thereof, (y) a schedule of Receivables which (i) shall be as of the last day of the immediately preceding month or week, as applicable, (ii) shall be reconciled to the Borrowing Base Certificates as of such last day, and (iii) shall set forth a detailed aged trial balance of all of the Borrowers’ then existing Receivables, specifying the names and the balance due for each Account Debtor obligated on any Receivable so listed and (z) a reasonably detailed calculation of Eligible Inventory, Eligible Receivables, Eligible Credit Card Receivables, Eligible Billings and Eligible Unbilled Receivables and the Value of Inventory;

(h) Other Information. Promptly upon the reasonable request therefor, such other information or documents (financial or otherwise (including related to insurance)) relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time in good faith (excluding (i) information subject to attorney-client privilege, (ii) information the subject of binding confidentiality agreements entered into in good faith, and (iii) any information relating to any investigation by any Governmental Authority to the extent (A) such information is identifiable to a particular individual and the Parent Borrower in good faith determines such information should remain confidential or (B) the information requested is not factual in nature).

The Section 6.01 Financials may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents on the Parent Borrower’s website on the Internet; or (ii) on which such documents are made available by the Parent Borrower to the Administrative Agent for posting on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything to the contrary herein, it is agreed that the furnishing of the Parent Borrower’s notification to the Administrative Agent of the Parent Borrower’s having filed with the SEC (a) an annual report on Form 10-K for such year will satisfy the Parent Borrower’s obligation under Section 6.01(a) with respect to such year and (b) a quarterly report on Form 10-Q for such quarter will satisfy the Parent Borrower’s obligation under Section 6.01(b) with respect to such quarter. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02 Inspection Rights; Appraisals; Field Examinations. The Parent Borrower and its Restricted Subsidiaries will:

(a) Except as may be limited by clause (b) of this Section 6.02, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof (other than the corporate board records of the Borrowers and any Subsidiaries thereof) or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.02 and the Administrative Agent shall not exercise such rights more often than two (2) times during any consecutive four fiscal quarter period absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided, further, that when an Event of Default is continuing, the Administrative Agent may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon at least 24 hours’ notice. Such representatives and independent contractors shall use commercially reasonable efforts to avoid interruption of the normal business operations of the Borrower and its Subsidiaries. Except as may be limited by clause (b) of this Section 6.02, the Administrative Agent and the Lenders shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.02, none of the Parent Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, (x) grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Borrowers’ books, records, accounts and Inventory so that the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory appraisal and (y) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate; provided that the Borrowers shall only be required to permit, if at the commencement of any such Collateral Review:

(i) Excess Availability is greater than $30,625,000, collectively two Collateral Reviews per annum, such Collateral Reviews to be at the Borrowers’ expense;

(ii) Excess Availability is greater than $17,500,000, but less than or equal to $30,625,000, collectively three Collateral Reviews per annum, such Collateral Reviews to be at the Borrowers’ expense;

(iii) Excess Availability is less than or equal to $17,500,000, as many Collateral Reviews per annum as the Administrative Agent may reasonably request, such Collateral Reviews to be at the Borrowers’ expense; and

(iv) notwithstanding the foregoing to the contrary, at any time after the occurrence and during the continuation of a Specified Covenant Event of Default, as many Collateral Reviews per annum as the Administrative Agent may reasonably request, such Collateral Reviews to be at the Borrowers’ expense.

(v) The Administrative Agent shall provide the Parent Borrower with a reasonably detailed accounting of all such expenses payable by the Borrowers.

(c) The Credit Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Credit Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 11.15 hereof.

Section 6.03 Insurance. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, maintain insurance coverage (i) by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Parent Borrower and its Restricted Subsidiaries as of the Closing Date (after giving effect to any self-insurance) or (ii) as is customary, reasonable and prudent as determined by the Parent Borrower in light of the size and nature of its business as of any date after the Closing Date (after giving effect to any self-insurance) including, but not limited to, flood insurance with respect to any Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance in all material respects with any applicable regulations of the FRB, subject to Section 6.10(a)(F) below, and replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Subject to Section 6.14, Parent Borrower shall use commercially reasonable efforts to (i) have such insurance endorsed to the Administrative Agent’s and/or Collateral Agent’s satisfaction for the benefit of the Collateral Agent by naming the Collateral Agent as loss payee for the benefit of the Secured Creditors (with respect to Collateral) or, to the extent not prohibited by applicable law, as an additional insured, (ii) in the case of any such certificates or endorsements in favor of the Collateral Agent, deliver to or deposit with the Collateral Agent and (iii) keep effective such insurance and such endorsements in favor of the Collateral Agent.

Section 6.04 Payment of Taxes and Government Obligations. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Parent Borrower and the Restricted Subsidiaries will file all tax returns, and pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien) or charge upon any properties of the Parent Borrower or any of its Restricted Subsidiaries; provided, however, that neither the Parent Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith, as reasonably determined by management of the Parent Borrower, and by proper proceedings if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a tax or claim that has or may become a Lien that is not a Permitted Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim.

Section 6.05 Preservation of Existence. (a) The Parent Borrower will, and, except as would not reasonably be expected to have a Material Adverse Effect, will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and (b) except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its rights and authority, qualification, franchises, licenses and permits; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.01.

Section 6.06 Maintenance of Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 6.07 Compliance with Laws, etc. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes (including ERISA), regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property.

Section 6.08 Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.07:

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to: (i) comply with all applicable Environmental Laws; (ii) obtain and renew, in a timely manner, all permits required under any applicable Environmental Laws for the conduct of its businesses; and (iii) complete any investigation, study, sampling and testing, to the extent such actions are required under any applicable Environmental Laws.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will, and will cause each of its Restricted Subsidiaries to, keep or cause to be kept, all such Real Property free and clear of any Liens (other than those not arising from the actions of the Parent Borrower or its Subsidiaries) imposed pursuant to such Environmental Laws other than Permitted Liens.

(c) Neither the Parent Borrower nor any of its Restricted Subsidiaries will generate, use, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, other than any noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(d) If required to do so under any applicable order of any Governmental Authority, the Parent Borrower will undertake, and cause each of its Subsidiaries to, undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries, in each case, in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with lawful orders of Governmental Authorities, except to the extent that the Parent Borrower or such Restricted Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the outcome of such proceedings would not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Certain Subsidiaries to Join in Guaranty. In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Subsidiary that is not an Excluded Subsidiary and is not already a party to the Guaranty, such Credit Party will promptly, but in any event within forty-five (45) days or such longer period as the Administrative Agent may agree, (a) cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a guaranty supplement, substantially in the form attached as Exhibit I to the Guaranty, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Guaranty as a guarantor thereunder, (ii) resolutions of the board of directors or equivalent governing body of such Subsidiary, certified by an Authorized Officer of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (iii) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10 and (b) deliver to the Collateral Agent all certificates, if any, representing the Capital Stock of such Subsidiary, and other instruments, in each case required to be delivered by such Credit Party pursuant to the terms of the applicable Security Document, together with appropriate instruments of transfer duly executed in blank. Any Restricted Subsidiary that becomes a Guarantor and owns assets eligible to be included in the Borrowing Base may be added as an additional Borrower hereunder in accordance with the terms hereof.

Section 6.10 Additional Security; Real Estate Matters; Further Assurances.

(a) Additional Security. If any Credit Party acquires, owns or holds an interest in any fee-owned Real Property not constituting Excluded Real Property or Excluded Collateral, the Parent Borrower will promptly (and in any event within forty-five (45) days of the acquisition thereof (or such longer period as the Administrative Agent may agree)) notify the Administrative Agent in writing of such event, identifying the property or interests in question, and, the Credit Party will, or will cause such Subsidiary to, within ninety (90) days or such longer period as the Administrative Agent may reasonably agree, (i) deliver to the Administrative Agent and/or the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent:

(A) a Mortgage encumbering such fee-owned Real Property, in favor of the Collateral Agent, for the benefit of the Secured Creditors, duly executed and acknowledged by each Credit Party that is the owner of such fee-owned Real Property, and otherwise in proper form for recording in all appropriate places in all applicable jurisdictions where such fee-owned Real Property is located, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Laws, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction;

(B) with respect to such fee-owned Real Property, the Parent Borrower and its Restricted Subsidiaries shall use commercially reasonable efforts to obtain such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be requested and deemed necessary by the Collateral Agent in order for the owner or holder of the fee interest such fee-owned Real Property to grant the Lien contemplated by the Mortgage with respect to such fee-owned Real Property;

(C) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such fee-owned Real Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as Collateral Agent may reasonably request;

(D) (x) ALTA mortgagee title insurance policies or unconditional signed commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to such fee-owned Real Property, and supplemented by such endorsements as shall be reasonably requested by the Collateral Agent, (each, a “Title Policy”), in amounts not less than the fair market value (determined as of the date of such acquisition) of such fee-owned Real Property, together with a title report issued by a title company with respect thereto, dated not more than sixty (60) days prior to the date of acquisition and copies of all recorded documents listed as exceptions to title or otherwise referred to therein and (y) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such fee-owned Real Property in the appropriate real estate records;

(E) (x) a survey of such fee-owned Real Property complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, certified to Collateral Agent and dated not more than sixty (60) days prior to the date of acquisition (“Survey”); or (y) an affidavit of no-change in form and substance reasonably acceptable to the issuer of the Title Policy to delete the standard survey exceptions and to issue endorsements to the same extent as such exceptions could have been deleted and such endorsements issued had a Survey been provided; and

(F) (x) a completed Flood Certificate with respect to such fee-owned Real Property, which Flood Certificate shall (1) be addressed to the Collateral Agent and (2) otherwise comply with the Flood Program; (y) if the Flood Certificate states that such fee-owned Real Property is located in a Flood Zone, the Credit Party’s written acknowledgment of receipt of written notification from the Collateral Agent (1) as to the existence of such fee-owned Real Property and (2) as to whether the community in which such fee-owned Real Property is located is participating in the Flood Program; and (z) if Real Property encumbered by any Mortgage is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Credit Party has obtained a policy of flood insurance that is on terms satisfactory to the Administrative Agent;

(ii) take whatever action the Administrative Agent and/or Collateral Agent reasonably requests with respect to such fee-owned Real Property (including the recording of the Mortgage, the filing of UCC financing statements or equivalents thereof in any jurisdiction (including UCC fixture financing statements), the giving of notices and the endorsement of notices on title documents) that may be necessary or advisable in the opinion of the Administrative Agent and/or Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid, perfected and enforceable Liens on such property (excluding, for the avoidance of doubt, any

Excluded Collateral). Furthermore, the Parent Borrower or such other Credit Party shall cause to be delivered to the Administrative Agent and the Collateral Agent such corporate resolutions, a counterpart to the Intercompany Note and other related documents as may reasonably be requested by the Administrative Agent and/or Collateral Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent.

(b) Foreign Subsidiaries. Notwithstanding anything in subsection (a) above or elsewhere in this Agreement to the contrary, no Credit Party shall be required to (i) pledge (or cause to be pledged) more than 65% of the Capital Stock designated as having Voting Power and 100% of the Capital Stock designated as having non-Voting Power in any Excluded Subsidiary that is an Excluded CFC or FSHCO, (ii) pledge (or cause to be pledged) any Capital Stock in any Subsidiary that is not a first tier Subsidiary of such Credit Party, or (iii) cause a Subsidiary that is an Excluded CFC or a FSHCO to join in the Guaranty or to become a party to any Security Document. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Credit Party shall be required to enter into or obtain any landlord, bailee or warehouseman waivers, consents or other letters, and (b) no security documents governed by the laws of any jurisdiction other than the United States (or any State thereof or the District of Columbia) shall be required.

(c) [Reserved.]

(d) Further Assurances. The Credit Parties will, at the expense of the Parent Borrower, make, execute, endorse, acknowledge, file and/or deliver, or cause to be made, executed, endorsed, acknowledged, filed or delivered to the Administrative Agent and/or Collateral Agent and thereafter register or record, or cause to be registered or recorded, from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent and/or Collateral Agent may reasonably require; provided that such further steps shall not be inconsistent with the foregoing limitations of this Section 6.10. If at any time the Administrative Agent and/or Collateral Agent determines, based on applicable law, that all applicable taxes (including mortgage recording taxes or similar charges) were not paid in connection with the recordation of any Mortgage, the Parent Borrower shall promptly pay the same upon demand.

Section 6.11 Use of Proceeds. Following the Closing Date, the Parent Borrower will use the proceeds of the Initial Revolving Facility and LC Issuances (i) to provide working capital to the Parent Borrower and its Subsidiaries (including to replace or provide credit support for any existing letters of credit), (ii) to provide funds for other general corporate purposes of the Parent Borrower and its Subsidiaries (including Permitted Acquisitions), (iii) to fund certain fees and expenses relating thereto and (iv) to finance the Transactions and any other transaction not prohibited hereby.

Section 6.12 Change in Business. The Parent Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing; provided that for the avoidance of doubt, nothing in this paragraph shall prohibit the Parent Borrower and its Restricted Subsidiaries from completing any Permitted Acquisition or other Investment permitted by the Agreement to the extent an Authorized Officer determines (which determination shall be conclusive) in good faith that such Permitted Acquisition or other Investment is incidental, reasonably related or ancillary to the business, taken as a whole, on the Closing Date.

Section 6.13 Designation of Subsidiaries. The Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after such designation, no Default or Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Parent Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.14 Post-Closing Obligations. Anything to the contrary herein notwithstanding, the Credit Parties will cause each obligation specified on Schedule 6.14 hereto to be completed no later than the date set forth with respect to such obligation on such schedule, or such later date as the Administrative Agent shall reasonably agree.

ARTICLE VII.

NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until such time as the Commitments have been terminated the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations, indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 7.01 Fundamental Changes, Acquisitions, Asset Sales, etc. The Parent Borrower will not, nor will the Parent Borrower permit its Restricted Subsidiaries that are Material Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) consummate a merger, consolidation or amalgamation, (iii) make any Acquisition or (iv) make any Asset Sale, except that, each of the following shall be permitted:

(a) the merger, consolidation or amalgamation of (i) any Subsidiary of the Parent Borrower with or into any Borrower; provided that (A) such Borrower is the surviving, continuing or resulting Person or (B) if the Person formed by, surviving or resulting from any such merger, consolidation or amalgamation (any such Person, the “Successor Borrower”) is not such Borrower (the “Previous Borrower”), (1) the Successor Borrower shall expressly assume all the obligations of the Previous Borrower under this Agreement and the other Loan Documents to which the Previous Borrower was a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (2) each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Guaranty confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under this Agreement at least to the same extent as it applied the those of the Previous Borrower and (3) each Credit Party, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Security Document confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement at least to the same extent as it applied the those of the Previous Borrower; provided further that if the foregoing requirements set forth in clauses (1) through (3) above are satisfied, the Successor Borrower will succeed to, and be substituted for, the Previous Borrower under this Agreement, (ii) any Subsidiary of the Parent Borrower with or into any Subsidiary Guarantor; provided that the surviving, continuing or resulting Person is, or immediately after giving effect thereto, becomes, a Subsidiary Guarantor, (iii) any Subsidiary of the Parent Borrower that is not a Credit Party into any other Subsidiary the Parent Borrower that is not a Credit Party, (iv) any Subsidiary Guarantor into any other Borrower and (v) any Subsidiary of the Parent Borrower into any other Subsidiary of the Parent Borrower to the extent permitted under Section 7.04;

(b) any Asset Sale or other disposition of property or assets (i) to the Parent Borrower or other Credit Party, (ii) from any Subsidiary of the Parent Borrower that is not a Credit Party to any other Subsidiary of the Parent Borrower that is not a Credit Party and (iii) from the Parent Borrower or any Subsidiary of the Parent Borrower to any other Subsidiary of the Parent Borrower to the extent permitted under Section 7.04;

(c) any transaction permitted pursuant to (i) Section 7.04 or (ii) Section 7.05;

(d) any Restricted Subsidiary of the Parent Borrower may liquidate, amalgamate or dissolve if (x) the Parent Borrower determines in good faith that such liquidation, amalgamation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Borrower or a Subsidiary Guarantor, any assets or business not otherwise disposed of or transferred in accordance with this Section 7.01, Section 7.04 or Section 7.05, or, in the case of any such business, discontinued shall be transferred to, or otherwise owned or conducted by, the Parent Borrower, a Borrower or another Subsidiary Guarantor after giving effect to such liquidation or dissolution;

(e) the Transactions may be consummated;

(f) any Restricted Subsidiary of the Parent Borrower may consummate a merger, dissolution, liquidation, amalgamation, consolidation or disposition, the purpose of which is to effect a disposition or Asset Sale otherwise permitted pursuant to this Section 7.01 or an Investment otherwise permitted under Section 7.04;

(g) the Parent Borrower and its Restricted Subsidiaries may sell, compromise or transfer accounts receivable;

(h) any disposition of Capital Stock in, or Indebtedness or other securities of, (i) a Restricted Subsidiary that is not a Material Subsidiary or (ii) an Unrestricted Subsidiary;

(i) the Parent Borrower or any Restricted Subsidiary may consummate any Sale and Lease-Back Transaction;

(j) in addition to any Asset Sale permitted by this Section 7.01, the Parent Borrower or any of its Restricted Subsidiaries may consummate any Asset Sale or any other disposition of assets or property for Fair Market Value; provided that (i) at the time of the execution of the definitive agreement relating to such Asset Sale, no Default shall be continuing, (ii) at the time of the consummation of such Asset Sale, no Specified Event of Default shall be continuing and (iii) with respect to any Asset Sale pursuant to this clause (j) for a purchase price in excess of $5,000,000, the Parent Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, that for purposes of this clause (ii), any Designated Non-Cash Consideration received in respect of such Asset Sale or disposition having an aggregate Fair Market Value not in excess of the greater of (x) $15,000,000 and (y) 3.00% of Consolidated Total Assets (measured as of the date such Asset Sale or disposition is consummated (and after giving Pro Forma Effect thereto) shall be deemed to be cash;

(k) any Asset Sale involving property (i) no longer used or useful in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries or (ii) acquired pursuant to or in order to effectuate a Permitted Acquisition or other Investment permitted by Section 7.04 which assets are not used or useful to the core or principal business of the Parent Borrower and the Restricted Subsidiaries;

(l) the Parent Borrower or any Restricted Subsidiary may make any Acquisition that is a Permitted Acquisition; and

(m) other Asset Sales so long as (i) such Asset Sales do not constitute a sale of all or substantially all of the Parent Borrower’s assets and (ii) the applicable Payment Conditions are satisfied on a Pro Forma Basis.

Section 7.02 Liens. The Parent Borrower will not, nor will the Parent Borrower permit its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Parent Borrower or such Restricted Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Standard Permitted Lien;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.02 hereto or, to the extent not listed in such Schedule, the principal amount of obligations secured by such property or assets does not exceed $1,000,000 in the aggregate, and in each case, any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03.

(c) Liens that are placed upon fixed or capital assets acquired, constructed or improved by the Parent Borrower or any of its Restricted Subsidiaries; provided that (A) such Liens only secure Indebtedness permitted by Section 7.03(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement (C) such Liens do not encumber to any other property or assets of the Parent Borrower or any of its Restricted Subsidiaries other than the property financed by such Indebtedness, replacements thereof, additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (D) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d) Liens securing Indebtedness and related obligations permitted by Section 7.03(g); provided, that such Liens are not created or incurred in connection with, or in contemplation of, such Permitted Acquisition or other Investment and such Liens encumber only the assets subject to such Liens immediately prior to such assumption and such Liens encumber only the assets subject to such Permitted Acquisition or other Investment (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such Permitted Acquisition or other Investment);

(e) Liens on assets of any Restricted Subsidiaries that are not Credit Parties securing Indebtedness of such Restricted Subsidiaries to the extent the Indebtedness secured thereby is permitted by Section 7.03 and any Permitted Refinancing Indebtedness in respect thereof;

(f) any Lien granted to the Administrative Agent and/or the Collateral Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Designated Hedge Agreement or in respect of any Cash Management Agreements which otherwise constitute Obligations;

(g) additional Liens securing Indebtedness and other obligations; provided that, (i) at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate outstanding amount of Indebtedness and other obligations secured by such Liens does not exceed the greater of (x) $30,000,000 and (y) 6.00% of Consolidated Total Assets at any time outstanding and (ii) all such Liens securing debt for borrowed money shall (x) rank junior to the Liens securing the Obligations in respect of the Borrowing Base Assets and (y) be subject to a Customary Intercreditor Agreement;

(h) Liens on Cash Collateral granted in favor of any Lender and/or LC Issuer created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement or any other Loan Document;

(i) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(j) Liens in respect of Permitted Sale and Lease-Back Indebtedness;

(k) Licenses, sub-licenses or cross-licenses of Intellectual Property (i) in the ordinary course of business or (ii) that is not material to the business, assets or revenues of the Parent Borrower;

(l) Liens securing Indebtedness and related obligations permitted by Section 7.03(s);

(m) Liens securing Indebtedness and related obligations permitted by Section 7.03(x), subject to the ABL/Bond Intercreditor Agreement or a Customary Intercreditor Agreement, as applicable;

(n) Liens securing Permitted Incremental Indebtedness and any Permitted Refinancing Indebtedness in respect thereof permitted to be incurred pursuant to Section 7.03(w);

(o) additional Liens securing Indebtedness and other obligations; provided that either (i) the Secured Leverage Ratio for the Testing Period most recently ended on or prior to such date of determination, calculated on a Pro Forma Basis immediately after effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom would be no greater than 4.00 to 1.00 or (ii) to the extent such Liens secure Indebtedness incurred to finance a Permitted Acquisition or other Investment, the Secured Leverage Ratio for the Testing Period most recently ended on or prior to such date of determination, calculated on a Pro Forma Basis immediately after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom would be less than the Secured Leverage Ratio for such Testing Period immediately prior to giving effect to the incurrence of such Lien, the related Indebtedness and the application of next proceeds therefrom; provided, further, that any Lien incurred pursuant to this clause (o) securing debt for borrowed money shall (x) rank junior to the Liens securing the Obligations in respect of the Borrowing Base Assets and (y) shall be subject to the ABL/Bond Intercreditor Agreement or a Customary Intercreditor Agreement, as applicable;

(p) Liens securing obligations relating to any Permitted Refinancing Indebtedness permitted to be incurred pursuant to clauses (c) and (g) of Section 7.03; provided (i) they relate only to obligations relating to Permitted Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinanced Indebtedness (other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof ) and does not secure such Indebtedness with a greater priority with respect to any Collateral than the Indebtedness so Refinanced or (y) Refinances Indebtedness issued under Section 7.03(c); (ii) in the case of Liens securing obligations relating to any Permitted Refinancing Indebtedness permitted to be incurred pursuant to Section 7.03(g), they are solely on acquired property or the assets of the acquired entity (and after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds and products thereof), and (iii) in the case of Liens securing obligations relating to any Permitted Refinancing Indebtedness to be incurred pursuant to Section 7.03(c), they extend only to the assets so purchased, constructed or improved and any replacements, additions and accessions to such property and the proceeds and products thereof and customary security deposits; and

(q) Liens on any Collateral Account in favor of a trustee or collateral agent under the Secured Notes or any Permitted Refinancing Indebtedness in respect thereof, subject to a Customary Intercreditor Agreement.

Section 7.03 Indebtedness. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, create, incur or assume any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) the Indebtedness set forth on Schedule 7.03 hereto, and any Permitted Refinancing Indebtedness in respect of any such Indebtedness and (ii) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that all such intercompany Indebtedness of any Credit Party owed to any Restricted Subsidiary that is not a Credit Party shall be subordinated to the Obligations pursuant to an Intercompany Note;

(c) (i) Indebtedness (including Capitalized Lease Obligations) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement; provided that the aggregate amount of such Indebtedness incurred pursuant to this clause (c) and outstanding at any one time shall not exceed the greater of (x) $25,000,000 and (y) 5.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto)) and (ii) any Permitted Refinancing Indebtedness in respect of such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(c) for purposes of the cap set forth herein (other than any Permitted Refinancing Indebtedness incurred in respect of Indebtedness listed on Schedule 7.03));

(d) any Indebtedness issued or loaned by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower (i) to any Credit Party; provided that such Indebtedness is Subordinated Debt, (ii) to any Restricted Subsidiary that is not a Credit Party to the extent otherwise permitted by Section 7.04 or (iii) to the extent the amount of any such loan or guarantee would have been permitted to be made as a Restricted Payment under Section 7.05; provided further that all such Indebtedness shall be evidenced by an Intercompany Note;

(e) Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Hedge Agreements; provided that such Hedge Agreements have not been entered into for speculative purposes;

(f) Indebtedness constituting Guaranty Obligations permitted by Section 7.04; provided that if the Guaranty Obligations are in respect of Subordinated Indebtedness, such Guaranty Obligations shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such underlying Indebtedness;

(g) Indebtedness assumed in connection with a Permitted Acquisition or other Investment permitted by this Agreement and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness; provided that:

(A) immediately after giving effect to such Indebtedness, no Specified Event of Default exists or is continuing;

(B) such Indebtedness is and remains the obligation of the Person and/or such Person’s subsidiaries that are acquired and only them, and such Indebtedness was not incurred in anticipation of such Permitted Acquisition or such Investment);

(C) the aggregate principal amount of such Indebtedness assumed or incurred by Restricted Subsidiaries that are not Credit Parties at any time outstanding under this clause (g), together with Indebtedness of Restricted Subsidiaries that are not Credit Parties that is then outstanding pursuant to Section 7.03(r), shall not exceed the greater of (x) $25,000,000 and (y) 5.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto)); and

(D) no such Indebtedness may take the form of an asset-based revolving loan facility;

(h) Indebtedness of any Restricted Subsidiary which is not a Credit Party in an amount not to exceed the greater of (x) $25,000,000 and (y) 5.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto));

(i) (x) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers’ compensation and other casualty claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation and other casualty claims); and (y) Indebtedness represented by Letters of Credit, to the extent such Letters of Credit support Indebtedness otherwise permitted under this Section 7.03, in an amount not to exceed 103% of the Stated Amount of such Letters of Credit;

(j) (x) Indebtedness in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of the Parent Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(k) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Capital Stock permitted hereunder;

(l) Indebtedness arising from agreements providing for deferred compensation, indemnification, adjustments of purchase price (including “earnouts”) or similar obligations, in each case entered into in connection with Permitted Acquisitions or other Investments permitted by this Agreement;

(m) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar instruments or obligations not incurred in connection with the borrowing of money;

(n) Indebtedness consisting of obligations to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(o) (i) Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Parent Borrower and its Restricted Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of Parent Borrower (or any Parent Entity thereof) or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of Parent Borrower (or any Parent Entity thereof) or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or other Investments permitted under this Agreement;

(p) (i) Indebtedness and consisting of promissory notes issued by the Parent Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock of Parent Borrower (or any Parent Entity thereof to the extent such Parent Entity uses the proceeds to finance the purchase or redemption (directly or indirectly) of their Capital Stock, in each case to the extent permitted by Section 7.05 (including all applicable limitations) and (ii) Indebtedness representing deferred compensation to employees of the Parent Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(q) obligations, under Cash Management Agreements, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(r) (i) additional Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed the greater of (x) $20,000,000 and (y) 4.00% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred (and after giving Pro Forma Effect thereto)), which Indebtedness may be secured to the extent permitted under Section 7.02 and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(r) for purposes of the cap set forth herein); provided, further, that on the date of such incurrence, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Credit Parties that is then outstanding under this clause (r), together with Indebtedness of Restricted Subsidiaries that are not Credit Parties that is then outstanding pursuant to Section 7.03(g)(C), shall not exceed the greater of (x) $15,000,000 and (y) 3.00% of Consolidated Total Assets of the Parent Borrower and (ii) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness (it being understood that such Permitted Refinancing Indebtedness shall be taken into account in future determinations of Indebtedness incurred under this Section 7.03(r) for purposes of the cap set forth herein);

(s) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Closing Date, including that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(t) Indebtedness comprising reimbursement obligations in respect of retention obligations or any casualty obligations, in each case under any insurance policy;

(u) Indebtedness comprising obligations in respect of take or pay contracts entered into the ordinary course of business;

(v) Indebtedness incurred in connection with a Sale and Lease-Back Transaction (“Permitted Sale and Lease-Back Indebtedness”);

(w) (i) Permitted Incremental Indebtedness of any Credit Party and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(x) Indebtedness in respect of the Secured Notes and any documents relating thereto in an aggregate principal amount not to exceed $350,000,000 and any Permitted Refinancing Indebtedness incurred, issued or otherwise obtained to refinance (in whole or in part) such Indebtedness;

(y) (i) other Indebtedness so long as at the time of incurrence of such Indebtedness, the applicable Payment Conditions are satisfied and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(z) (i) Indebtedness in an aggregate principal amount not to exceed 100% of the Net Cash Proceeds received by the Parent Borrower after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Equity Interests and any Specified Equity Contribution) contributed into Parent Borrower; provided that (A) such Indebtedness is incurred within 210 days after such contribution to Parent Borrower is made and (B) such Indebtedness is designated as “Contribution Indebtedness” in a certificate from an Authorized Officer on the date incurred; provided further that such Net Cash Proceeds shall not increase the Available Equity Amount and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness; and

(aa) all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Sections 7.03(a) through (z) above.

Section 7.04 Investments and Guaranty Obligations. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to (i) make any Investment or (ii) be or become obligated under any Guaranty Obligations (to the extent constituting Investments), except:

(a) Investments by the Parent Borrower or any of its Restricted Subsidiaries in cash and Cash Equivalents or in any asset that was a Cash Equivalent at the time of such Investment;

(b) (i) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business and (ii) asset purchases (including purchases of inventory, Intellectual Property, supplies and materials), the lease of any asset and the licensing of any Intellectual Property, in each case, in the ordinary course of business;

(c) the Parent Borrower and its Restricted Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) any Permitted Creditor Investment;

(e) loans, advances and other extensions of credit to officers, directors and employees of the Parent Borrower or the Restricted Subsidiaries (i) for reasonable and customary business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, (ii) in connection with such Person’s purchase of Capital Stock of the Parent Borrower; provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Parent Borrower in cash as common equity and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time under clause (iii) not to exceed $5,000,000;

(f) Investments existing as of the Closing Date and described on Schedule 7.04 hereto and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.04(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.04;

(g) any Guaranty Obligations of the Credit Parties or any of their respective Restricted Subsidiaries in favor of the Administrative Agent, each LC Issuer and the Lenders and any other Secured Creditors under any Cash Management Agreement, Designated Hedge Agreements or in respect of any other Obligations, in each case, pursuant to the Loan Documents;

(h) Investments of the Parent Borrower and its Restricted Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i) Investments (i) by the Parent Borrower or any of its Restricted Subsidiaries in any Subsidiary existing as of the Closing Date and any modification, renewal or extension thereof;

provided that the amount of any Investment permitted pursuant to this Section 7.04(i)(i) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.04, (ii) by any Restricted Subsidiary that is not a Credit Party made in any Credit Party or in any Restricted Subsidiary that is not a Credit Party, (iii) by any Credit Party in any other Credit Party, or (iv) by any Credit Party into any Restricted Subsidiary that is not a Credit Party (valued at the Fair Market Value of such Investments at the time such Investment is made); provided that the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed at any time outstanding the greater of (x) $10,000,000 and (y) 2.00% of Consolidated Total Assets (measured as of the date such Investment is made (and after giving Pro Forma Effect thereto)) and (v) by the Parent Borrower or any of its Restricted Subsidiaries in lieu of Restricted Payments permitted under Section 7.05 (it being understood that such Investments shall be deemed Restricted Payments for the purposes of compliance with Section 7.05);

(j) Investments consisting of Indebtedness permitted by Section 7.03;

(k) transactions permitted by Section 7.01 (other than clause (c)(i) thereof), Section 7.02, Section 7.05 (other than clause (c)(ii) thereof) and Section 7.08;

(l) (i) Guaranty Obligations incurred by the Parent Borrower or any other Restricted Subsidiary in respect of Indebtedness or other obligations of the Parent Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement, (ii) Guaranty Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners and (iii) Investments in the ordinary course of business consisting of Article III endorsements for collection or deposit and Article IV customary trade arrangements with customers consistent with past practices;

(m) (i) Investments by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower; provided that, the aggregate amount of all such Investments that are so made pursuant to this clause (m) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) and outstanding at any time (taking into account the repayment of any loans or advances comprising, or any other returns in respect of, such Investments) shall not exceed an amount equal to (A) the greater of (x) $15,000,000 and (B) 3.00% of Consolidated Total Assets (measured as of the date such Investment is made (and after giving Pro Forma Effect thereto)), (ii) other Investments by the Parent Borrower or any Restricted Subsidiary; provided that, at the time any such Investment is made, the applicable Payment Conditions are satisfied and (iii) Investment by the Parent Borrower or any Restricted Subsidiary in an amount not to exceed the Available Equity Amount at the time of making of such Investment;

(n) Parent Borrower may make an Investment or incur a Guaranty Obligation with respect to any Parent Entity that could otherwise be made as a Restricted Payment under Section 7.05, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 7.05;

(o) Guaranty Obligations by the Parent Borrower or any Restricted Subsidiary of leases (other than Capitalized Lease Obligations) or of other obligations incurred in the ordinary course of business that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) to the extent constituting Investments, the Transactions;

(q) Investments held by any Person acquired by the Parent Borrower or a Restricted Subsidiary after the Closing Date or of any Person merged into the Parent Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case, in accordance with Section 7.01 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r) the forgiveness or conversion to equity of any Indebtedness owed by the Parent Borrower or any Restricted Subsidiary and permitted by Section 7.03;

(s) Subsidiaries of the Parent Borrower may be established or created (but any Investment in such Subsidiary must be made in accordance with the other provisions of Section 7.01 or Section 7.04, as applicable) if the Parent Borrower and such Subsidiary comply with the applicable requirements of Section 6.09 and Section 6.10, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an Acquisition permitted by Section 7.01 or Investment other permitted under this Section 7.04, and such new Subsidiary at no time holds any assets or liabilities other than any Consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.09 and Section 6.10, as applicable, until the respective acquisition or Investment is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(t) Investments constituting Permitted Acquisitions to the extent permitted by Section 7.01(l);

(u) intercompany Investments in connection with reorganizations and related activities related to tax planning and reorganizations; provided that, after giving effect to any such reorganization and related activities, the security interest of the Lenders on the Collateral, taken as a whole, is not materially impaired;

(v) Investments in any Secured Notes or other Indebtedness of the Parent Borrower or any other Restricted Subsidiary to the extent not prohibited by Section 7.05;

(w) Investments the payments for which consists of Capital Stock (exclusive of Disqualified Equity Interests) of the Parent Borrower or any Parent Entity; and

(x) Investments arising as a result of Sale and Lease-Back Transactions.

Section 7.05 Restricted Payments. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to make any Restricted Payment, except:

(a) the Parent Borrower or any of its Restricted Subsidiaries may (i) declare and pay or make Capital Distributions that are (x) payable solely in additional shares of its common stock or Qualified Equity (or warrants, options or other rights to acquire additional shares of its common stock or Qualified Equity) and may make cash payment to an officer, director, employee or consultant of the Parent Borrower or any Restricted Subsidiary to pay federal, state, and local income taxes in connection with such Capital Distributions, (y) deemed to occur upon the exercise of stock options or warrants if such Capital Distribution represents a portion of the exercise price of such options or warrants (including, for the avoidance of doubt, in connection with the exercise of options or warrants by officers, directors, employees and consultants of the Parent Borrower or any

Restricted Subsidiary and (z) payable in cash to or on behalf of any officer, director, employee or consultant of the Parent Borrower or any Restricted Subsidiary in connection with any Capital Distribution pursuant to subclauses (x) and (y) of this Section 7.05(a) and (ii) accept surrenders of Capital Stock of Parent Borrower or a Restricted Subsidiary to cover the exercise price of any stock option or cover the tax withholding obligations related to the exercise of any stock option or vesting of any restricted shares (and may make the related payment of such tax withholding amounts to the relevant taxing authority) of any employee, officer, director, or consultant of Parent Borrower or a Restricted Subsidiary; provided that such stock options and restricted shares are permitted under Section 7.08;

(b) any Restricted Subsidiary of the Parent Borrower may declare and pay or make Capital Distributions to the Parent Borrower or any other Restricted Subsidiary, as applicable (provided, in the case of a Capital Distribution by a non-wholly owned Restricted Subsidiary of the Parent Borrower, Capital Distributions may be made to each owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);

(c) the Parent Borrower may make Capital Distributions in the amount required for any Parent Entity, (i) to facilitate any payment under the Indemnification Agreement or to pay customary fees and operating expenses (including those respect to accounting, legal, director, corporate reporting and similar administrative functions, but excluding the payment of interest and fees in respect of Indebtedness of Parent Entity) and to pay other customary fees, and expenses necessary to maintain its corporate existence and franchises plus any actual, reasonable and customary indemnification claims made by directors or officers of any Parent Entity, (ii) to pay franchise taxes necessary to maintain the corporate existence of such Parent Entity, as applicable, (iii) to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity issuance or offering or debt issuance, incurrence or offering, disposition or acquisition, Investment or other transaction permitted by this Agreement, (iv) to pay customary salary, bonus and other benefits payable to officers, employees and consultants of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable solely to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries; and (v) that are necessary to consummate the Transactions or the proceeds of which shall be distributed in connection with the Transactions;

(d) the Parent Borrower may make Capital Distributions in the amount required for any Parent Entity, to (A) pay federal, state, provincial, territorial, local and foreign income Taxes of a consolidated, combined or similar income tax group (a “Tax Group”) of which the applicable Parent Entity is the common parent, with respect to any taxable year (or portion thereof) ending after the date of this Agreement or any taxable year (or portion thereof) that is the subject of any audit adjustment after the date of this Agreement (to the extent of any Taxes attributable to such audit adjustments) with respect to which the Parent Borrower or any Restricted Subsidiary is a member of such Tax Group, that are attributable to the taxable income of the Parent Borrower and/or its Subsidiaries; provided, that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Parent Borrower and its Subsidiaries would have been required to pay as a stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (A) with respect to any Taxes of an Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Parent Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar taxes, (B) effect the repurchase, redemption, acquisition, cancellation or other retirement for value of the Capital Stock on any Parent Entity or its Restricted Subsidiaries or to effect the termination of options to purchase Capital Stock of Parent Borrower (or any Parent Entity), in each instance, held by any employee, former or current directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) of Parent Borrower (or any Parent Entity) or its Restricted Subsidiaries, (C) the Parent Borrower may make Capital Distributions in the ordinary course pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Borrower and its Restricted Subsidiaries and (D) pay taxes of such directors, officers, consultants, managers and employees (or their estates, spouses or former spouses successors, executors, administrators, heirs, legatees or distributees) in connection with any such repurchase, redemption, acquisition, cancellation or other retirement for value referred to in clause (B) and (C) above; provided that, the aggregate amount of all cash paid pursuant to clauses (B) and (D) above in any fiscal year does not exceed the sum of (i) $5,000,000, plus (ii) all Net Cash Proceeds obtained by the Parent Borrower during such fiscal year from the sale of such Capital Stock to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements plus (iii) all net cash proceeds obtained from any key-man life insurance policies received during such fiscal year; notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 7.05(d) (before giving effect to any carry forward) may be carried forward to the immediately succeeding fiscal year (but not any other) and utilized to make payments pursuant to this Section 7.05(d) (any amount so carried forward shall be deemed to be used last in the subsequent fiscal year);

(e) the Parent Borrower may make Restricted Payments, or may make Restricted Payments to any Parent Entity to allow such entity to make payments, that the Parent Borrower would be permitted to make under Section 7.08(h), (i), (j) or (k);

(f) (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in aggregate amount, when taken together with the aggregate amount of any prepayment, repurchase, redemption or defeasance of Subordinated Indebtedness made pursuant to Section 7.05(i)(i), not to exceed $15,000,000 and (ii) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in aggregate amount not exceed the Available Equity Amount at such time;

(g) the Parent Borrower may (or may make Restricted Payments to allow any Parent Entity to) (i) pay cash in lieu of fractional shares in connection with any Restricted Payment, split or combination thereof or any Permitted Acquisition or other Investment permitted by this Agreement and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments (or make Restricted Payments to allow any Parent Entity to make such payments) to its equity holders or the equity holders of such parent in an aggregate amount not exceeding 6.00% per annum of the cash contributed to the common Capital Stock of the Parent Borrower (or, if applicable, Parent Entity) from the Net Cash Proceeds of any public offering of such Capital Stock;

(i) (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in respect of prepayments, repurchases, redemptions or defeasances of any Subordinated Indebtedness, in each case, prior to the stated maturity thereof, in aggregate amount, when taken with the aggregate amount of all Restricted Payments made pursuant to Section 7.05(f)(i), does not exceed $15,000,000, (ii) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments in respect of prepayments, repurchases, redemptions or defeasances of any Junior

Financing, in each case, prior to the stated maturity thereof, in an amount not exceed the Available Equity Amount at such time, (iii) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments to prepay, repurchase, redeem or defease Subordinated Indebtedness with the proceeds of any Permitted Refinancing Indebtedness in respect of such Subordinated Indebtedness and (iv) the Parent Borrower or any Restricted Subsidiary may make Restricted Payments by converting or exchanging any such Indebtedness to Capital Stock of the Parent Borrower or any of its Parent Entities or other Indebtedness permitted under Section 7.03;

(j) to the extent constituting Restricted Payments, the Parent Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.01 and Section 7.04, and the Parent Borrower or any Restricted Subsidiary may make any Restricted Payment to the to a Parent Entity, the Parent Borrower or any Restricted Subsidiary, as the case may be, as and when necessary to enable the Parent Entity, the Parent Borrower or any Restricted Subsidiary to effect such Restricted Payments;

(k) the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Parent Borrower or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary issued in accordance with Section 7.03 to the extent such dividends are included in the definition of “Fixed Charges”;

(l) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of Disqualified Equity Interests made by exchange for, or out of the proceeds of a sale made within 90 days of, Disqualified Equity Interests of the Parent or a Subsidiary Guarantor, that, in each case, is incurred in compliance with Section 7.03;

(m) (a) the redemption, repurchase, retirement or other acquisition of any Capital Stock (“Treasury Capital Stock”) of any Credit Party or any Capital Stock of any Parent Entity of the Parent Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Capital Stock of the Parent Borrower or any Parent Entity of the Parent Borrower to the extent contributed to the Parent borrower (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividend thereon was permitted hereunder, the declaration and payment of dividend on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of any Parent Entity of the Parent Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(n) other Restricted Payments; provided that, at the time any such Restricted Payment is made, the applicable Payment Conditions are satisfied at such time; and

(o) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.05.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 7.05 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Parent Borrower and/or the Subsidiaries, in each case, to the extent otherwise permitted under Section 7.04 or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 7.03 after giving effect to such transfer.

Section 7.06 Fixed Charge Coverage Ratio. The Parent Borrower will not permit its Fixed Charge Coverage Ratio for any Testing Period following the Closing Date to be lower than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested upon the occurrence of a Trigger Event as of the last day of the Testing Period ending immediately prior to the date on which a Trigger Event shall have occurred and shall continue to be tested as of the last day of each Testing Period thereafter until such Trigger Event is no longer continuing. For the purpose of determining compliance with the covenant set forth in this Section 7.06, (i) all calculations shall be on a Pro Forma Basis and (ii) any cash equity contribution (which equity shall be common equity, Qualified Equity or other equity (other than Disqualified Equity Interests) (such other equity to be on terms reasonably acceptable to the Administrative Agent) made to the Parent Borrower, directly or indirectly, by one or more of its stockholders after the beginning of the relevant fiscal quarter and during the Specified Contribution Period, will, at the written direction of Parent Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the covenant set forth in this Section 7.06 at the end of such fiscal quarter, and applicable subsequent periods which includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that, (A) in each trailing four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Parent Borrower to be in compliance with the covenant set forth in this Section 7.06, (C) during any fiscal quarter in which a Specified Equity Contribution has been made, other than as set forth above in this paragraph, such Specified Equity Contributions shall be disregarded for all other purposes, including for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to any other covenants contained in this Agreement, (D) there shall be no Pro Forma Effect or other reduction in Indebtedness, including Total Funded Debt, with the proceeds of any Specified Equity Contribution for determining compliance with the Fixed Charge Coverage Ratio; provided that to the extent such proceeds are applied to prepay Total Funded Debt, such reduction may be given effect in determining compliance with the Fixed Charge Coverage Ratio on subsequent Compliance Dates and (E) no more than five (5) Specified Equity Contributions shall be made during the term of the Initial Revolving Facility.

Section 7.07 Restrictions on Negative Pledges. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to become and remain a party to any Contractual Obligations (other than this Agreement or any other Loan Document) that expressly prohibits any Credit Party from creating, incurring, assuming or suffering to exist Liens on the Collateral of such Credit Party for the benefit of the Lenders with respect to the Obligations outstanding under the Loan Documents; except:

(a) Contractual Obligations that (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.07), or (y) are listed on Schedule 7.07 hereto and (ii) any agreement evidencing any permitted renewal, extension or refinancing of such Contractual Obligations so long as such renewal, extension or refinancing does not expand the scope of such agreement or obligation;

(b) Contractual Obligations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreement or obligation was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(c) Contractual Obligations that that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.13;

(d) Contractual Obligations in respect of Indebtedness of a Restricted Subsidiary which is not a Credit Party which is permitted by Section 7.03;

(e) Contractual Obligations relating to any Permitted Lien or any Asset Sale or other disposition not prohibited by Section 7.01 and relate solely to assets or Persons subject to such Permitted Lien, Asset Sale or disposition;

(f) Contractual Obligations in respect of customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.04 and applicable solely to such joint venture entered into in the ordinary course of business;

(g) Contractual Obligations that include negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Subordinated Indebtedness) and the proceeds thereof;

(h) Contractual Obligations that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i) Contractual Obligations relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or in the case of Indebtedness incurred in connection with a Permitted Acquisition or other Investment permitted by this Agreement, only to the Person incurring or guaranteeing such Indebtedness;

(j) Contractual Obligations that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Borrower or any Restricted Subsidiary;

(k) Contractual Obligations that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l) Contractual Obligations that include restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(m) Contractual Obligations that include customary restrictions that arise in connection with cash or other deposits permitted under Section 7.02 and limited to such cash deposit.

Section 7.08 Transactions with Affiliates. The Parent Borrower will not, nor will the Parent Borrower permit any of its Restricted Subsidiaries to, consummate any transaction or series of transactions with any Affiliate (including any payment in respect of Management Fees, consulting fees or similar fees) other than upon fair and reasonable terms no less favorable to the Parent Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(a) Contractual Obligations and transactions among the Parent Borrower and the Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(b) the issuance of Capital Stock (other than Disqualified Equity Interests) of the Parent Borrower to any Parent Entity or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates) of the Parent Borrower, any of its Parent Entities or any Restricted Subsidiary;

(c) agreements and transactions with and payments to officers, directors, employees and shareholders (to the extent constituting Affiliates) that are either entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement;

(d) [Reserved];

(e) the consummation of the Transactions and the payment of fees and expenses relating thereto;

(f) (i) transactions permitted under Section 7.01; Investments permitted under Section 7.04; and Restricted Payments permitted under Section 7.05; and (ii) Liens permitted under Section 7.02 and Indebtedness permitted under Section 7.03; provided that such Liens and Indebtedness are on terms which are fair and reasonable to the Parent Borrower and its Subsidiaries as determined by the majority of disinterested members of the board of directors of the Parent Borrower;

(g) Employment, indemnity and severance arrangements and health, disability and similar insurance or benefit plans between the Parent Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase or tender of Capital Stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business;

(h) the payment of customary fees and reasonable out of pocket costs to, and indemnities (including pursuant to the Indemnification Agreement) provided on behalf of, Sponsors, directors, managers, consultants, officers and employees of any Parent Entity, the Parent Borrower and the Restricted Subsidiaries to the extent attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries;

(i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders in any respect;

(j) the Parent Borrower or any Subsidiary may pay (i) reimbursements to the Sponsors for out of pocket expenses consistent with past practice of the Parent Borrower or in accordance with the Management Agreement and (ii) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, Management Fees in accordance with the Management Agreement in an amount up to 3.00% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period; provided that such payments may be greater than 3.00% of Consolidated EBITDA calculated on a Pro Forma Basis for the applicable period to the extent such additional payments represent amounts deferred or accrued but not paid in prior periods;

(k) the existence of, or the performance by the Parent Borrower or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Parent Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (k) to the extent that the terms of any such amendment or new agreement, when taken as a whole, are not materially disadvantageous to the Lenders, as determined by the Parent Borrower in good faith; and

(l) customary payments by the Parent Borrower and any Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors of the Parent Borrower in good faith.

Section 7.09 Fiscal Year. The Parent Borrower shall not change its fiscal year end from December 31; provided, however, that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default. The occurrence and continuation of any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: Any Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing or (ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans any Fees or any other Obligations;

(b) Representations, etc.: any representation or warranty made by the Parent Borrower or any other Credit Party herein or in any other Loan Document or in any written statement of factual information or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been untrue in any material respect when made (except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be correct in all respects on the date as of which made, deemed made, or confirmed or deemed confirmed);

(c) Certain Covenants: the Parent Borrower shall default in the performance or observance by it of any covenant contained in (I) Section 2.21(c), Section 2.21(d), (II) solely if such failure continues for five Business Days, Section 6.01(f) or (g) or (III) Section 6.01(e)(i), Section 6.05(a) (as it relates to the Parent Borrower only) or Article VII of this Agreement; provided that, notwithstanding anything to the contrary contained herein, with respect to Section 7.06, if applicable, a Default or Event of Default shall not occur until the start of the 11th Business Day (the “Specified Contribution Period”) subsequent to the date the certificate calculating compliance with Section 7.06 as of the last day of any fiscal quarter is required to be delivered pursuant Section 6.01(c) with respect to such fiscal quarter or fiscal year, as applicable;

(d) Other Covenants: any Credit Party shall Default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days of the Parent Borrower receiving written notice of such Default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph);

(e) Cross Default Under Other Agreements: the Parent Borrower or any of its Restricted Subsidiaries, shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or covenant relating to such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity (other than by (A) a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof or (B) secured Material Indebtedness that becomes due solely as a result of the sale, transfer or other disposition (including as a result of an Event of Loss) of the property or assets securing such Material Indebtedness); provided that, in the case of clauses (i) and (ii) such default or failure remains unremedied or has not been waived by the holders of such Indebtedness;

(f) Invalidity of Security Documents: Any Security Document after delivery thereof pursuant to Section 4.01 or 6.10 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected lien, with the priority required by the Security Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.02, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to file financing continuation statements or to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage;

(g) Judgments: one or more judgments, orders or decrees shall be entered against Parent Borrower and/or any of its Restricted Subsidiaries, involving a liability (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) of $25,000,000 or more in the aggregate for all such judgments, orders, decrees and settlements for the Parent Borrower and its Restricted Subsidiaries, and any such judgments, orders, decrees or settlements shall not have been paid, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof;

(h) Insolvency Event: any Insolvency Event shall occur with respect to the Parent Borrower, any Additional Borrower or any Material Subsidiary;

(i) ERISA: any ERISA Event shall have occurred and such event or events would reasonably be expected to have a Material Adverse Effect; or

(j) Change in Control: if there occurs a Change in Control.

For the avoidance of doubt, any “going concern” or similar qualification in connection with the maturity of the Loans, termination of the Revolving Commitments or any projected Default or Event of Default pursuant to the requirements of Section 7.06 in connection with Section 6.01 Financials shall not be a Default or Event of Default.

Section 8.02 Remedies. If any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Parent Borrower and the other Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Collateral Agent or any Lender to enforce its claims against the Parent Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c) (i) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the Parent Borrower to Cash Collateralize all or any portion of the LC Outstandings; or

(d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent, the Collateral Agent or any Lender after the Obligations have been accelerated (or have matured) or through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by applicable law, be applied as follows (in each case subject to the terms of any Customary Intercreditor Agreement which is then in effect):

(a) first, to the payment of that portion of the Obligations constituting Overadvance loans payable to the Administrative Agent or the Collateral Agent;

(b) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent or to the Collateral Agent in each case in its capacity as such;

(c) third, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees payable under Section 11.01 and amounts due under Article III, but other than fees owed to any Lender with respect to any FILO Tranche of Loans) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(d) fourth, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (other than any Loans under a FILO Tranche) ratably among the Lenders in proportion to the aggregate of all such amounts;

(e) fifth, pro rata to the payment of that portion of the Obligations constituting unpaid principal of the Loans (other than any Loans under a FILO Tranche), Unpaid Drawings and the amounts due to Designated Hedge Creditors under Designated Hedge Agreements (solely to the extent that the applicable Designated Hedge Creditor and the Parent Borrower have specified Designated Hedge Reserves with respect thereto in a Borrowing Base Certificate or otherwise in accordance with the definition thereof) subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice ratably among the Lenders, each LC Issuer and the Designated Hedge Creditors in proportion to the aggregate of all such amounts;

(f) sixth, to the Administrative Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;

(g) seventh, ratably among the Cash Management Banks, to the payment of that portion of the Obligations constituting amounts due to Cash Management Banks under Cash Management Agreements, subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice;

(h) eighth, to the payment of all Obligations of the Credit Parties (other than with respect to any FILO Tranche) owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the Collateral Agent, each LC Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors and the Cash Management Banks, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date;

(i) ninth, to the payment of all Obligations of the Credit Parties with respect to any FILO Tranche that are then due and payable to the Administrative Agent, the Collateral Agent, each LC Issuer, the Swing Line Lender, the Lenders, the Designated Hedge Creditors and the Cash Management Banks, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date;

(j) finally, any remaining surplus after all of the Obligations have been paid in full, to the Parent Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 9.01 Appointment.

(a) Each Lender hereby irrevocably designates and appoints SunTrust Bank to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes SunTrust Bank as the Administrative Agent and Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to, without the consent of any Lender, to enter into the ABL/Bond Intercreditor Agreement to give effect to the provisions of this Agreement, which ABL/Bond Intercreditor Agreement shall be binding on the Lender. The Administrative Agent and/or the Collateral Agent agrees or agree to act as such upon the express conditions contained in this Article IX. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and/or the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or Collateral Agent. In performing its functions and duties under this Agreement, the Administrative Agent and Collateral Agent shall each act solely as agent of the Lenders and do not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b) Each Lender and the LC Issuer hereby further irrevocably authorizes the Administrative Agent and/or the Collateral Agent on behalf of and for the benefit of the Lenders and the LC Issuer, to be the agent for and representative of the Lenders and the LC Issuer with respect to the Guaranty, the Security Documents, the Collateral and any other Loan Document. Subject to Section 11.12, without further written consent or authorization from Lenders or the LC Issuer, the Administrative Agent and/or the Collateral Agent may execute any documents or instruments necessary to (i) release any Lien or Guaranty encumbering or relating to any item of Collateral or Guarantor that is the subject of a sale or other disposition (or, in the case of any Guarantor, to the extent such Guarantor is no longer required to be a Guarantor pursuant to the terms hereof) to a Person that is not a Credit Party permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (ii) release any Guarantor from the Guaranty with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, (iii) to release any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document (x) upon the payment in full of all Obligations (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made), termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or Cash Collateralization in accordance with the provisions of this Agreement of all Letters of Credit, or (y) that constitutes Excluded Collateral, (iv) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent and/or the Collateral Agent under any Security Document to the holder of any Lien on such property that is permitted by Sections 7.02(c), (d), (h), (i), (j) and (p) and clauses (ii), (v) through (x), (xii), (xv), (xvi), (xviii), (xxii), (xxiv), (xxviii), (xxx), (xxxi) and (xxxii) of the definition of “Standard Permitted Lien,” (v) enter into any amendment to any Loan Document to correct any errors or omissions pursuant to Section 11.12(g), or (vi) enter into any Customary Intercreditor Agreement, Incremental Revolving Credit Assumption Agreements and Extension Amendments, in each case, in accordance with the applicable terms hereof. Upon request by the Administrative Agent and/or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.01(b). In each case as specified in this Section 9.01(b), the Administrative Agent will, at the Parent Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents, this Section 9.01(b) and Section 11.26. The Parent Borrower agrees to deliver to the Administrative Agent and/or the Collateral Agent, upon its request and prior to any release or subordination of the Liens of the Administrative Agent provided for in this Section 9.01, a certificate of an Authorized Officer confirming that any such release and/or subordination of the Liens in the Collateral is permitted pursuant to the terms of the Loan Documents, upon which certificate the Administrative Agent and the Collateral Agent may conclusively rely without further inquiry.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that, except as otherwise set forth in the Loan Documents with respect to rights of set off, all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent and/or the Collateral Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent, and (ii) in the event of a foreclosure by the Administrative Agent and/or the Collateral Agent on any of the Collateral pursuant to a public or private sale, in accordance with the terms hereof, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent and/or the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent and/or the Collateral Agent at such sale.

(d) Notwithstanding the provisions of Section 9.11, if the Administrative Agent shall become a Defaulting Lender, the Parent Borrower may appoint, subject to the consent of the Required Lenders, a successor Administrative Agent and/or the Collateral Agent. Such successor Administrative Agent and/or the Collateral Agent shall have all of the rights, duties and powers of the Administrative Agent.

(e) Except as specifically provided in a Loan Document (i) nothing in the Loan Documents makes the Collateral Agent a trustee or fiduciary for any other party or any other person, and (ii) the Collateral Agent need not hold in trust any moneys paid to it for any other party or be liable to account for interest on those moneys.

(f) The Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-trustee jointly with it (i) if it is necessary in performing its duties and if the Collateral Agent considers that appointment to be in the interest of the Secured Creditors, or (ii) for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the Collateral Agent deems to be relevant, or (iii) for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction, and the Collateral Agent will give notice to the other parties of any such appointment.

Section 9.02 Delegation of Duties. Each of the Administrative Agent and/or the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or the

Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and/or the Collateral Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03 Exculpatory Provisions. Neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties shall be (a) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Collateral Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent and/or the Collateral Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent, the Collateral Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04 Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent and/or the Collateral Agent. The Administrative Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent and/or the Collateral Agent has received notice from the Required Lenders or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent and/or the Collateral Agent receives or receive such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and the Parent Borrower, if applicable. The Administrative Agent and/or the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent and/or the Collateral Agent shall have received such directions, the Administrative Agent and/or the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties has made any representations or warranties to it and that no act by the Administrative Agent and/or the Collateral Agent hereinafter taken, including any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent or Collateral Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own Inventory appraisal of, and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, Inventory appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective Related Parties.

Section 9.07 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.08 Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the Patriot Act.

Section 9.09 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Collateral Agent and their respective Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent, the Collateral Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent, the Collateral Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Parent Borrower; provided, however, that no Lender shall be liable to the Administrative Agent, the Collateral Agent or any of their respective Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s, the Collateral Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent, the Collateral Agent or any such Related Parties for any purpose shall, in the reasonable opinion of the Administrative Agent or the Collateral Agent, respectively, be insufficient or become impaired, the Administrative Agent or Collateral Agent, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 9.09 shall survive the payment of all Obligations.

Section 9.10 The Administrative Agent and Collateral Agent in Each Individual Capacity. Each of the Administrative Agent and the Collateral Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent and/or the Collateral Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent and/or the Collateral Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent and/or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and/or the Collateral Agent in its individual capacity.

Section 9.11 Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than 30 days’ written notice to the Lenders, each LC Issuer and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Parent Borrower’s consent shall not be required if a Specified Event of Default then exists), to appoint a successor, with written notice to all other Lenders of such appointment. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no such successor has been appointed or has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.12 Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Co-Documentation Agent, Managing Agent, Manager, Lead Arranger, Bookrunner, Arranger or any other corresponding title, other than “Administrative Agent,” or “Collateral Agent” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13 Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent, the Collateral Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent, the Collateral Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Secured Parties as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent and/or the Collateral Agent thereof, and, promptly upon the Administrative Agent’s or the Collateral Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s and/or Collateral Agent’s instructions. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.14 Proof of Claim. The Lenders and the Parent Borrower hereby agree that after the occurrence and continuation of an Event of Default pursuant to Section 8.01(h), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower or any of the Guarantors)

shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and (c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.14 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.15 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM

FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(d) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.16 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Section 3.02 and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.16. The agreements in this Section 9.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 9.16, the term “Lender” includes any LC Issuer.

Section 9.17 Resignation/Replacement of LC Issuer and Swing Line Lender.

Notwithstanding anything to the contrary contained herein, any LC Issuer or Swing Line Lender may, upon 60 days’ notice to the Parent Borrower and the Lenders, resign as an LC Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 60-day period with respect to such resignation, the relevant LC Issuer or Swing Line Lender shall have identified a successor LC Issuer or Swing Line Lender reasonably acceptable to the Parent Borrower willing to accept its appointment as successor LC Issuer or Swing Line Lender, as applicable, and such LC Issuer or Swing Line Lender, as applicable shall have accepted such appointment. For the avoidance of doubt, in the event of any such resignation of an LC Issuer or Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor LC Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the relevant LC Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an LC Issuer resigns as an LC Issuer, it shall retain all the rights and obligations of an LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Line Loans.

Section 9.18 Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.19 Cash Management Banks and Designated Hedge Creditors. No Cash Management Bank or Designated Hedge Creditor that obtains the benefits of Section 8.02, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations in favor of Cash Management Banks and Designated Hedge Creditor unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Designated Hedge Creditor, as the case may be.

ARTICLE X.

[RESERVED]

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Payment of Expenses Etc. The Parent Borrower agrees to pay upon presentation of a summary statement, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with: (i) the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments (including reasonable due diligence expenses, reasonable syndication expenses, reasonable travel expenses and reasonable legal fees and expenses of one transaction counsel for the Administrative Agent, Syndication Agent, any Co-Documentation Agent and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any material relevant jurisdiction); (ii) expenses incurred pursuant to Section 6.03 in connection therewith; (iii) any amendment, modification or waiver relating to any of the Loan Documents requested by the Parent Borrower; (iv) creating and perfecting Liens in favor of the Collateral Agent, for the benefit of Secured Creditors; (v) the exercise of remedies under Section 8.02, (including the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any material relevant jurisdiction and separate litigation or bankruptcy counsel); and (vi) upon the exercise of remedies under Section 8.02, all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with such exercise of remedies.

Section 11.02 Indemnification. Each Credit Party agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, any Co-Documentation Agents, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims or damages to which such Indemnitee may become subject arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding whether based on contract, tort or any other theory, whether brought by any Credit Party (each, a “Proceeding” (including any Proceedings under Environmental Laws)) relating to the Loan Documents or any other agreement, document, instrument or transaction related thereto, the use of proceeds thereof and the Transactions, regardless of whether any Indemnitee is a party thereto and whether or not such Proceedings are brought by the Parent Borrower, its equity holders, affiliates, creditors or any other third party, and to reimburse each Indemnitee within 30 days of written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any reasonable out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing of one counsel to such Indemnitee, taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction) and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee taken as a whole (and, if reasonably necessary, of one local counsel and/or one regulatory counsel in any material relevant jurisdiction for each such set of similarly situated Indemnitee); provided that, except in the case of any indemnity or reimbursement obligation to the Administrative Agent as a result of the application of the provisions of clause (i) of Section 11.12(g) of this Agreement, the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (i) losses, claims, damages, liabilities or related expenses (A) to the extent they arise from the willful misconduct, bad faith or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction of, or material breach of the Loan Documents by, such Indemnitee or any of its Related Parties as determined in a final non-appealable judgment by a court of competent jurisdiction or (B) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of Parent Borrower or any of Parent Borrower’s affiliates and that is brought by such Indemnitee against another Indemnitee (other than an Indemnitee acting in its capacity as agent, arranger or any other similar role in connection with the Loan Documents) or (ii) any settlement entered into by such Indemnitee without Parent Borrower’s written consent (such consent not to be unreasonably withheld or delayed). This Section 11.02 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding.

Section 11.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and LC Issuer agrees to promptly notify the Parent Borrower after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04 Equalization.

(a) Equalization. Except as otherwise permitted hereunder, if at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise, but excluding any amount received in respect of an assignment pursuant to Section 11.06) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(b) Recovery of Amounts. If any amount paid to any Lender pursuant to subsection (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c) Consent of Parent Borrower. The Parent Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Parent Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Parent Borrower in the amount of such participation.

Section 11.05 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Parent Borrower or any other Credit Party, to it at:

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

Attention: Chad Crow

Telephone: 214-880-3585

Telecopier: 214-880-3588

With a copy to:

Christopher J. Brown

Simpson Thacher & Bartlett LLP

1155 F Street, NW

Washington, D.C. 20004

Telephone: 202-636-5513

Telecopier: 202-636-5502;

(ii) if to the Administrative Agent, Collateral Agent, the Swing Line Lender and LC Issuer, to it at the Notice Office; and

(iii) if to a Lender, to it at its address (or telecopier number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.06 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party.

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subsection (c) below shall be effective as provided in said subsection (c).

(c) Electronic Communications. Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Parent Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, further, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

Section 11.06 Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Parent Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders except to the extent expressly permitted hereunder (including in connection with a transaction permitted by Section 7.01); provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or any other Person (other than (x) the Borrower or any of its Affiliates or (y) a Disqualified Institution; except to the extent that such Disqualified Institution is of the type referred to in clause (a) of the definition thereof and such the identity of such Disqualified Institution has been made available to the Lenders) (such Eligible Assignee or other Person, a “Participant”); provided that in the case of any such participation,

(i) the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including its Commitments hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v) the Parent Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Parent Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the Participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold;

provided, further, that no Lender shall transfer, grant or sell any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (A) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such Participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such Participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment) or (B) release all or substantially all of the Collateral, except in accordance with the terms of the Loan Documents; provided still further that each Participant shall be entitled to the benefits (and subject to the limitations) of Sections 3.01 and 3.02 with respect to its participation as if it was a Lender, except that a Participant shall (i) only deliver the forms described in Section 3.02(g) to the Lender granting it such participation and (ii) not be entitled to receive any greater payment under Sections 3.01 or 3.02 than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a change in law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof by the relevant Governmental Authority, after the Participant became a Participant hereunder.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name of all Participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.

(c) Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that:

(A) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $5,000,000 (unless otherwise mutually agreed upon by the Parent Borrower and the Administrative Agent);

(B) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Parent Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments;

(D) unless waived by the Administrative Agent, except in the case of an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or any Lenders in connection with the initial syndication of the Credit Facilities on or after the Closing Date, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500; and

(E) Parent Borrower will be deemed to have given the consent required in the definition of “Eligible Assignee” to such Assignment if Parent Borrower has not responded in writing within ten (10) Business Days of a request for consent.

(ii) To the extent of any assignment pursuant to this subsection (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii) At the time of each assignment pursuant to this subsection (c) to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Parent Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.02(g).

(iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the applicable Borrower) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subsection (c). The entries in the Lender Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. The Lender Register shall be available for the inspection by the Parent Borrower and any Lender (solely with respect to its own interest in any Loan or Commitment) at any reasonable time and from time to time upon reasonable prior notice.

(v) [Reserved].

(vi) Nothing in this Section 11.06(c) shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section 11.06, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Parent Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section 11.06 will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Sections 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(f) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the Parent Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Parent Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the

United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Parent Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Parent Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.06 may not be amended without the written consent of the SPC. The Parent Borrower acknowledges and agrees, subject to the next sentence that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.10, 2.14, 3.01, 3.02, 11.01, 11.02 and 11.03, shall be considered a Lender. The Parent Borrower shall not be required to pay any amount under Sections 2.10, 2.14, 3.01, 3.02, 11.01, 11.02 and 11.03 that is greater than the amount that it would have been required to pay had no grant been made by a Granting Lender to a SPC, except to the extent such SPC’s entitlement to a greater payment arose from a change in law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof by the relevant Governmental Authority, after the grant was made to the SPC.

Section 11.07 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Parent Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Parent Borrower in any case shall entitle the Parent Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 11.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION

WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 11.08 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d) THE ADMINISTRATIVE AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO ENTERING INTO THE LOAN DOCUMENTS.

Section 11.09 Counterparts. This Agreement may be executed in any number of counterparts (including by email “.pdf” or other electronic means) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Parent Borrower and the Administrative Agent.

Section 11.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.

Section 11.11 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12 Amendment or Waiver; Acceleration by Required Lenders.

(a) Except as otherwise expressly set forth herein, including in Sections 2.18 and 2.19, neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Parent Borrower and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that:

(i) no change, waiver or other modification shall without the written consent of each Lender directly and adversely affected thereby:

(A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender in addition to the Required Lenders (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event Default, mandatory prepayment or related mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender);

(B) extend or postpone the Revolving Facility Termination Date that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender in addition to the Required Lenders (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(C) reduce the principal amount of any Loan made by any Lender (other than, for the avoidance of doubt, mandatory prepayments pursuant to Section 2.15), or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest or thereon (other than as a result of (1) the waiver of any mandatory prepayments owing pursuant to Section 2.15, (2) waiving the applicability of any post-default increase in interest rates, (3) waiver of any Default or Event of Default under Section 8.01(a) or (4) the waiver of any “most favored nation” pricing requirement contained in Section 2.18), without the written consent of such Lender in addition to the Required Lenders;

(D) reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of the waiver of any post-default increase in interest rates, or waiver of any Default or Event of Default under Section 8.01(a)), without the written consent of such Lender in addition to the Required Lenders;

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees (other than default interest) to which any Lender is entitled hereunder, without the written consent of such Lender in addition to the Required Lenders; and

(F) amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of such Lender in addition to the Required Lenders;

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender,

(A) release any Borrower from all or substantially all of its obligations hereunder, except in connection with transactions permitted under this Agreement;

(B) release all or substantially all (or all or substantially all of the value of) the guaranty obligations of the Guarantors under the Guaranty, except, in each case, in connection with transactions permitted under this Agreement;

(C) release all or substantially all of the Collateral, except in connection with a transaction permitted under this Agreement;

(D) reduce the percentage specified in, or otherwise modify, the definition of “Required Lenders”, the definition of “Super Majority Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of such Lender; or

(E) amend, modify or waive any provision of this Section 11.12 or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders is required, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision, explicitly required;

(iii) this Agreement may be amended with only the written consent of the Parent Borrower and the Administrative Agent to effect the provisions of Section 2.18 or Section 2.19 upon the effectiveness of any Incremental Revolving Credit Assumption Agreement or Extension Amendment, as applicable;

(iv) no change, waiver or other modification shall without the written consent of the Super Majority Lenders (A) increase the advance rates set forth in the definition of “Borrowing Base”, (B) make any other change in such definitions of “Borrowing Base”, “Eligible Credit Card Receivables”, “Eligible In-Transit Inventory”, “Eligible Inventory”, “Eligible Letter of Credit Inventory”, “Eligible Billings”, “Eligible Receivables”, “Eligible Unbilled Receivables”, “Inventory”, “Net Orderly Liquidation Value”, “Receivables” and “Value” if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the Permitted Discretion of the Administrative Agent to add, remove, reduce or increase any Reserves (subject to the terms herein) or (C) provide that any amounts due to Designated Hedge Creditors under Designated Hedge Agreements be paid pursuant to any of clauses (a) through (d) of Section 8.03; and

(v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments pursuant to Section 8.03 or Collateral hereunder in a manner different than such amendment affects other Classes.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section 11.12 shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby (in addition to the Required Lenders). No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of any Swing Line Lender adversely affected thereby (in addition to the Required Lenders).

(c) No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document.

(d) To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section 11.12) waive the provisions of Section 7.01 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.01, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock (but not any proceeds thereof) shall be automatically released from the Security Agreement and such Subsidiary shall be automatically released from the Guaranty and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to evidence or effectuate the foregoing.

(e) In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f) If in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”) then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and any other Loan Document to an Eligible Assignee (including any Sponsor, the Parent Borrower or any Restricted Subsidiary in accordance with the terms of Section 11.06) that shall assume such obligations; provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts, including any breakage compensation under Section 3.04 and any amounts accrued and owing to such Lender under Section 3.01 or 3.02). Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 11.12(f), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender. If such Non-Consenting Lender fails to execute such Assignment Agreement within two (2) Business Days following its receipt thereof from the Administrative Agent, it shall be deemed to have executed such Assignment Agreement.

(g) Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any Customary Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such Customary Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(h) Any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Parent Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, (i) the Administrative Agent reasonably believes such amendment is required to give effect to the purpose, terms, and conditions of this Agreement or (ii) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any Incremental Revolving Credit Commitment Assumption Agreement or any Extension Amendment.

(i) Notwithstanding anything to the contrary contained in Section 11.12, guarantees, collateral documents and related documents executed by Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Credit Party or Credit Parties and the Administrative Agent in its or their respective sole discretion, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (ii) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (iii) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(j) Notwithstanding the foregoing, in addition to the rights set forth above in Section 11.12(a)(iii), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in benefits with the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(k) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (z) any reduction or postponement of payments due to Defaulting Lenders (other than as provided in Section 2.17).

Section 11.13 Survival of Indemnities. All indemnities set forth herein including Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Parent Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.03) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15 Confidentiality.

(a) Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a confidential and need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor on a confidential and need-to-know basis), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.15, (3) to the extent requested by any regulatory authority having jurisdiction over the applicable disclosing party, (4) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable laws or regulations (in which case, each disclosing party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to inform you to the extent not prohibited by law), (5) to any other party to this Agreement, (6) to any other creditor of a Credit Party that is a direct or intended beneficiary of this Agreement, (7) in connection with the exercise of any remedies under Section 8.02, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to any current or prospective funding source of a Lender and to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(f), in each case, to the extent such Person is an Eligible Assignee and excluding, for the avoidance of doubt any Disqualified Institution; except to the extent that such Disqualified Institution is of the type referred to in clause (a) of the definition thereof and such the identity of such Disqualified Institution has not been made available to the Lenders) (7) with the written consent of the Parent Borrower, or (8) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15 or any other confidentiality agreement known after reasonable diligence by such Person to be applicable to such Confidential Information, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party or any of their Affiliates or any other Person with a confidentiality obligation to any Credit Party or any of their Affiliates and not otherwise in violation of this Section 11.15.

(b) As used in this Section 11.15, “Confidential Information” means all information received from the Parent Borrower or its Affiliates or the Sponsors relating to the Parent Borrower, its Subsidiaries or their businesses; provided, however, that, in the case of information received from the Parent Borrower or its Affiliates after the Closing Date, such information is clearly identified at the time of delivery as confidential.

(c) The Parent Borrower hereby agrees that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section 11.15 shall not relieve the Parent Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16 Limitations on Liability of the LC Issuers. The Parent Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by such LC Issuer’s willful misconduct, gross negligence or breach of a Loan Document as determined by a final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that reasonably appear on their face to be in order, without responsibility for further investigation.

Section 11.17 General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Parent Borrower, each of the other Borrowers and Credit Parties, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18 No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Parent Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Parent Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such Persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19 Lenders and Agent Not Fiduciary to Parent Borrower, etc. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and the other Credit Party acknowledge and agree and acknowledge their respective Affiliates’ understanding that (i)(A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrowers, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers and each other Credit Party are capable of evaluating and understanding, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Credit Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrowers, any other Credit Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Credit Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrowers, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.20 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf.

Section 11.21 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22 [Reserved].

Section 11.23 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.23 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.24 Patriot Act. Each Lender subject to the Patriot Act hereby notifies the Parent Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Parent Borrower, which information includes the name and address of the Parent Borrower and other information that will allow such Lender to identify the Parent Borrower in accordance with the Patriot Act.

Section 11.25 Customary Intercreditor Agreement. Notwithstanding anything to the contrary set forth herein, to the extent the Parent Borrower and the Administrative Agent enter into a Customary Intercreditor Agreement in accordance with the terms hereof, this Agreement will be subject to the terms and provisions of such Customary Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and any such Customary Intercreditor Agreement, the provisions of the Customary Intercreditor Agreement govern and control. The Lenders acknowledge and agree that the Administrative Agent is authorized to, and the Administrative Agent agrees that with respect to any applicable secured Indebtedness permitted to be incurred under this Agreement, upon request by the Parent Borrower, it shall, enter into a Customary Intercreditor Agreement in accordance with the terms hereof. The Lenders authorize the Administrative Agent to (a) enter into any such Customary Intercreditor Agreement, (b) bind the Lenders on the terms set forth in such Customary Intercreditor Agreement and (c) perform and observe its obligations under such Customary Intercreditor Agreement

Section 11.26 Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.27 Release of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and/or Collateral Agent shall take any action reasonably requested by the Parent Borrower having the effect of evidencing the release of any Collateral or guarantee obligations under the circumstances provided for in Section 9.01(b). When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Cash Management Agreements, Designated Hedge Agreements, contingent indemnity obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent and the Collateral Agent a written release of all claims against the Administrative Agent, the Collateral Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, the Administrative Agent and/or the Collateral Agent will, at the Parent Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments or releases of Intellectual Property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent to release, as of record, the Administrative Agent’s and/or the Collateral Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent and/or the Collateral Agent with respect to the Obligations.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BUILDERS FIRSTSOURCE, INC.,
as the Parent Borrower

By:	/s/ Donald F. McAleenan
Name: Donald F. McAleenan Title: Senior Vice President and General Counsel

BUILDERS FIRSTSOURCE HOLDINGS, INC.
BUILDERS FIRSTSOURCE – DALLAS, LLC
BUILDERS FIRSTSOURCE – FLORIDA, LLC
BUILDERS FIRSTSOURCE – RALEIGH, LLC
BUILDERS FIRSTSOURCE – ATLANTIC GROUP, LLC
BUILDERS FIRSTSOURCE – TEXAS GENPAR, LLC
BUILDERS FIRSTSOURCE – MBS, LLC
BUILDERS FIRSTSOURCE – FLORIDA DESIGN CENTER, LLC
BUILDERS FIRSTSOURCE – SOUTHEAST GROUP, LLC
BFS TEXAS, LLC
BFS IP, LLC
BUILDERS FIRSTSOURCE – TEXAS GROUP, L.P.
BUILDERS FIRSTSOURCE – SOUTH TEXAS, L.P.
BUILDERS FIRSTSOURCE – INTELLECTUAL PROPERTY, L.P.
BUILDERS FIRSTSOURCE – TEXAS INSTALLED SALES, L.P.

By:	/s/ Donald F. McAleenan
Name: Donald F. McAleenan Title: Senior Vice President and General Counsel

SUNTRUST BANK, as a Lender, an LC Issuer, Swing Line Lender, the Administrative Agent and the Collateral Agent

By:	/s/ C. Graham Sones
Name: Title:	C. Graham Sones Senior Vice President

Citibank, N.A., as a Lender

By:	/s/ Christopher Marino
Name: Title:	Christopher Marino Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Linda Skinner
Name: Title:	Linda Skinner VP

PNC Bank N.A., as a Lender

By:	/s/ Patrick McConnell
Name: Title:	Patrick McConnell VP

RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as a Lender

By:	/s/ Sean McWhinnie
Name: Title:	Sean McWhinnie Duly Authorized Signatory

Siemens Financial Services, Inc., as a Lender

By:	/s/ John Finore
Name: Title:	John Finore Vice President

By:	/s/ Ernest Errigo
Name: Title:	Ernest Errigo Sr. Transaction Coordinator

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ William O’Daly
Name: Title:	William O’Daly Authorized Signatory

By:	/s/ Philipp Horat
Name: Title:	Philipp Horat Authorized Signatory

SCHEDULE A – EXCLUDED ASSET SALES

The Credit Parties intend to sell the following pieces of unneeded or vacant real estate:

Builders FirstSource - Southeast Group, LLC	295 Prosperity Drive Orangeburg, SC 29115

Builders FirstSource - Florida, LLC	5930 Orlando Street Jacksonville, FL 32208

Builders FirstSource - Southeast Group, LLC	150 Ole Woodward Avenue Conway, SC 29526

Builders FirstSource - Southeast Group, LLC	956 Hwy 501 E Conway, SC 29526

Builders FirstSource - Florida, LLC	8.26 acres of vacant land in Walton County DeFuniak Springs, FL 32433

Builders FirstSource - Florida, LLC	0 Nain Road Jacksonville, FL 32207

Builders FirstSource - Texas Group, L.P.	Lakeshore Hills; Lot 12, Blk 007 (Lakeshore Drive) Weatherford, TX 76087

Builders FirstSource - Southeast Group, LLC	Shepherds Vineyard, L11 PH1 (Rocky Lane) Asheboro, NC 27205

SCHEDULE 1  –  COMMITMENTS

Lender	Revolving Commitment Amount
SunTrust Bank	$43,000,000
Citibank, N.A.	$25,000,000
KeyBank National Association	$25,000,000
PNC Bank, N.A.	$25,000,000
RBS Citizens Business Capital	$25,000,000
Siemens Financial Services, Inc.	$20,000,000
Credit Suisse, Cayman Islands Branch	$12,000,000

SCHEDULE 2 – RESTRICTED SUBSIDIARIES

Restricted Subsidiaries

BUILDERS FIRSTSOURCE HOLDINGS, INC.

BUILDERS FIRSTSOURCE – DALLAS, LLC

BUILDERS FIRSTSOURCE – FLORIDA, LLC

BUILDERS FIRSTSOURCE – ATLANTIC GROUP, LLC

BUILDERS FIRSTSOURCE – RALEIGH, LLC

BUILDERS FIRSTSOURCE – TEXAS GENPAR, LLC

BUILDERS FIRSTSOURCE – MBS, LLC

BUILDERS FIRSTSOURCE – FLORIDA DESIGN CENTER, LLC

BUILDERS FIRSTSOURCE – SOUTHEAST GROUP, LLC

BFS TEXAS, LLC

BFS IP, LLC

BUILDERS FIRSTSOURCE – TEXAS GROUP, L.P.

BUILDERS FIRSTSOURCE – SOUTH TEXAS, L.P.

BUILDERS FIRSTSOURCE – INTELLECTUAL PROPERTY, L.P.

BUILDERS FIRSTSOURCE – TEXAS INSTALLED SALES, L.P.

BUILDERS FIRSTSOURCE – COLORADO GROUP, LLC

BUILDERS FIRSTSOURCE – COLORADO, LLC

BUILDERS FIRSTSOURCE – NORTHEAST GROUP, LLC

BUILDERS FIRSTSOURCE – OHIO VALLEY, LLC

BFS, LLC

CCWP Inc.

SCHEDULE 3 – SUBSIDIARY GUARANTORS

BUILDERS FIRSTSOURCE HOLDINGS, INC.

BUILDERS FIRSTSOURCE – DALLAS, LLC

BUILDERS FIRSTSOURCE – FLORIDA, LLC

BUILDERS FIRSTSOURCE – ATLANTIC GROUP, LLC

BUILDERS FIRSTSOURCE – RALEIGH, LLC

BUILDERS FIRSTSOURCE – TEXAS GENPAR, LLC

BUILDERS FIRSTSOURCE – MBS, LLC

BUILDERS FIRSTSOURCE – FLORIDA DESIGN CENTER, LLC

BUILDERS FIRSTSOURCE – SOUTHEAST GROUP, LLC

BFS TEXAS, LLC

BFS IP, LLC

BUILDERS FIRSTSOURCE – TEXAS GROUP, L.P.

BUILDERS FIRSTSOURCE – SOUTH TEXAS, L.P.

BUILDERS FIRSTSOURCE – INTELLECTUAL PROPERTY, L.P.

BUILDERS FIRSTSOURCE – TEXAS INSTALLED SALES, L.P.

SCHEDULE 4 – EBITDA ADJUSTMENTS

None

SCHEDULE 1.01 – PERMITTED INVENTORY LOCATIONS

Party	Address
Builders FirstSource - Atlantic Group, LLC	3302 Ballenger Creek Pike
Frederick, MD 21702

Builders FirstSource - Florida, LLC	6550 Roosevelt Blvd
Jacksonville, FL 32244

Builders FirstSource - Florida, LLC	11501 Ryland Court
Orlando, FL 32824

Builders FirstSource -Southeast Group, LLC	941 - 945 West State Street
Bristol, VA 24201

Builders FirstSource - Southeast Group, LLC	5415 Market Street
Wilmington, NC 28405

Builders FirstSource - Southeast Group, LLC	1609 Howe Street, SE
Southport, NC 28461

Builders FirstSource -Southeast Group, LLC	1.9349 acres @ Old Hendersonville Hwy & Wilson Rd
Pisgah Forest, NC 28768

Builders FirstSource - Southeast Group, LLC	332 Haywood Road
Asheville, NC 28806

Builders FirstSource -Southeast Group, LLC	114-116 Myrtle Beach Highway
Sumter, SC 29153

Builders FirstSource - Southeast Group, LLC	8035 Howard Street
Spartanburg, SC 29303

Builders FirstSource - Southeast Group, LLC	101 Dewberry Road
Cowpens, SC 29330

Builders FirstSource - Southeast Group, LLC	151 Dewberry Road
Cowpens, SC 29330

Builders FirstSource - Southeast Group, LLC	1724 West Lucas Street
Florence, SC 29501

Builders FirstSource - Southeast Group, LLC	150 Ole Woodward Avenue
Conway, SC 29526

Builders FirstSource Southeast Group, LLC	226 Tiller Drive
Pawleys Island, SC 29585

Builders FirstSource - Southeast Group, LLC	801 South Washington
Greenville, SC 29611

Builders FirstSource - Southeast Group, LLC	101 Lumber Lane
Seneca, SC 29672

Builders FirstSource Southeast Group, LLC	2651 North Okatie Highway
Ridgeland, SC 29936

Builders FirstSource - Southeast Group, LLC	195 Davis Road
LaGrange, GA 30240

Builders FirstSource -Southeast Group, LLC	315 Hwy 433
Chelsea, AL 35043

Builders FirstSource - Southeast Group, LLC	252 County Road 308 West
Shelby, AL 35143

Builders FirstSource - Southeast Group, LLC	407 East State of Franklin Road
Johnson City, TN 37601

Builders FirstSource Southeast Group, LLC	260 Piney Flats Road
Piney Flats, TN 37686

Builders FirstSource - Texas Group, L.P.	902 N. Mill St.
Lewisville, TX 75067

Builders FirstSource - Atlantic Group, LLC and Builders FirstSource - Ohio Valley, LLC	6870 Mimms Drive
Atlanta, GA

Builders FirstSource - Atlantic Group, LLC and Builders FirstSource - Ohio Valley, LLC	13234 Airpark Drive
Elkwood, VA

Builders FirstSource - Dallas, LLC	2001 Bryan St, Ste 1600
Dallas, TX

Builders FirstSource - Dallas, LLC	2323 Bryan St, Ste 2350
Dallas, TX

Builders FirstSource - Atlantic Group, LLC	2351 Button Gwinnett Dr.,
Suite 500
Doraville, GA

Builders FirstSource - Atlantic Group, LLC	5330 Spectrum Dr.
Frederick MD

Builders FirstSource - Atlantic Group, LLC	1 Seton Square Dr.
Emmittsburg, MD

Builders FirstSource - Atlantic Group, LLC	5650 Highway 49 South,
Harrisburg, NC

Builders FirstSource - Atlantic Group, LLC	7770 Caldwell Rd,
Harrisburg, NC

Builders FirstSource - Atlantic Group, LLC	13188 Airpark Drive,
Elkwood VA

Builders FirstSource - Atlantic Group, LLC	13234 Airpark Drive,
Elkwood VA

Builders FirstSource - Atlantic Group, LLC	10381 Central Park Dr.,
Ste. 101, 103 & 105, 107
Manassas, VA

Builders FirstSource - Atlantic Group, LLC	914 South Burhans Blvd
Hagerstown, MD

Builders FirstSource - Atlantic Group, LLC	914 South Burhans Blvd
Hagerstown, MD

Builders FirstSource - Atlantic Group, LLC	9320 W&W Industrial Rd.
LaPlata, MD

Builders FirstSource - Atlantic Group, LLC	6010 E. Division St.,
Lebanon, TN

Builders FirstSource - Atlantic Group, LLC	3135 Highway 109N,
Lebanon, TN

Builders FirstSource - Atlantic Group, LLC	715 International Blvd
Clarksville, TN

Builders FirstSource - Atlantic Group, LLC	18 Industrial Drive
North East, MD

Builders FirstSource - Atlantic Group, LLC	Bldg 2 4016 Rock Hall Rd
Point of Rocks, MD

Builders FirstSource - Atlantic Group, LLC	4011 Rock Hall Rd.
Point of Rocks, MD

Builders FirstSource - Atlantic Group, LLC	12816 US Hwy 64 West,
Apex, NC

Builders FirstSource - Atlantic Group, LLC	401 Valley Forge Rd,
Hillsborough, NC

Builders FirstSource - South Texas, L.P.	5525 Brittmoore
Houston, TX

Builders FirstSource - South Texas, L.P.	5515 Brittmoore
Houston, TX

Builders FirstSource - South Texas, L.P.	5515 Brittmoore
Houston, TX

Builders FirstSource - South Texas, L.P.	6305 Camp Bullis
San Antonio, TX

Builders FirstSource - South Texas, L.P.	6305 Camp Bullis
San Antonio, TX

Builders FirstSource - South Texas, L.P.	6448 Camp Bullis
San Antonio, TX

Builders FirstSource - South Texas, L.P.	6450 Camp Bullis Rd.
San Antonio, TX

Builders FirstSource - South Texas, L.P.	6448 Camp Bullis
San Antonio, TX

Builders FirstSource - Texas Group, L.P.	3403 E. Abram
Arlington, TX

Builders FirstSource - Texas Group, L.P.	13701 North 1-35
Jarrell, TX

Builders FirstSource - Texas Group, L.P.	2230 Ave. J
Arlington, TX

Builders FirstSource - Texas Installed Sales, L.P.	1750 Westpark Ste. 100,
Grand Prairie, TX

Builders FirstSource - Florida, LLC	1700 N. State Street
Bunnell, FL

Builders FirstSource - Florida, LLC	16676 US Highway 331
South Freeport, FL

Builders FirstSource - Florida, LLC	8275 Forshee Dr.
Jacksonville, FL

Builders FirstSource - Florida, LLC	6550 Roosevelt Blvd.
Jacksonville, FL

Builders FirstSource - Florida, LLC	6552 Roosevelt Blvd.
Jacksonville, FL

Builders FirstSource - Florida, LLC	6550 Roosevelt Blvd.
Jacksonville, FL

Builders FirstSource - Florida, LLC	2525 E. Duval
St. Lake City, FL

Builders FirstSource - Florida, LLC	1602 Industrial Drive
Plant City, FL

Builders FirstSource - Florida, LLC	701 South Kings Highway
Port St. Lucie, FL

Builders FirstSource - Florida, LLC	3661 West Blue Heron Blvd.
Riviera Beach, FL

Builders FirstSource - Southeast Group, LLC	900 N. Pinehurst Street
Aberdeen, NC

Builders FirstSource - Southeast Group, LLC	900 N. Pinehurst Street
Aberdeen, NC

Builders FirstSource - Southeast Group, LLC	1510 Pearman Road
Anderson, SC

Builders FirstSource - Southeast Group, LLC	1865 East Glenn Ave.,
Auburn, AL

Builders FirstSource - Southeast Group, LLC	52 Cleveland Street
Blairsville, GA

Builders FirstSource - Southeast Group, LLC	1450 Ecusta Rd.
Pisgah Forest, NC

Builders FirstSource - Southeast Group, LLC	181 Hwy. 64 West
Cashiers, NC

Builders FirstSource - Southeast Group, LLC	4450 Arco Lane
Charleston, SC

Builders FirstSource - Southeast Group, LLC	180 Hobart Rd.
Blythewood, SC

Builders FirstSource - Southeast Group, LLC	180 Hobart Rd.,
Blythewood, SC

Builders FirstSource - Southeast Group, LLC	5515 Veterans Pkwy
Columbus, GA

Builders FirstSource - Southeast Group, LLC	651 Century Circle,
Conway, SC

Builders FirstSource - Southeast Group, LLC	S.C.Hwy 174 and Oyster Fac.Rd.
Edisto Island, SC

Builders FirstSource - Southeast Group, LLC	1135 Robeson St.
Fayetteville, NC

Builders FirstSource - Southeast Group, LLC	1285 West Ridge Rd
Gainesville, GA

Builders FirstSource - Southeast Group, LLC	111 Lumber Lane
Goose Creek, SC

Builders FirstSource - Southeast Group, LLC	108 White Horse Court,
Greenville, SC

Builders FirstSource - Southeast Group, LLC	433 4th Avenue East
Hendersonville, NC

Builders FirstSource - Southeast Group, LLC	1601 S. Main Street
High Point, NC

Builders FirstSource - Southeast Group, LLC	3155 Maybank Hwy John’s Island, SC

Builders FirstSource - Southeast Group, LLC	230 West Main-Frontage Rd
Mount Carmel, TN

Builders FirstSource - Southeast Group, LLC	3010 Gov. John Sevier Highway
Knoxville, TN

Builders FirstSource - Southeast Group, LLC	150 Santee Cooper Lane
Loris, SC

Builders FirstSource - Southeast Group, LLC	150 Santee Cooper Lane
Loris, SC

Builders FirstSource - Southeast Group, LLC	4916 Highway 17 Bypass,
Myrtle Beach, SC

Builders FirstSource - Southeast Group, LLC	10391 Greenville Hwy
Wellford, SC

Builders FirstSource - Southeast Group, LLC	1507 W 5th North Street
Summerville, SC

Builders FirstSource - Southeast Group, LLC	515 E. Water Street
Washington, NC

Ascend Custom Extrusions, LLC (“Ascend”) produces aluminum window extrusions for South Texas. South Texas periodically purchases aluminum logs in the open market. These logs are owned by South Texas, but are stored at Ascend’s facility located at 1405 Martinez Lane, Wylie, Colin County, Texas 75098 and held in connection with the production of aluminum extrusions.

Inventory owned by the Borrowers is periodically in transit and may briefly be stored on third-party rail spurs.

SCHEDULE 2.05 – EXISTING LETTERS OF CREDIT

L/C Number	Face Amount	Expiration Date	Beneficiary
F855875	$659,450.00	9/30/2013	Party A
F855889	$2,415,000.00	9/30/2013	Party B
F855963	$9,188,000.00	9/30/2013	Party C
F856298	$400,904.00	9/30/2013	Party D

SCHEDULE 5.11 – OWNED REAL PROPERTY

Owner	Address	County
Builders FirstSource - Atlantic Group, LLC	3302 Ballenger Creek Pike	Frederick
Frederick, MD 21702

Builders FirstSource - Florida, LLC	6550 Roosevelt Blvd	Duval
Jacksonville, FL 32244

Builders FirstSource - Florida, LLC	11501 Ryland Court	Orange
Orlando, FL 32824

Builders FirstSource - Southeast Group, LLC	941 - 945 West State Street	N/A
Bristol, VA 24201

Builders FirstSource - Southeast Group, LLC	5415 Market Street	New Hanover
Wilmington, NC 28405

Builders FirstSource - Southeast Group, LLC	1609 Howe Street, SE	Brunswick
Southport, NC 28461

Builders FirstSource - Southeast Group, LLC	1.9349 acres @ Old Hendersonville Hwy & Wilson Rd	Transylvania
Pisgah Forest, NC 28768

Builders FirstSource - Southeast Group, LLC	332 Haywood Road	Buncombe
Asheville, NC 28806

Builders FirstSource - Southeast Group, LLC	114-116 Myrtle Beach Highway	Sumter
Sumter, SC 29153

Builders FirstSource - Southeast Group, LLC	8035 Howard Street	Spartanburg
Spartanburg, SC 29303

Builders FirstSource - Southeast Group, LLC	101 Dewberry Road	Spartanburg
Cowpens, SC 29330

Builders FirstSource - Southeast Group, LLC	151 Dewberry Road	Spartanburg
Cowpens, SC 29330

Builders FirstSource - Southeast Group, LLC	1724 West Lucas Street	Florence
Florence, SC 29501

Builders FirstSource - Southeast Group, LLC	150 Ole Woodward Avenue	Horry
Conway, SC 29526

Builders FirstSource Southeast Group, LLC	226 Tiller Drive	Georgetown
Pawleys Island, SC 29585

Builders FirstSource - Southeast Group, LLC	801 South Washington	Greenville
Greenville, SC 29611

Builders FirstSource - Southeast Group, LLC	101 Lumber Lane	Oconee
Seneca, SC 29672

Builders FirstSource Southeast Group, LLC	2651 North Okatie Highway	Jasper
Ridgeland, SC 29936

Builders FirstSource - Southeast Group, LLC	195 Davis Road	Troup
LaGrange, GA 30240

Builders FirstSource - Southeast Group, LLC	315 Hwy 433	Shelby
Chelsea, AL 35043

Builders FirstSource - Southeast Group, LLC	252 County Road 308 West	Shelby
Shelby, AL 35143

Builders FirstSource - Southeast Group, LLC	407 East State of Franklin Road	Washington
Johnson City, TN 37601

Builders FirstSource Southeast Group, LLC	260 Piney Flats Road	Sullivan
Piney Flats, TN 37686

Builders FirstSource - Texas Group, L.P.	902 N. Mill St.	Denton
Lewisville, TX 75067

Builders FirstSource Southeast Group, LLC	956 Hwy 501 E	Horry
Conway, SC 29526

Builders FirstSource - Southeast Group, LLC	295 Prosperity Drive	Orangeburg
Orangeburg, SC 29115

Builders FirstSource - Southeast Group, LLC	Shepherds Vineyard;L11 PH1 (Rocky Lane)	Randolph
Asheboro, NC 27205

Builders FirstSource Florida, LLC	5930 Orlando Street	Duval
Jacksonville, FL 32208

Builders FirstSource - Florida, LLC	8.26 acres of vacant land in Walton County	Walton
DeFuniak Springs, FL 32433

Builders FirstSource - Texas Group, L.P.	Lakeshore Hills; Lot 12, Blk 007 (Lakeshore Drive)	Parker
Weatherford, TX 76087

Builders FirstSource - Florida, LLC	0 Nain Road	Duval
Jacksonville, FL 32207

SCHEDULE 5.18 – SUBSIDIARIES

Annex A hereto contains an organization chart for Parent Borrower and each of its Subsidiaries. If percentage ownership is not shown, the parent entity owns 100% of the ownership interests in the relevant subsidiary. The stock of Parent Borrower is publicly traded. As of May 28, 2013, it had 97,094,281 issued and outstanding shares. As a public company, the ownership percentage cannot be accurately determined. However, based on the most recent Schedule 13D and 13G filings under the Securities and Exchange Act of 1934, as amended, as of May 28, 2013, the two largest stockholders of Parent Borrower were:

JLL Building Holdings, LLC – 25.1%

Warburg Pincus Private Equity IX, L.P. – 25.6%

Parent Borrower had outstanding, as of May 28, 2013, employee stock options to purchase 5,266,026 shares of Parent Borrower’s common stock at exercise prices between $3.15 and $7.15 per share.

Parent Borrower had outstanding, as of May 28, 2013, warrants to purchase 1,400,000 shares of Parent Borrower’s common stock at an exercise price of $2.50 per share.

The authorized and issued Capital Stock for each of Parent Borrower and its Subsidiaries is as follows:

Entity	Authorized Shares/Units	Issued Shares/ Units
BUILDERS FIRSTSOURCE, INC.	200,000,000 common; 10,000,000 preferred	97,094,281 common shares; 0 preferred shares
BUILDERS FIRSTSOURCE HOLDINGS, INC.	1,000	100
BUILDERS FIRSTSOURCE – DALLAS, LLC	100	100
BUILDERS FIRSTSOURCE – FLORIDA, LLC	100	100
BUILDERS FIRSTSOURCE – ATLANTIC GROUP, LLC	100	100
BUILDERS FIRSTSOURCE – RALEIGH, LLC	100	100
BUILDERS FIRSTSOURCE – TEXAS GENPAR, LLC	1,000	1,000
BUILDERS FIRSTSOURCE – MBS, LLC	1,000	1,000
BUILDERS FIRSTSOURCE – FLORIDA DESIGN CENTER, LLC	100	100
BUILDERS FIRSTSOURCE – SOUTHEAST GROUP, LLC	100	100

BFS TEXAS, LLC	1,000	1,000
BFS IP, LLC	1,000	1,000
BUILDERS FIRSTSOURCE – TEXAS GROUP, L.P.	10,000	10,000
BUILDERS FIRSTSOURCE – SOUTH TEXAS, L.P.	10,000	10,000
BUILDERS FIRSTSOURCE – INTELLECTUAL PROPERTY, L.P.	10,000	10,000
BUILDERS FIRSTSOURCE – TEXAS INSTALLED SALES, L.P.	10,000	10,000
BUILDERS FIRSTSOURCE – COLORADO GROUP, LLC	100	100
BUILDERS FIRSTSOURCE – COLORADO, LLC	N/A	N/A
BUILDERS FIRSTSOURCE – NORTHEAST GROUP, LLC	100	100
BUILDERS FIRSTSOURCE – OHIO VALLEY, LLC	100	100
BFS, LLC	N/A	N/A
CCWP, INC.	300,000	260,000

Annex A to Schedule 5.18

SCHEDULE 6.14 – POST-CLOSING OBLIGATIONS

The Parent Borrower and its Restricted Subsidiaries shall use commercially reasonable efforts to terminate the following Liens on or prior to the date that is 30 days after the Closing Date (or such other date as the Administrative Agent may agree in its sole discretion:

1.	Liens in favor of UBS AG, Stamford Branch in respect of certain trademark (application number 76497366; registration number: 2885752) filed on February 17, 2005.

2.	Liens in favor of Nationsbank, N.A., in respect of certain trademark (application number: 73361303; registration number: 1246651) filed on January 25, 1999.

3.	Liens in favor of UBS AG, Stanford Branch, in respect of certain trademark (application number: 73361303; registration number: 1246651) filed on February 17, 2005.

4.	Liens in favor of Wachovia Bank in respect of certain trademark (application number: 73361303; registration number: 1246651) filed on December 27, 2007.

5.	Liens in favor of UBS AG, Stanford Branch in respect of certain trademark (application number: 75777476; registration number: 2938424) filed on February 17, 2005.

6.	Liens in favor of UBS AG, Stanford Branch in respect of certain trademark (application number: 75756802; registration number: 2938423) filed on February 17, 2005.

SCHEDULE 7.02 – LIENS

Builders FirstSource, Inc.

1.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Ford van, cab and chassis as described on the UCC-1 # 5132373 3 filed with the Secretary of State of the state of Delaware on April 29, 2005.

2.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Clark, Lufkin, Trussmaster and Pratt trailers as described on the UCC-1 # 5141313 8 filed with the Secretary of State of the state of Delaware on May 9, 2005.

3.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased 2005 Ford cab & chassis and flatbed trailers as described on the UCC-1 # 5177024 8 filed with the Secretary of State of the state of Delaware on June 9, 2005.

4.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Ford trucks and Clark flatbed trailers as described on the UCC-1 # 5211685 4 filed with the Secretary of State of the state of Delaware on July 11, 2005.

5.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Clark flatbed/allvan curtainside trailers and Clark flatbed trailers as described on the UCC-1 # 5257315 3 filed with the Secretary of State of the state of Delaware on August 18, 2005.

6.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased 2005 Trussmaster roll-off trailers as described on the UCC-1 # 5267623 8 filed with the Secretary of State of the state of Delaware on August 29, 2005.

7.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Clark flatbed trailers as described on the UCC-1 # 5302018 8 filed with the Secretary of State of the state of Delaware on September 29, 2005.

8.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Clark flatbed/allvan curtainside trailers and Trussmaster roller-bed heavy duty stretch roll-off trailers as described on the UCC-1 # 5339123 3 filed with the Secretary of State of the state of Delaware on November 1, 2005.

9.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Trussmaster heavy duty roll-off trailers and Clark flatbed trailers as described on the UCC-1 # 5369738 1 filed with the Secretary of State of the state of Delaware on December 1, 2005.

10.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased equipment as described on the UCC-1 # 5389651 2 filed with the Secretary of State of the state of Delaware on December 15, 2005.

11.	Liens in favor of NMHG Financial Services Inc. in respect of certain leased Lufkin flatbed trailers as described on the UCC-1 # 2282709 9 filed with the Secretary of State of the state of Delaware on November 8, 2002.

12.	Liens in favor of General Electric Capital Corporation in respect of certain leased Freightliner equipment as described on the UCC-1 # 3159943 3 filed with the Secretary of State of the state of Delaware on June 24, 2003.

13.	Liens in favor of General Electric Capital Corporation in respect of certain leased Trussmaster trailer as described on the UCC-1 # 3165924 5 filed with the Secretary of State of the state of Delaware on June 30, 2003.

14.	Liens in favor of General Electric Capital Corporation in respect of certain leased Freightliner equipment as described on the UCC-1 # 3168573 7 filed with the Secretary of State of the state of Delaware on July 2, 2003.

15.	Liens in favor of General Electric Capital Corporation in respect of certain leased Freightliner equipment as described on the UCC-1 # 3168578 6 filed with the Secretary of State of the state of Delaware on July 2, 2003.

16.	Liens in favor of General Electric Capital Corporation in respect of certain leased Great Dane equipment as described on the UCC-1 # 3168587 7 filed with the Secretary of State of the state of Delaware on July 2, 2003.

17.	Liens in favor of General Electric Capital Corporation in respect of certain leased Trussmaster trailer as described on the UCC-1 # 3177226 1 filed with the Secretary of State of the state of Delaware on July 14, 2003.

18.	Liens in favor of D.L. Peterson Trust in respect of certain leased forklifts as described on the UCC-1 # 3233690 0 filed with the Secretary of State of the state of Delaware on August 21, 2003.

19.	Liens in favor of General Electric Capital Corporation in respect of certain 2004 platform trailer as described on the UCC-1 # 3237396 0 filed with the Secretary of State of the state of Delaware on September 15, 2003.

20.	Liens in favor of D.L. Peterson Trust in respect of certain leased Moffett forklifts as described on the UCC-1 # 3252089 1 filed with the Secretary of State of the state of Delaware on September 15, 2003.

21.	Liens in favor of D.L. Peterson Trust in respect of certain leased forklifts as described on the UCC-1 # 3282267 7 filed with the Secretary of State of the state of Delaware on October 24, 2003.

22.	Liens in favor of General Electric Capital Corporation in respect of certain leased freightliner tractors as described on the UCC-1 # 3280666 2 filed with the Secretary of State of the state of Delaware on October 27, 2003.

23.	Liens in favor of General Electric Capital Corporation in respect of certain leased Trussmaster heavy duty roll-off trailers as described on the UCC-1 # 3283838 4 filed with the Secretary of State of the state of Delaware on October 29, 2003.

24.	Liens in favor of General Electric Capital Corporation in respect of certain leased Trussmaster heavy duty roll-off trailers as described on the UCC-1 # 3289804 0 filed with the Secretary of State of the state of Delaware on November 4, 2003.

25.	Liens in favor of General Electric Capital Corporation in respect of certain leased Trussmaster heavy duty roll-off trailers as described on the UCC-1 # 3294241 8 filed with the Secretary of State of the state of Delaware on November 10, 2003.

26.	Liens in favor of General Electric Capital Corporation in respect of certain leased Trussmaster heavy duty roll-off trailers as described on the UCC-1 # 3303939 6 filed with the Secretary of State of the state of Delaware on November 19, 2003.

27.	Liens in favor of General Electric Capital Corporation in respect of certain leased platform trailer as described on the UCC-1 # 3336493 5 filed with the Secretary of State of the state of Delaware on December 22, 2003.

28.	Liens in favor of General Electric Capital Corporation in respect of certain leased Kenworth truck as described on the UCC-1 # 4045504 0 filed with the Secretary of State of the state of Delaware on February 19, 2004.

29.	Liens in favor of General Electric Capital Corporation in respect of certain leased International tractor as described on the UCC-1 # 4045816 8 filed with the Secretary of State of the state of Delaware on February 19, 2004.

30.	Liens in favor of General Electric Capital Corporation in respect of certain leased International tractors as described on the UCC-1 # 4045929 9 filed with the Secretary of State of the state of Delaware on February 19, 2004.

31.	Liens in favor of General Electric Capital Corporation in respect of certain leased Great Dane flatbed trailers with loader kits as described on the UCC-1 # 4062249 0 filed with the Secretary of State of the state of Delaware on March 4, 2004.

32.	Liens in favor of General Electric Capital Corporation in respect of certain leased International tractor as described on the UCC-1 # 4080312 4 filed with the Secretary of State of the state of Delaware on March 23, 2004.

33.	Liens in favor of General Electric Capital Corporation in respect of certain leased freightliner trucks as described on the UCC-1 # 4089807 4 filed with the Secretary of State of the state of Delaware on March 31, 2004.

34.	Liens in favor of General Electric Capital Corporation in respect of certain leased freightliner trucks as described on the UCC-1 # 4100957 2 filed with the Secretary of State of the state of Delaware on April 9, 2004.

35.	Liens in favor of General Electric Capital Corporation in respect of certain leased freightliner trucks as described on the UCC-1 # 4100972 1 filed with the Secretary of State of the state of Delaware on April 9, 2004.

36.	Liens in favor of General Electric Capital Corporation in respect of certain leased freightliner trucks as described on the UCC-1 # 4129708 6 filed with the Secretary of State of the state of Delaware on May 10, 2004.

37.	Liens in favor of General Electric Capital Corporation in respect of certain leased freightliner trucks as described on the UCC-1 # 4129709 4 filed with the Secretary of State of the state of Delaware on May 10, 2004.

38.	Liens in favor of General Electric Capital Corporation in respect of certain leased Ford chassis cabs as described on the UCC-1 # 4134215 5 filed with the Secretary of State of the state of Delaware on May 13, 2004.

39.	Liens in favor of General Electric Capital Corporation in respect of certain leased specific equipment as described on the UCC-1 # 4143470 5 filed with the Secretary of State of the state of Delaware on May 24, 2004.

40.	Liens in favor of General Electric Capital Corporation in respect of certain leased freightliner trucks as described on the UCC-1 # 4149340 4 filed with the Secretary of State of the state of Delaware on May 28, 2004.

41.	Liens in favor of General Electric Capital Corporation in respect of certain leased Trussmaster trucks as described on the UCC-1 # 4165423 7 filed with the Secretary of State of the state of Delaware on June 16, 2004.

42.	Liens in favor of General Electric Capital Corporation in respect of certain leased freightliner tractor as described on the UCC-1 # 4168536 3 filed with the Secretary of State of the state of Delaware on June 18, 2004.

43.	Liens in favor of General Electric Capital Corporation in respect of certain leased Ford heavy duty ladder rack and trucks as described on the UCC-1 # 4168967 0 filed with the Secretary of State of the state of Delaware on June 18, 2004.

44.	Liens in favor of General Electric Capital Corporation in respect of certain leased loader bracket trailers as described on the UCC-1 # 4187736 6 filed with the Secretary of State of the state of Delaware on July 6, 2004.

45.	Liens in favor of D.L. Peterson Trust in respect of certain leased forklifts as described on the UCC-1 # 4209503 4 filed with the Secretary of State of the state of Delaware on July 23, 2004.

46.	Liens in favor of General Electric Capital Corporation in respect of certain leased freightliner trucks as described on the UCC-1 # 4210979 3 filed with the Secretary of State of the state of Delaware on July 27, 2004.

47.	Liens in favor of General Electric Capital Corporation in respect of certain Trussmaster trailers as described on the UCC-1 # 4219980 2 filed with the Secretary of State of the state of Delaware on August 5, 2004.

48.	Liens in favor of General Electric Capital Corporation in respect of certain freightliner tractor as described on the UCC-1 # 4219981 0 filed with the Secretary of State of the state of Delaware on August 5, 2004.

49.	Liens in favor of D.L. Peterson Trust in respect of certain Toyota forklifts as described on the UCC-1 # 4232189 3 filed with the Secretary of State of the state of Delaware on August 13, 2004.

50.	Liens in favor of General Electric Capital Corporation in respect of certain freightliner trucks as described on the UCC-1 # 4239957 6 filed with the Secretary of State of the state of Delaware on August 25, 2004.

51.	Liens in favor of General Electric Capital Corporation in respect of certain flatbed trailers as described on the UCC-1 # 4248976 5 filed with the Secretary of State of the state of Delaware on September 3, 2004.

52.	Liens in favor of General Electric Capital Corporation in respect of certain flatbed trailers as described on the UCC-1 # 4249166 2 filed with the Secretary of State of the state of Delaware on September 3, 2004.

53.	Liens in favor of General Electric Capital Corporation in respect of certain freightliner trucks with crane as described on the UCC-1 # 4304957 6 filed with the Secretary of State of the state of Delaware on October 28, 2004.

54.	Liens in favor of D.L. Peterson Trust in respect of certain Combilift Forklift as described on the UCC-1 # 4340721 2 filed with the Secretary of State of the state of Delaware on November 30, 2004.

55.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklift as described on the UCC-1 # 4352625 0 filed with the Secretary of State of the state of Delaware on December 13, 2004.

56.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklift as described on the UCC-1 # 5019856 5 filed with the Secretary of State of the state of Delaware on January 14, 2005.

57.	Liens in favor of D.L. Peterson Trust in respect of certain specific forklifts as described on the UCC-1 # 5029596 5 filed with the Secretary of State of the state of Delaware on January 24, 2005.

58.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklifts as described on the UCC-1 # 5044846 5 filed with the Secretary of State of the state of Delaware on February 4, 2005.

59.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklifts as described on the UCC-1 # 5053252 4 filed with the Secretary of State of the state of Delaware on February 10, 2005.

60.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklifts as described on the UCC-1 # 5064694 4 filed with the Secretary of State of the state of Delaware on February 17, 2005.

61.	Liens in favor of D.L. Peterson Trust in respect of certain Alliance Combilift Forklift as described on the UCC-1 # 5070371 1 filed with the Secretary of State of the state of Delaware on February 24, 2005.

62.	Liens in favor of D.L. Peterson Trust in respect of certain specific forklifts as described on the UCC-1 # 5071451 0 filed with the Secretary of State of the state of Delaware on February 25, 2005.

63.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklifts as described on the UCC-1 # 5073234 8 filed with the Secretary of State of the state of Delaware on February 28, 2005.

64.	Liens in favor of D.L. Peterson Trust in respect of certain specific forklifts as described on the UCC-1 # 5085591 7 filed with the Secretary of State of the state of Delaware on March 14, 2005.

65.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklifts as described on the UCC-1 # 5087113 8 filed with the Secretary of State of the state of Delaware on March 15, 2005.

66.	Liens in favor of D.L. Peterson Trust in respect of certain leased loader cranes as described on the UCC-1 # 5098752 0 filed with the Secretary of State of the state of Delaware on March 21, 2005.

67.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklifts as described on the UCC-1 # 5100075 2 filed with the Secretary of State of the state of Delaware on March 22, 2005.

68.	Liens in favor of D.L. Peterson Trust in respect of certain Hiab loader crane as described on the UCC-1 # 5123377 5 filed with the Secretary of State of the state of Delaware on April 14, 2005.

69.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklifts as described on the UCC-1 # 5127320 1 filed with the Secretary of State of the state of Delaware on April 15, 2005.

70.	Liens in favor of D.L. Peterson Trust in respect of certain specific equipment as described on the UCC-1 # 5147254 8 filed with the Secretary of State of the state of Delaware on May 2, 2005.

71.	Liens in favor of General Electric Capital Corporation in respect of certain leased trailer’s equipment as described on the UCC-1 # 5178194 8 filed with the Secretary of State of the state of Delaware on June 7, 2005.

72.	Liens in favor of D.L. Peterson Trust in respect of certain Moffett Forklifts as described on the UCC-1 # 5190256 9 filed with the Secretary of State of the state of Delaware on June 16, 2005.

73.	Liens in favor of D.L. Peterson Trust in respect of certain Hiab Crane as described on the UCC-1 # 5200328 4 filed with the Secretary of State of the state of Delaware on June 23, 2005.

74.	Liens in favor of D.L. Peterson Trust in respect of certain specific lift trucks, cranes and forklifts as described on the UCC-1 # 5200704 6 filed with the Secretary of State of the state of Delaware on June 24, 2005.

75.	Liens in favor of D.L. Peterson Trust in respect of certain specific forklifts and cranes as described on the UCC-1 # 5202298 7 filed with the Secretary of State of the state of Delaware on June 27, 2005.

76.	Liens in favor of D.L. Peterson Trust in respect of certain HIAB cranes as described on the UCC-1 # 5222643 0 filed with the Secretary of State of the state of Delaware on July 11, 2005.

77.	Liens in favor of D.L. Peterson Trust in respect of certain leased Toyota lift as described on the UCC-1 # 5238794 3 filed with the Secretary of State of the state of Delaware on July 29, 2005.

78.	Liens in favor of General Electric Capital Corporation in respect of certain leased specific equipment as described on the UCC-1 # 5352428 8 filed with the Secretary of State of the state of Delaware on November 3, 2005.

79.	Liens in favor of General Electric Capital Corporation in respect of certain leased Trussmaster roll-off trailer as described on the UCC-1 # 6134232 8 filed with the Secretary of State of the state of Delaware on April 21, 2006.

80.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6160125 1 filed with the Secretary of State of the state of Delaware on May 5, 2006.

81.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6160174 9 filed with the Secretary of State of the state of Delaware on May 5, 2006.

82.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6160198 8 filed with the Secretary of State of the state of Delaware on May 5, 2006.

83.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6160275 4 filed with the Secretary of State of the state of Delaware on May 5, 2006.

84.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6160281 2 filed with the Secretary of State of the state of Delaware on May 5, 2006.

85.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6160303 4 filed with the Secretary of State of the state of Delaware on May 5, 2006.

86.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6160316 6 filed with the Secretary of State of the state of Delaware on May 5, 2006.

87.	Liens in favor of General Electric Capital Corporation in respect of certain leased truck equipment as described on the UCC-1 # 6174995 1 filed with the Secretary of State of the state of Delaware on May 17, 2006.

88.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6197760 2 filed with the Secretary of State of the state of Delaware on June 9, 2006.

89.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6197812 1 filed with the Secretary of State of the state of Delaware on June 9, 2006.

90.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6207981 2 filed with the Secretary of State of the state of Delaware on June 12, 2006.

91.	Liens in favor of General Electric Capital Corporation in respect of certain leased 2006 Isuzu truck as described on the UCC-1 # 6227659 0 filed with the Secretary of State of the state of Delaware on June 30, 2006.

92.	Liens in favor of General Electric Capital Corporation in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6231766 7 filed with the Secretary of State of the state of Delaware on June 30, 2006.

93.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6231797 2 filed with the Secretary of State of the state of Delaware on June 30, 2006.

94.	Liens in favor of General Electric Capital Corporation in respect of certain leased 2006 Ford flatbed truck as described on the UCC-1 # 6228876 9 filed with the Secretary of State of the state of Delaware on July 3, 2006.

95.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Combilift forklifts as described on the UCC-1 # 6248391 5 filed with the Secretary of State of the state of Delaware on July 19, 2006.

96.	Liens in favor of General Electric Capital Corporation in respect of certain leased Truss trailer as described on the UCC-1 # 6256184 3 filed with the Secretary of State of the state of Delaware on July 25, 2006.

97.	Liens in favor of General Electric Capital Corporation in respect of certain leased Ford truck with flatbed dump as described on the UCC-1 # 6263580 3 filed with the Secretary of State of the state of Delaware on July 25, 2006.

98.	Liens in favor of General Electric Capital Corporation in respect of certain Clark flatbed trailers as described on the UCC-1 # 6283477 8 filed with the Secretary of State of the state of Delaware on August 15, 2006.

99.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6328932 9 filed with the Secretary of State of the state of Delaware on September 1, 2006.

100.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6328933 7 filed with the Secretary of State of the state of Delaware on September 1, 2006.

101.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Cargotec forklifts as described on the UCC-1 # 6328943 6 filed with the Secretary of State of the state of Delaware on September 1, 2006.

102.	Liens in favor of DCFS USA LLC. in respect of certain specific equipment as described on the UCC-1 # 6326040 3 filed with the Secretary of State of the state of Delaware on September 21, 2006.

103.	Liens in favor of General Electric Capital Corporation in respect of certain leased 2007 Chevrolet Kodiak trucks as described on the UCC-1 # 2007 2343647 filed with the Secretary of State of the state of Delaware on June 20, 2007.

104.	Liens in favor of General Electric Capital Corporation in respect of certain leased 2007 Chevrolets truck with blowing machine as described on the UCC-1 # 2007 2345097 filed with the Secretary of State of the state of Delaware on June 20, 2007.

105.	Liens in favor of NMHG Financial Services Inc. in respect of certain leased equipment as described on the UCC-1 # 2007 2890761 filed with the Secretary of State of the state of Delaware on July 31, 2007.

106.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased new Moffett forklift as described on the UCC-1 # 2008 0706380 filed with the Secretary of State of the state of Delaware on February 27, 2008.

107.	Liens in favor of Seaboard International Forest Products LLC dba Chesapeake Trading Group in respect of lumber, treated and untreated, stored on behalf of Chesapeake Trading Group (Chesapeake) as described on the UCC-1 # 2008 2381091 filed with the Secretary of State of the state of Delaware on July 11, 2008.

108.	Liens in favor of AEL Financial, LLC in respect of certain leased equipment as described on the UCC-1 # 2008 2873527 filed with the Secretary of State of the state of Delaware on August 22, 2008.

109.	Liens in favor of DCFS USA LLC in respect of certain new and used motor vehicles, trailers and/or chassis as described on the UCC-1 # 2010 1204795 filed with the Secretary of State of the state of Delaware on April 7, 2010.

110.	Liens in favor of Daimler Trust in respect of certain new and used motor vehicles, trailers and/or chassis as described on the UCC-1 # 2010 1204803 filed with the Secretary of State of the state of Delaware on April 7, 2010.

111.	Liens in favor of DCFS USA LLC in respect of certain specific equipment, accounts, general intangibles and tangible chattel paper as described on the UCC-1 # 2010 1225824 filed with the Secretary of State of the state of Delaware on April 8, 2010.

112.	Liens in favor of NMHG Financial Services, Inc. in respect of certain leased equipment, as described on the UCC-1 # 2011 1236515 filed with the Secretary of State of the state of Delaware on April 4, 2011.

113.	Liens in favor of Isuzu Finance of America, Inc. in respect of certain leased Ford flatbed body as described on the UCC-1 # 2012 1769936 filed with the Secretary of State of the state of Delaware on May 8, 2012.

114.	Liens in favor of Isuzu Finance of America, Inc. in respect of certain leased Ford flatbed body as described on the UCC-1 # 2012 1770272 filed with the Secretary of State of the state of Delaware on May 8, 2012.

115.	Liens in favor of Isuzu Finance of America, Inc. in respect of certain leased Ford flatbed body as described on the UCC-1 # 2012 1770546 filed with the Secretary of State of the state of Delaware on May 8, 2012.

116.	Liens in favor of Isuzu Finance of America, Inc. in respect of certain leased Ford flatbed body as described on the UCC-1 # 2012 1770819 filed with the Secretary of State of the state of Delaware on May 8, 2012.

117.	Liens in favor of Isuzu Finance of America, Inc. in respect of certain leased Ford flatbed body as described on the UCC-1 # 2012 1771528 filed with the Secretary of State of the state of Delaware on May 8, 2012.

118.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain Moffett forklift as described on the UCC-1 # 2012 2788000 filed with the Secretary of State of the state of Delaware on July 19, 2012.

119.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased Moffett forklift as described on the UCC-1 # 2012 2801647 filed with the Secretary of State of the state of Delaware on July 20, 2012.

120.	Liens in favor of NMHG Financial Services, Inc. in respect of certain leased equipment, as described on the UCC-1 # 2012 3179357 filed with the Secretary of State of the state of Delaware on August 16, 2012.

121.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased Moffett forklift as described on the UCC-1 # 2012 4927689 filed with the Secretary of State of the state of Delaware on December 18, 2012.

122.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased Moffett forklift as described on the UCC-1 # 2013 0894304 filed with the Secretary of State of the state of Delaware on March 7, 2013.

123.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased specific Moffett equipment as described on the UCC-1 # 2013 1239772 filed with the Secretary of State of the state of Delaware on April 1, 2013.

124.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased Moffett forklifts as described on the UCC-1 # 2013 1399493 filed with the Secretary of State of the state of Delaware on April 11, 2013.

125.	Liens in favor of Wells Fargo Equipment Finance, Inc. in respect of certain leased Moffett forklifts as described on the UCC-1 # 2013 1790014 filed with the Secretary of State of the state of Delaware on May 9, 2013.

Builders FirstSource—Texas Group, L.P.

1.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Isuzu cab and chassis and Clark flatbed trailers as described on the UCC-1 # 5245729 0 filed with the Secretary of State of the state of Delaware on August 9, 2005.

2.	Liens in favor of LaSalle National Leasing Corporation in respect of certain Clark, Lufkin and Pratt trailers as described on the UCC-1 # 05-0014413624 filed with the Secretary of State of the state of Texas on May 9, 2005.

3.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Ford cab and chassis and Clark flatbed trailers as described on the UCC-1 # 05-0018019488 filed with the Secretary of State of the state of Texas on June 9, 2005.

4.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Ford cab and chassis as described on the UCC-1 # 05-0018702700 filed with the Secretary of State of the state of Texas on June 15, 2005.

5.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Ford trucks and Clark flatbed trailers as described on the UCC-1 # 05-0021399362 filed with the Secretary of State of the state of Texas on July 11, 2005.

6.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Isuzu cab and chassis and three Clark flatbed trailers as described on the UCC-1 # 05-0024695596 filed with the Secretary of State of the state of Texas on August 9, 2005.

7.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Clark flatbed trailers as described on the UCC-1 # 05-0025839890 filed with the Secretary of State of the state of Texas on August 18, 2005.

8.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Trussmaster roll-off trailers as described on the UCC-1 # 05-0026978390 filed with the Secretary of State of the state of Texas on August 29, 2005.

9.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Clark flatbed trailer and International cab and chassis as described on the UCC-1 # 05-0030358206 filed with the Secretary of State of the state of Texas on September 29, 2005.

10.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Clark flatbed curtainside trailers as described on the UCC-1 # 05-0033776071filed with the Secretary of State of the state of Texas on November 1, 2005.

11.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Trussmaster heavy duty roll-off trailers and Lufkin curtainside trailers as described on the UCC-1 # 05-0036740499 filed with the Secretary of State of the state of Texas on December 1, 2005.

12.	Liens in favor of LaSalle National Leasing Corporation in respect of certain leased Lufkin flatbed trailers as described on the UCC-1 # 05-0038361581 filed with the Secretary of State of the state of Texas on December 15, 2005.

13.	Liens in favor of Comerica Bank in respect of certain goods and inventory located in Grand Prairie, Texas, as described on the UCC-1 # 06-0000972498 filed with the Secretary of State of the state of Texas on January 1, 2006.

14.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 12-0027750468 filed with the Secretary of State of the state of Texas on August 31, 2012.

15.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 12-0031111808 filed with the Secretary of State of the state of Texas on October 2, 2012.

16.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 12-0031453453 filed with the Secretary of State of the state of Texas on October 4, 2012.

17.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 12-0032881459 filed with the Secretary of State of the state of Texas on October 17, 2012.

18.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 12-0033039617 filed with the Secretary of State of the state of Texas on October 18, 2012.

19.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 12-0033333068 filed with the Secretary of State of the state of Texas on October 22, 2012.

20.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 13-0007635085 filed with the Secretary of State of the state of Texas on March 12, 2013.

21.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 13-0009804459 filed with the Secretary of State of the state of Texas on March 28, 2013.

22.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 13-0010790031 filed with the Secretary of State of the state of Texas on April 5, 2013.

23.	Liens in favor of Toyota Motor Credit Corporation in respect of certain leased Toyota forklifts as described on the UCC-1 # 13-0011605996 filed with the Secretary of State of the state of Texas on April 12, 2013.

Builders FirstSource—Atlantic Group, LLC

7.	Liens in favor of Thompson Tractor Co., Inc. in respect of certain specific equipment as described on the UCC-1 # 2012 2876953 filed with the Secretary of State of the state of Delaware on July 26, 2012.

8.	Liens in favor of UBS AG, Stamford Branch in respect of certain trademark (application number 76497366; registration number: 2885752) filed on February 17, 2005.[1]

Builders FirstSource—Southeast Group, Inc.

1.	Liens in favor of General Electric Capital Corporation in respect of certain specific equipment as described on the UCC-1 # 4273766 8 filed with the Secretary of State of the state of Delaware on September 23, 2004.

2.	Liens in favor of General Electric Capital Corporation in respect of certain leased Yale Forklifts as described on the UCC-1 # 4273772 6 filed with the Secretary of State of the state of Delaware on September 23, 2004.

3.	Liens in favor of General Electric Capital Corporation in respect of certain leased forklifts as described on the UCC-1 # 4273783 3 filed with the Secretary of State of the state of Delaware on September 23, 2004.

4.	Liens in favor of General Electric Capital Corporation in respect of certain leased Sterling trucks as described on the UCC-1 # 4274230 4 filed with the Secretary of State of the state of Delaware on September 23, 2004.

5.	Liens in favor of General Electric Capital Corporation in respect of certain leased Sterling trucks as described on the UCC-1 # 4311503 9 filed with the Secretary of State of the state of Delaware on October 29, 2004.

6.	Liens in favor of Nationsbank, N.A., in respect of certain trademark (application number: 73361303; registration number: 1246651) filed on January 25, 1999.[2]

7.	Liens in favor of UBS AG, Stanford Branch, in respect of certain trademark (application number: 73361303; registration number: 1246651) filed on February 17, 2005.[3]

8.	Liens in favor of Wachovia Bank in respect of certain trademark (application number: 73361303; registration number: 1246651) filed on December 27, 2007.[4]

Builders FirstSource – Intellectual Property, L.P.

[1]	To be terminated post-closing.
[2]	To be terminated post-closing.
[3]	To be terminated post-closing.
[4]	To be terminated post-closing.

1.	Liens in favor of UBS AG, Stanford Branch in respect of certain trademark (application number: 75777476; registration number: 2938424) filed on February 17, 2005.[5]

2.	Liens in favor of UBS AG, Stanford Branch in respect of certain trademark (application number: 75756802; registration number: 2938423) filed on February 17, 2005.[6]

[5]	To be terminated post-closing.
[6]	To be terminated post-closing.

SCHEDULE 7.03 – INDEBTEDNESS

1.	Letter of credit to support obligations under the lease for three facilities leased to certain Restricted Subsidiaries by an affiliate of W.P. Carey

2.	Obligations under the Second Priority Senior Secured Floating Rate Notes Due 2016

3.	Capital lease obligations with regard to the facility located at 701 South Kings Highway, Port St. Lucie, FL.

SCHEDULE 7.04 – INVESTMENTS

1. The Intercompany Note dated May 29, 2013 between Parent Borrower and certain Restricted Subsidiaries.

2. Promissory Note received by a Restricted Subsidiary in connection with the sale of its facility in Mason, Ohio

SCHEDULE 7.07 – CONTRACTUAL OBLIGATIONS

None

SCHEDULE 7.08 – TRANSACTIONS WITH AFFILIATES

1.	Registration Rights Agreement, dated as of January 21, 2010, among Builders FirstSource, Inc., JLL Partners Fund V, L.P., and Warburg Pincus Private Equity IX, L.P.

SCHEDULE 11.05 – ADMINISTRATIVE AGENT’S OFFICE, CERTAIN

ADDRESSES FOR NOTICES

SunTrust Bank

303 Peachtree St.

25th Floor MC: 7662

Atlanta, GA 30308

Attn: Doug Weltz

Telephone: (404) 813-5156

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Daniel Seale

Telephone: (212) 906-1341

Telecopier: (212) 751-4864

EXHIBIT A-1

FORM OF REVOLVING FACILITY NOTE

$	[New York, New York] [Date]

FOR VALUE RECEIVED, each of the undersigned (each, a “Borrower” and collectively, the “Borrowers”) hereby, jointly and severally, promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 2.10 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Areement, dated as of May 29, 2013 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto and SUNTRUST BANK, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent), at [                                             ], (or such other office notified by the Administrative Agent to the Company in accordance with Section 11.05 of the Credit Agreement) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Loans made by the Lender to the Borrowers pursuant to the Credit Agreement.

Each Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this Revolving Facility Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this Revolving Facility Note and the Credit Agreement.

This Revolving Facility Note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Revolving Facility Note is also entitled to the benefits of the Guaranty and is secured by the Collateral pursuant to the terms and conditions set forth in the Security Agreement.

THIS REVOLVING FACILITY NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS REVOLVING FACILITY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

A-1-1

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Facility Note to be duly executed by their respective Authorized Officers as of the day and year first above written.

BUILDERS FIRSTSOURCE, INC.

By:
Name:
Title:

BUILDERS FIRSTSOURCE HOLDINGS, INC.
BUILDERS FIRSTSOURCE – DALLAS, LLC
BUILDERS FIRSTSOURCE – FLORIDA, LLC
BUILDERS FIRSTSOURCE – RALEIGH, LLC
BUILDERS FIRSTSOURCE – ATLANTIC GROUP, LLC
BUILDERS FIRSTSOURCE – TEXAS GENPAR, LLC
BUILDERS FIRSTSOURCE – MBS, LLC
BUILDERS FIRSTSOURCE – FLORIDA DESIGN CENTER, LLC
BUILDERS FIRSTSOURCE – SOUTHEAST GROUP, LLC
BFS TEXAS, LLC
BFS IP, LLC
BUILDERS FIRSTSOURCE – TEXAS GROUP, L.P.
BUILDERS FIRSTSOURCE – SOUTH TEXAS, L.P.
BUILDERS FIRSTSOURCE – INTELLECTUAL PROPERTY, L.P.
BUILDERS FIRSTSOURCE – TEXAS INSTALLED SALES, L.P.

By:
Name:
Title:

A-1-3

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Payments of Principal	Unpaid Principal Balance of Note	Name of Person Making Notation

A-1-4

EXHIBIT A-2

FORM OF SWINGLINE NOTE

[$ ]	[New York, New York	]
[Date]

FOR VALUE RECEIVED, each of the undersigned (each, a “Borrower” and collectively, the “Borrowers”) hereby, jointly and severally, promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 2.10 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Areement, dated as of May 29, 2013 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto and SUNTRUST BANK, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent), at [                                             ], (or such other office notified by the Administrative Agent to the Company in accordance with Section 11.05 of the Credit Agreement) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Loans made by the Lender to the Borrowers pursuant to the Credit Agreement.

Each Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this Swing Line Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this Swing Line Note and the Credit Agreement.

This Swing Line Note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Swing Line Note is also entitled to the benefits of the Guaranty and is secured by the Collateral pursuant to the terms and conditions set forth in the Security Agreement.

A-2-1

THIS SWING LINE NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2-2

IN WITNESS WHEREOF, the parties hereto have caused this Swing Line Note to be duly executed by their respective Authorized Officers as of the day and year first above written.

BUILDERS FIRSTSOURCE, INC.

By:
Name:
Title:

BUILDERS FIRSTSOURCE HOLDINGS, INC.
BUILDERS FIRSTSOURCE – DALLAS, LLC
BUILDERS FIRSTSOURCE – FLORIDA, LLC
BUILDERS FIRSTSOURCE – RALEIGH, LLC
BUILDERS FIRSTSOURCE – ATLANTIC GROUP, LLC
BUILDERS FIRSTSOURCE – TEXAS GENPAR, LLC
BUILDERS FIRSTSOURCE – MBS, LLC
BUILDERS FIRSTSOURCE – FLORIDA DESIGN CENTER, LLC
BUILDERS FIRSTSOURCE – SOUTHEAST GROUP, LLC
BFS TEXAS, LLC
BFS IP, LLC
BUILDERS FIRSTSOURCE – TEXAS GROUP, L.P.
BUILDERS FIRSTSOURCE – SOUTH TEXAS, L.P.
BUILDERS FIRSTSOURCE – INTELLECTUAL PROPERTY, L.P.
BUILDERS FIRSTSOURCE – TEXAS INSTALLED SALES, L.P.

By:
Name:
Title:

A-2-3

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Payments of Principal	Unpaid Principal Balance of Note	Name of Person Making Notation

A-2-4

EXHIBITS B-1 & B-2

FORM OF [NOTICE OF BORROWING] [NOTICE OF CONTINUATION OR CONVERSION]

Date:                                     ,

To: SUNTRUST BANK, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 29, 2013 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto and SUNTRUST BANK, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The undersigned hereby requests on behalf of [itself][name of Borrower for whom request is being submitted] (select one):

☐	A Borrowing of Loans

1.	On (a Business Day).

2.	In the amount of $ .[7]

3.	Type of Borrowing: [Base Rate Loan] [Eurodollar Loan].

4.	[For Eurodollar Loans: with an Interest Period of months.]

5.	[For Swing Loans: the Swing Loan Maturity Date is .][8]

☐	A [conversion or] [continuation] of [Base Rate Loans] [Eurodollar Loans] made on .

1.	On (a Business Day).

2.	In the amount of $ .

3.	[For Eurodollar Loans: with an Interest Period of months.][9]

4.	[For a Continuation, new Interest Period: .][10]

[7]	Amount shall be no less than the Minimum Borrowing Amount.
[8]	The Swing Loan Maturity Date must be less than 30 days after the date of such Borrowing but at least five (5) Business Days after the date of such Borrowing.
[9]	During the continuation of an Event of Default, this may only be 1-month Interest Period.
[10]	During continuation of an Event of Default, this may only be 1-month Interest Period.

B-1 & 2

[Company hereby represents and warrants that, as of this Notice, no Default or Event of Default has occurred or is continuing, and all representations and warranties of the Credit Parties contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided that with respect to any Revolving Commitment Increase incurred pursuant to Section 2.18 of the Credit Agreement, the proceeds of which are used to finance a Permitted Acquisition or other Investment permitted by this Agreement, the representations and warranties in Section 4.02(b) of the Credit Agreement shall be deemed to refer solely to the Specified Representations and the Specified Purchase Agreement Representations (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in such acquisition agreement (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or other Investment), for purposes of the making of such Specified Representations as of the closing date of such Permitted Acquisition or Investment, the definition of “material adverse effect” (or equivalent term), shall be qualified by the same exceptions and qualifications that apply to the definition of “closing date material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or other Investment)).]11

The account to which the proceeds of Loans requested hereunder are to be made available to the applicable Borrower is as follows:

Bank Name:

Bank Address:

ABA Number:

Account Number:

Attention:

Reference:

[The remainder of this page is intentionally left blank.]

[11]	To be applicable in accordance with Section 4.02(b) of the Credit Agreement.

B-1 & 2

BUILDERS FIRSTSOURCE, INC.,
a Borrower Representative

By:
Name:
Title:

B-1 & 2

EXHIBIT B-3

[FORM OF] LETTER OF CREDIT REQUEST

No.

Dated                             , 201_

SunTrust Bank,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

[                                                 ]

Attention: Letter of Credit Operations

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, dated as of May 29, 2013, among Builders FirstSource, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, SunTrust Bank, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent, the LC Issuer and the other parties thereto (as the same may be amended, modified, supplemented, extended, refinanced, replaced or amended and restated from time to time, the “Credit Agreement”).

Pursuant to Section 2.05 of the Credit Agreement, the undersigned hereby requests that             , as a LC Issuer, issue a Letter of Credit on             , 201     (the “Date of Issuance”) in the aggregate face amount of $                    , for the account of                     (the “LC Obligor”).

The beneficiary of the requested Letter of Credit will be             , and such Letter of Credit will be in support of             and will have a stated termination date of             .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(A) the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made or for the respective period; and

(B) no Default or Event of Default exists.

Copies of all documentation with respect to the supported transaction are attached hereto.

[The remainder of this page is intentionally left blank.]

B-3-1

Very truly yours,

[BUILDERS FIRSTSOURCE INC., as Parent Borrower

By:
Name:
Title: ]

[ADDITIONAL BORROWER], as the Borrower

By:
Name:
Title: ]

B-3-2

EXHIBIT C

[FORM OF]

GUARANTY

dated as of

May [            ], 2013

among

BUILDERS FIRSTSOURCE, INC.,

as the Parent Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

SUNTRUST BANK,

as Administrative Agent and Collateral Agent

SCHEDULES

Schedule I     Guarantors

EXHIBITS

Exhibit I     Form of Guaranty Supplement

This GUARANTY, dated as of May [            ], 2013, is among Builders FirstSource, Inc., a Delaware corporation (the “Parent Borrower”), and the other Guarantors set forth on Schedule I hereto and SunTrust Bank, as Administrative Agent and Collateral Agent for the Secured Creditors (as defined below).

Reference is made to the Credit Agreement, dated as of May 29, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto (together with the Parent Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Lenders party thereto from time to time and SunTrust Bank, as Administrative Agent (in such capacity, including any successor thereto, the “Administrative Agent”) and Collateral Agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor (as defined below). The Guarantors are affiliates of one another and will derive substantial, direct and indirect benefits from the extensions of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. The ABL/Bond Intercreditor Agreement governs the relative rights and priorities of the Pari Notes Debt Secured Parties and the ABL Secured Parties (each as defined in the ABL/Bond Intercreditor Agreement) in respect of the Notes First Lien Collateral and the ABL First Lien Collateral (and with respect to certain other matters as described therein). Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Credit Agreement Definitions.

(a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

“Agreement” means this Guaranty.

“Allocable Amount” has the meaning assigned to such term in Article III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guaranteed Obligations” mean the “Obligations” as defined in the Credit Agreement.

“Guarantors” means, collectively, the Parent Borrower and each other Guarantor listed on Schedule I hereto and any other Person that becomes a party to this Agreement after the Acquisition Date pursuant to Section 4.13 of this Agreement; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.12(b) of this Agreement, such Person shall cease to be a Guarantor hereunder effective upon such release.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Secured Creditors” has the meaning provided in the Credit Agreement.

“UFCA” has the meaning assigned to such term in Article III of this Agreement.

“UFTA” has the meaning assigned to such term in Article III of this Agreement.

ARTICLE II

Guarantee

Section 2.01 Guarantee.

Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. Each of the Guarantors waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Credit Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02 Guarantee of Payment.

Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Creditor to any security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Creditor in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or Borrower and whether or not any other Guarantor or Borrower be joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Creditor on any number of occasions.

Section 2.03 No Limitations.

(a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.12 of this Agreement, to the fullest extent permitted by applicable Law,

the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04) of this Agreement, the obligations of each Guarantor hereunder shall not be discharged impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Creditor or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Collateral Agent or any other Secured Creditor for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Secured Creditor; (vi) any change in the corporate existence, structure or ownership of any Credit Party, the lack of legal existence of any Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by any Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Credit Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Borrower, the Administrative Agent, any other Secured Creditor or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date; or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, any Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made)). Each Guarantor expressly authorizes the applicable Secured Creditors, to the extent permitted by the Security Agreement, to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04) of this Agreement, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the payment in full in cash of all the Guaranteed Obligations [(excluding contingent obligations as to which no claim has been made)]. The Administrative Agent and the other Secured Creditors may in accordance with the terms of the Security Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the

Guaranteed Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash [(excluding contingent obligations as to which no claim has been made)]. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Law, each Credit Party waives any and all suretyship defenses.

Section 2.04 Reinstatement.

Notwithstanding anything to contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Creditor upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of any Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05 Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Creditor has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Creditors in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III of this Agreement.

Section 2.06 Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Creditors will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations [(excluding contingent obligations as to which no claim has been made)] and the termination of all

Commitments to any Credit Party under any Loan Document. If any amount shall erroneously be paid to any Borrower or any other Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of such Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans made to another Credit Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment in full, in cash, of all of the Guaranteed Obligations [(excluding contingent obligations as to which no claim has been made)]. As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE IV

Miscellaneous

Section 4.01 Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.05 of the Credit Agreement. All communications and notice hereunder to a Guarantor other than the Parent Borrower shall be given in care of the Parent Borrower.

Section 4.02 Waivers; Amendment.

(a) No failure by any Secured Creditor to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Subject to the ABL/Bond Intercreditor Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 11.12 of the Credit Agreement.

Section 4.03 Administrative Agent’s and Collateral Agent’s Fees and Expenses; Indemnification.

(a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent and the Collateral Agent for its fees and expenses incurred hereunder as provided in Section 11.01 of the Credit Agreement; provided that each reference therein to “each Borrower” and the “the Borrowers” shall be deemed to be a reference to “each Guarantor” and “the Guarantors”, as applicable.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent, the Collateral Agent and the other Indemnitees (as defined in Section 11.02 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities or expenses to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Loans or the use, or proposed use of the proceeds therefrom, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. This Section 4.03(b) shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. No Indemnitee nor any Guarantor shall have any liability and each party hereby waives, any claim against any other party to this Agreement or any Indemnitee, for any special, punitive, indirect or consequential damages relating to this Agreement or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Guarantor, in respect of any such damages incurred or paid by an Indemnitee to a third party).

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby and secured by the Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, any other Loan Document, any Designated Hedge Agreement or any Cash Management Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Administrative Agent or Collateral Agent or any document governing any of the obligations arising under any Designated Hedge Agreement or Cash Management Agreement, or any investigation made by or on behalf of the Administrative Agent or any other Secured Creditor. All amounts due under this Section 4.03 shall be payable within twenty (20) Business Days of written demand therefor.

Section 4.04 Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Creditor that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except as provided in Section 11.06 of the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 4.05 Survival of Agreement.

All covenants, agreements, indemnities, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Secured Creditor or on its behalf and notwithstanding that any Secured Creditor may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.12 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06 Counterparts; Effectiveness; Several Agreement; Integration.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors, the Administrative Agent and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the Collateral Agent, the other Secured Creditors and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder. This Agreement constitutes the entire agreement among the parties hereto regarding the subject matter hereof and supersedes all prior agreements and understandings, oral or written, regarding such subject matter.

Section 4.07 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08 Choice of Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial.

The parties hereto agree that the provisions of Section 11.08 of the Credit Agreement shall apply to this agreement, mutatis mutandis as if fully set forth herein.

Section 4.10 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.11 Obligations Absolute.

All rights of the Collateral Agent, the Administrative Agent and the other Secured Creditors hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 hereof, but without prejudice to reinstatement rights under Section 2.04 hereof, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.12 Termination or Release.

(a) This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when (i) the Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations (other than those relating to any Designated Hedge Agreement, cash management obligations constituting Obligations and indemnification and other contingent obligations for which no demand has been made and obligations in respect of Letters of Credit that have been Cash Collateralized) incurred hereunder and under the other Loan Documents, have been paid in full and (ii) all principal and interest in respect of each Loan and all other Guaranteed Obligations (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Guaranteed Obligations in respect of obligations that may thereafter arise with respect to any Designated Hedge Agreement or any secured Cash Management Agreement, in each case, not yet due and payable, unless the Collateral Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to each applicable Designated Hedge Creditor or Cash Management Bank in respect thereof have not been made) shall have been paid in full in cash, provided, however, that in connection with the termination of this Agreement, the Administrative Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Creditors against (x) loss on account of credits previously applied to the Guaranteed Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to Designated Hedge Agreements or secured Cash Management Agreements to the extent not provided for thereunder.

(b) A Guarantor that is a Restricted Subsidiary shall automatically be released in the circumstances set forth in Sections 9.01(b) and 11.27 of the Credit Agreement.

(c) In connection with any termination or release pursuant to clauses (a) or (b) above, the Administrative Agent and the Collateral Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.12 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(d) At any time that the respective Guarantor desires that the Administrative Agent or the Collateral Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to clause (a) or (b) above. The Administrative Agent and the Collateral Agent shall have no liability whatsoever to any Secured Creditor as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.12.

Section 4.13 Additional Restricted Subsidiaries.

Each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.09 of the Credit Agreement shall enter in this Agreement as Guarantor (for avoidance of doubt, the Company and each other Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Guaranty Supplement in accordance with the provisions of this Section 4.13 and any such Restricted Subsidiary shall be a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein). Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guaranty Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.14 Recourse; Limited Obligations.

This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Creditor that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

Section 4.15 Intercreditor Agreements.

The Guarantors, the Collateral Agent and the Administrative Agent acknowledge that the exercise of certain of the Collateral Agent’s and the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the ABL/Bond Intercreditor Agreement. Except as specified herein, nothing contained in the ABL/Bond Intercreditor Agreement or any other Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement, which, as among the Guarantors, the Collateral Agent and the Administrative Agent shall remain in full force and effect.

Section 4.16 Savings Clause.

(a) It is the intent of each Guarantor and the Administrative Agent that each Guarantor’s maximum obligations hereunder shall be, but not in excess of:

(i) in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Administrative Agent or the Secured Creditors) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii) in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Creditors) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii) in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Creditors) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(b) The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Creditors) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in these Sections 4.18(a)(i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Creditors), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

(c) This Section 4.18 is intended solely to preserve the rights of the Administrative Agent and the Secured Creditors hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 4.18 as against the Administrative Agent or Secured Creditors that would not otherwise be available to such Person under the Avoidance Provisions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTORS: BUILDERS FIRSTSOURCE, INC.

By:
Name:
Title:

BUILDERS FIRSTSOURCE HOLDINGS, INC.
BUILDERS FIRSTSOURCE – DALLAS, LLC
BUILDERS FIRSTSOURCE – FLORIDA, LLC
BUILDERS FIRSTSOURCE – RALEIGH, LLC
BUILDERS FIRSTSOURCE – ATLANTIC GROUP, LLC
BUILDERS FIRSTSOURCE – TEXAS GENPAR, LLC
BUILDERS FIRSTSOURCE – MBS, LLC
BUILDERS FIRSTSOURCE – FLORIDA DESIGN CENTER, LLC
BUILDERS FIRSTSOURCE – SOUTHEAST GROUP, LLC
BFS TEXAS, LLC
BFS IP, LLC
BUILDERS FIRSTSOURCE – TEXAS GROUP, L.P.
BUILDERS FIRSTSOURCE – SOUTH TEXAS, L.P.
BUILDERS FIRSTSOURCE – INTELLECTUAL PROPERTY, L.P.
BUILDERS FIRSTSOURCE – TEXAS INSTALLED SALES, L.P.

By:
Name:
Title:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

SUNTRUST BANK, as Administrative Agent and as Collateral Agent

By:
Name:
Title:

SCHEDULE I TO GUARANTY

GUARANTORS

Builders FirstSource Holdings, Inc.	Delaware
Builders FirstSource – Dallas, LLC	Delaware
Builders FirstSource – Florida, LLC	Delaware
Builders FirstSource – Atlantic Group, LLC	Delaware
Builders FirstSource – Raleigh, LLC	Delaware
Builders FirstSource – Texas Genpar, LLC	Delaware
Builders FirstSource – MBS, LLC	Delaware
Builders FirstSource – Florida Design Center, LLC	Delaware
Builders FirstSource – Southeast Group, LLC	Delaware
BFS Texas, LLC	Delaware
BFS IP, LLC	Delaware
Builders FirstSource – Texas Group, L.P.	Texas
Builders FirstSource – South Texas, L.P.	Texas
Builders FirstSource – Intellectual Property, L.P.	Texas
Builders FirstSource – Texas Installed Sales, L.P.	Texas

EXHIBIT I TO GUARANTY

FORM OF GUARANTY SUPPLEMENT

SUPPLEMENT NO.             dated as of                     , 20     , to the Guaranty dated as of May [ ], 2013, among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Parent Borrower”), the other Guarantors party thereto from time to time and SUNTRUST BANK, as Administrative Agent and Collateral Agent for the Secured Creditors (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Guaranty”).

A. Reference is made to the Credit Agreement, dated as of May 29, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto (together with the Parent Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Lenders party thereto from time to time and SunTrust Bank, as Administrative Agent and Collateral Agent for the Lenders.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty, as applicable.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans to the Borrowers. Section 4.13 of the Guaranty provides that additional Restricted Subsidiaries of the Guarantors may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 4.13 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Creditors that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Supplement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

Section 5. The parties hereto agree that the provisions of Section 11.08 of the Credit Agreement shall apply to this agreement, mutatis mutandis as if fully set forth herein.

Section 6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement as provided in Section 4.03(a) of the Guaranty.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

BUILDERS FIRSTSOURCE, INC.

AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement, dated as of May 29, 2013 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto, SUNTRUST BANK, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent and each lender from time to time party thereto, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Parent Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the incurrence of the other Indebtedness on the date hereof, and after giving effect to the application of the proceeds of such other Indebtedness:

a. The fair value of the properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis;

b. The present fair saleable value of the assets of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Parent Borrower and its Restricted Subsidiaries on their debts as they become absolute and matured;

c. The Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; and

d. The Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Parent Borrower and its Restricted Subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Company and its Restricted Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its subsidiaries after consummation of the Transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Parent Borrower, on behalf of the Parent Borrower, and not individually, as of the date first stated above.

BUILDERS FIRSTSOURCE, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

To:	The Administrative Agent, on behalf of itself and the Lenders parties to the
Credit Agreement described below

Reference is made to that certain Credit Agreement, dated as of May 29, 2013 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto and SUNTRUST BANK, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement. Pursuant to Section 6.01(c)(x) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of the Company, certifies as follows:

1. [Attached hereto as Exhibit A are the projections required to be delivered pursuant to Section 6.01(d) of the Credit Agreement. Such projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such projections. Actual results may vary from such projections and such variations may be material.]1

2. [Attached hereto as Schedule 1 are reasonably detailed calculations setting forth the Fixed Charge Coverage Ratio as of the last day of the Testing Period most recently ended on or prior to the date.]2

3. [Attached hereto as Schedule 2 is the information required to be delivered pursuant to Sections [6.01(c)(B) and 6.01(c)(C)] of the Credit Agreement.]3

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	To be included in the annual compliance certificate beginning with the fiscal year ending December 31, 2014.
[2]	Such calculations shall be delivered within five (5) Business Days after the date on which notice has been provided by the Administrative Agent to the Parent Borrower of the occurrence of a Trigger Event
[3]	Item 2 may be disclosed in a separate certificate no later than five (5) business days after delivery of the financial statements pursuant to Sections 6.01(a) and (b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Financial Officer of the Company and has caused this certificate to be delivered as of the date first set forth above.

BUILDERS FIRSTSOURCE, INC.

By:
Name:
Title: Financial Officer

EXHIBIT A

TO COMPLIANCE CERTIFICATE

[To include applicable projections]

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

[Form attached]

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

[To include applicable information]

EXHIBIT F

FORM OF CLOSING CERTIFICATE

[Date]

Reference is made to the Credit Agreement dated as of the date hereof (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Builders FirstSource, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent and Collateral Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 4.01 of the Credit Agreement.

I,                     , [                    ] of the Company, on behalf of the Company and its Subsidiaries, DO HEREBY CERTIFY that:

(a) as of the date hereof, the representations and warranties of the Credit Parties contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects (or, if qualified by “materiality,” “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date or period, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made or for the respective period, as the case may be; provided that with respect to any Revolving Commitment Increase incurred pursuant to Section 2.18 of the Credit Agreement, the proceeds of which are used to finance a Permitted Acquisition or other Investment permitted by this Agreement, the representations and warranties in Section 4.02(b) of the Credit Agreement shall be deemed to refer solely to the Specified Representations and the Specified Purchase Agreement Representations (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in such acquisition agreement (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or other Investment), for purposes of the making of such Specified Representations as of the closing date of such Permitted Acquisition or Investment, the definition of “material adverse effect” (or equivalent term), shall be qualified by the same exceptions and qualifications that apply to the definition of “closing date material adverse effect” (or equivalent term defined in the acquisition, merger or similar agreement in connection with such Permitted Acquisition or other Investment)); and

(b) no Default or Event of Default has occurred and is continuing at the date hereof.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

Name:
Title:

F-1

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Selected as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower(s): Builders FirstSource, Inc. and the other Borrowers under the Credit Agreement

4.	Administrative Agent: SUNTRUST BANK, including any successor thereto, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of May 29, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time), among Builders FirstSource, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, the Lenders and SunTrust Bank, as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number

			$	$	%

			$	$	%

			$	$	%

7.	Trade Date: ][10]

Effective Date:             , 20    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Loans,” etc.).
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name: Title:

[Consented to and][11] Accepted:

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

[Consented to:

BUILDERS FIRSTSOURCE, INC.

By:
Name:
Title: ][12]

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [[the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(c) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(c)) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, [and] (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee [,] [and]; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Annex I-1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I-2

EXHIBIT H-1

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 29, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (together with the Parent Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Lenders party thereto from time to time and SUNTRUST BANK, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.02(g)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished to the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrowers and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrowers or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                     , 20[ ]

H-1-2

EXHIBIT H-2

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 29, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (together with the Parent Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Lenders party thereto from time to time and SUNTRUST BANK, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.02(g)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-2-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                     , 20[ ]

H-2-2

EXHIBIT H-3

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 29, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (together with the Parent Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Lenders party thereto from time to time and SUNTRUST BANK, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.02(g)(ii)(B) and Section 11.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-3-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                     , 20[ ]

H-3-2

EXHIBIT H-4

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 29, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (together with the Parent Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Lenders party thereto from time to time and SUNTRUST BANK, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.02(g)(ii)(B) and 11.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-4-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                     , 20[ ]

H-4-2

EXHIBIT I

ABL/BOND INTERCREDITOR AGREEMENT

[See Exhibit 10.2]

I-1

EXHIBIT J

[FORM OF]

INTERCOMPANY NOTE

May [ ], 2013

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (i) that certain Credit Agreement, dated as of May 29, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (together with the Borrower, the “Borrowers”), the Lenders from time to time parties thereto, SUNTRUST BANK, as administrative agent and collateral agent for the Lenders thereunder (the “Agent”) and the other parties thereto and (ii) that certain ABL/Bond Intercreditor Agreement, dated as of May 29, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL/Bond Intercreditor Agreement”), among [                    ], as collateral agent for the Notes Secured Parties (as defined therein; together with its successor and assigns in such capacity, the “Notes Collateral Agent”), SunTrust Bank, as agent for the ABL Secured Parties (as defined therein; together with its successor and assigns in such capacity, the “ABL Agent”), the Parent Borrower, and each of the Subsidiaries of the Parent Borrwer listed on the signature pages thereto. Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the ABL/Bond Intercreditor Agreement.

This Note shall be pledged by each Payee that is a Credit Party (as defined in the Credit Agreement; each a “Credit Party Payee” and collectively, the “Credit Party Payees”) (i) to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, pursuant to the Notes Security Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Notes Debt and (ii) to the ABL Agent, for the benefit of the ABL Secured Parties, pursuant to the ABL Security Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s ABL Debt Obligations. Each Payee hereby acknowledges and agrees that (i) after the occurrence of and during the continuance of an Event of Defaultunder and as defined in the Notes Documents, but subject to the terms of the ABL/Bond Intercreditor Agreement, Notes Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Notes Documents and otherwise available to it, exercise all rights of the Credit Party Payees with respect to this Note and (ii) after the occurrence of and during the continuance of an Event of Default under and as defined in the ABL Debt Documents, but subject to the terms of the ABL/Bond Intercreditor Agreement, the Agent may, in addition to the other rights and remedies provided pursuant to the ABL Debt Documents and otherwise available to it, exercise all rights of the Credit Party Payees with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receiver-ship, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Credit Party Payee, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Credit Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Credit Party (as defined in the Credit Agreement) to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Secured Obligations of such Payor to the ABL Secured Parties until the Termination Date (as defined in the Security Agreement, dated as of the date hereof, by and among the Borrowers, each other Grantor from time to time party thereto and the ABL Agent) and to all Senior Secured Obligations of such Payor to the Notes Secured Parties until the Termination Date (as defined in that certain Security Agreement, dated as of the date hereof, by and among the [Issuer], each other Grantor from time to time party thereto and the Notes Collateral Agent); provided that each Payor may make payments to the applicable Payee so long as no Event of Default under, and as defined in, either the ABL Debt Documents or the Notes Documents shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the ABL Debt Documents and the Notes Documents), whether or not involving insolvency or bankruptcy, then, if an Event of Default (as defined in either the ABL Debt Documents or the Notes Documents) has occurred and is continuing (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than obligations of any Credit Party (as defined in the Credit Agreement) arising under any Designated Hedge Agreement (as defined in the Credit Agreement), and obligations of any Credit Party (as defined in the Credit Agreement) arising under any Cash Management Agreements (as defined in the Credit Agreement) or contingent indemnification obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than obligations of any Credit Party (as defined in the Credit Agreement) arising under any Designated Hedge Agreement (as defined in the Credit Agreement), and obligations of any Credit Party (as defined in the Credit Agreement) arising under any Cash Management Agreements (as defined in the Credit Agreement) or contingent indemnification obligations), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default (as under and defined in either the ABL Debt Documents or the Notes Documents) occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note;

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than [Restructured Debt Securities]), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than obligations of any Credit Party (as defined in the Credit Agreement) arising under any Designated Hedge Agreement (as defined in the Credit Agreement), and obligations of any Credit Party (as defined in the Credit Agreement) arising under Cash Management Agreements (as defined in the Credit Agreement) or contingent indemnification obligations), such payment or distribution shall be held in trust by [            ] for the benefit of the Secured Parties, and shall be paid over or delivered in accordance with the Security Documents, subject to the terms of the ABL/Bond Intercreditor Agreement; and

(iv) Each Payor agrees to file all claims against each relevant Payee in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Notes Collateral Agent and the ABL Agent (each a “Collateral Agent” and collectively, the “Collateral Agents”) shall be entitled to all of such Payor’s rights thereunder. If for any reason a Payor fails to file such claim at least ten (10) days prior to the last date on which such claim should be filed, such Payor hereby irrevocably appoints each Collateral Agent as its true and lawful attorney-in-fact and each Collateral Agent is hereby authorized to act as attorney-in-fact in such Payor’s name to file such claim or, in such Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of such Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the applicable Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payor hereby assigns to each of the Collateral Agents all of such Payor’s rights to any payments or distributions to which such Payor otherwise would be entitled. If the amount so paid is greater than such Payor’s liability hereunder, the Collateral Agents shall pay the excess amount to the party entitled thereto under the ABL/Bond Intercreditor Agreement and applicable law. In addition, each Payor hereby irrevocably appoints each Collateral Agent as its attorney-in-fact to exercise all of such Payor’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payee.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of each Collateral Agent and the other Secured Creditors. Each Collateral Agent and the other Secured Creditors are obligees under this Note to the same extent as if their names were written herein as such and each Collateral Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Credit Party (as defined in the Credit Agreement) shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any Security Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any other Subsidiary.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall be automatically incorporated to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

BUILDERS FIRSTSOURCE, INC.

By:
Name:
Title:

BUILDERS FIRSTSOURCE HOLDINGS, INC.
BUILDERS FIRSTSOURCE – DALLAS, LLC
BUILDERS FIRSTSOURCE – FLORIDA, LLC
BUILDERS FIRSTSOURCE – RALEIGH, LLC
BUILDERS FIRSTSOURCE – ATLANTIC GROUP, LLC
BUILDERS FIRSTSOURCE – TEXAS GENPAR, LLC
BUILDERS FIRSTSOURCE – MBS, LLC
BUILDERS FIRSTSOURCE – FLORIDA DESIGN CENTER, LLC
BUILDERS FIRSTSOURCE – SOUTHEAST GROUP, LLC
BFS TEXAS, LLC
BFS IP, LLC
BUILDERS FIRSTSOURCE – TEXAS GROUP, L.P.
BUILDERS FIRSTSOURCE – SOUTH TEXAS, L.P.
BUILDERS FIRSTSOURCE – INTELLECTUAL PROPERTY, L.P.
BUILDERS FIRSTSOURCE – TEXAS INSTALLED SALES, L.P.

By:
Name:
Title:

SCHEDULE I

EXHIBIT K

[FORM OF]

ADDITIONAL BORROWER AGREEMENT

THIS ADDITIONAL BORROWER AGREEMENT (this “Agreement”), dated as of             ,         , 20    , is entered into between                             , a                     (the “New Subsidiary”) and SUNTRUST BANK, as Administrative Agent, under that certain Credit Agreement, dated as of May 29, 2013 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among BUILDERS FIRSTSOURCE, INC., a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto and SUNTRUST BANK, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Borrower under the Credit Agreement for all purposes of the Credit Agreement and shall have all of the obligations of any of the Borrowers thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article V of the Credit Agreement (to the extent made or deemed made on or after the effective date hereof), (b) all of the covenants set forth in Articles VI and VII of the Credit Agreement and (c) all of the terms and conditions set forth in the Credit Agreement to the same extent as each of the other Borrowers as if it had been a party thereto as a Borrower and does hereby assume each of the obligations imposed upon a Borrower under the Credit Agreement.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Loan Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement including, without limitation, the Guaranty and a joinder agreement with respect to the Security Agreement.

3. The New Subsidiary hereby agrees that each reference in the Credit Agreement to a “Borrower” shall also mean and be a reference to the New Subsidiary.

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

EXHIBIT L

[FORM OF] SECURED HEDGE DESIGNATION AGREEMENT

[Date]

SunTrust Bank

[                    ]

Attention: [                    ]

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement, dated as of May 29, 2013 (as amended, the “Credit Agreement”), among Builders FirstSource, Inc., a Delaware corporation, as the Borrower Agent and a Borrower, each other Borrower from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and SunTrust Bank, as Administrative Agent and Collateral Agent. Any capitalized term used herein and not defined herein has the meaning assigned to it in the Credit Agreement.

The ISDA Master Agreement (including the Schedule attached thereto, and as may be amended, modified, or supplemented from time to time, the “ISDA Agreement”), dated as of [—], between Builders FirstSource, Inc. and the undersigned Lender (or one of its Affiliates) (in such capacity, the “Hedge Bank”), together with each Confirmation (as such term is defined in the ISDA Agreement) effected pursuant to the ISDA Agreement (so long as any such Confirmation otherwise meets the definition of “Designated Hedge Agreement” as defined in the Credit Agreement), is hereby designated by each of the undersigned as a “Designated Hedge Agreement” pursuant to, and in accordance with, the terms of the Credit Agreement.

[Remainder of page intentionally left blank.]

Very truly yours,

Builders FirstSource,Inc., as Borrower

By:
Name:
Title:

[—] as Hedge Bank

By:
Name:
Title:

EXHIBIT M

[FORM OF] BORROWING BASE CERTIFICATE

[Date]

Reference is made to the Credit Agreement, dated as of May 29, 2013 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Builders FirstSource, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent and Collateral Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

Pursuant to Section 6.01(f) of the Credit Agreement, the undersigned hereby certifies that the information attached as Annex I hereto is true, complete, and accurate as of the close of business on                  , 2013.

In addition, as of the date hereof, the undersigned hereby represents and warrants (on behalf of the Company and not in the undersigned’s individual capacity) that (a) all Receivables included in the calculation of Eligible Receivables, Eligible Credit Card Receivables, Eligible Unbilled Receivables or Eligible Billings on such Borrowing Base Certificate satisfy the applicable requirements included in the definitions of “Eligible Receivable,” Eligible Credit Card Receivables,” “Eligible Unbilled Receivables,” or Eligible Billings, as applicable and (b) all Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfies the applicable requirements of an “Eligible Inventory,” “Eligible Letter of Credit Inventory” or “Eligible In-Transit Inventory” as applicable, except, in the case of clauses (a) and (b), where the failure to satisfy such requirements is not materially adverse to the interests of the Lenders.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

Name:
Title:

M-1

ANNEX I

Borrowing Base Calculation

[To include applicable information]

M-2